As filed with the Securities and Exchange Commission on August 11, 2004

Registration No. 333-115812

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

TARANTELLA, INC.

(Exact name of Registrant as specified in its charter)

California	3577	94-2549086
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Tarantella, Inc.

425 Encinal Street

Santa Cruz, CA 95060

(831) 427-7222

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John M. Greeley

Chief Financial Officer

Tarantella, Inc.

425 Encinal Street

Santa Cruz, California 95060

(831) 427-7222

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Legal Department	Michael J. Danaher
Tarantella, Inc.	Wilson Sonsini Goodrich & Rosati
425 Encinal Street	Professional Corporation
Santa Cruz, California 95060	650 Page Mill Road
(831) 427-7222	Palo Alto, California 94304-1050
(650) 493-9300

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount To be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, no par value (including Preferred Stock Purchase Rights (3))(4)	24,085,891 shares	$1.63	$39,260,002	$4,974.24

(1)	Estimated solely for the purpose of computing the amount of the registration fee, in accordance with to Rule 457(c) promulgated under the Securities Act of 1933 based on the last sale reported on May 21, 2004.
(2)	A filing fee of $4,999.68 was previously paid.
(3)	Rights trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.
(4)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, also includes such indeterminate number of shares as may become issuable upon stock splits, stock dividends and other similar events.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 11, 2004

PROSPECTUS

24,085,891 Shares

Common Stock

This prospectus relates to up to 24,085,891 shares of our common stock that may be disposed of from time to time by the shareholders listed in “Selling Shareholders” on page 52 of this prospectus. We have issued these shares or rights to purchase these shares to the selling shareholders in several transactions described below:

•	Up to 80,000 shares of our common stock issuable upon exercise of warrants issued to certain individuals in connection with a financial advisory and investment banking agreement with EarlyBirdCapital, Inc. entered into in April 2002.

•	1,468,845 shares of our common stock issued in connection with our acquisition in June 2003 of New Moon Systems, Inc.

•	1,950,000 shares of our common stock, and up to an additional 1,950,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in September 2003.

•	570,250 shares of our common stock issued in December 2003 to five of our executive officers and directors as part of their calendar year 2004 compensation.

•	2,750,000 shares of our common stock, and up to an additional 550,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in December 2003.

•	90,000 shares of our common stock issued to InteSec Group LLC in January 2004 as compensation for performance as an independent contractor.

•	11,678,580 shares of our common stock, and up to an additional 2,658,216 shares of our common stock issuable upon exercise of warrants issued to certain investors and placement agents in a private placement transaction in February 2004.

•	140,000 shares of our common stock issued in March 2004 to Olympus Securities, LLC as payment for a finders fee for the December 2003 private placement.

•	100,000 shares of our common stock, and up to 100,000 shares of our common stock issuable upon exercise of warrants issued in connection with our March 2004 acquisition of Caststream, Inc.

In all cases, the selling shareholders will receive all of the net proceeds from the disposition of the shares under this prospectus and will pay all brokerage fees and selling commissions, if any, applicable to the sale of the shares. We will not receive any proceeds from the disposition of shares by the selling shareholders.

Our common stock is trading on the Over-the-Counter markets and is quoted on the Pink Sheets under the symbol “TTLA.PK.” On August 10, 2004, the closing sales price of our common stock as reported by the Pink Sheets was $1.50 per share.

You should consider carefully the risk factors beginning on page 3 of this prospectus before purchasing any of our common stock offered under this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                  , 2004.

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy shares in any jurisdiction where such offer or any sales of shares would be unlawful. The information in this prospectus is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus or any sale of shares. In this prospectus, the “Company,” “Tarantella,” “we,” “us,” and “our” refer to Tarantella, Inc., a California corporation.

PROSPECTUS SUMMARY

In this prospectus, the “Company,” “Tarantella,” “we,” “us,” and “our” refer to Tarantella, Inc., a California corporation.

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

Tarantella, Inc.

We are a leading provider of internet infrastructure software that enables web-based access to enterprise applications by client devices, such as personal computers, network terminals known as “thin clients” and handheld devices. We are headquartered in Santa Cruz, California, operate development centers in the United States, the United Kingdom and India, and have sales representatives in the U.S., U.K., Germany, the Netherlands, Canada, Brazil, France, Spain and Italy. Our products are sold through the internet and an integrated worldwide channel of Tarantella account executives, distributors, value-added resellers, systems integrators and computer and software manufacturers. We maintain exclusive distribution relationships in Japan as well as distribution and agent relationships in China and Northern and Southeast Asia. In total, our products are available directly and through resellers in more than 30 countries.

Our flagship product, Tarantella Secure Global Desktop™ Enterprise Edition, is a UNIX/Linux-based application access suite that is installed in corporations and governmental agencies around the world. We also offer Secure Global Desktop Terminal Services Edition, a Windows-based application access suite of products, intended for small to mid-sized business customers and departmental deployments with Windows-only infrastructure. In March 2004, we acquired Caststream, Inc., and added its cast:stream e-learning and online presentation delivery software to our product offerings. We also offer the Vision2K suite of access products, which extends the power and dependability of UNIX servers to the Windows desktop environment and provides character-based and graphical user interface access to UNIX applications.

Our objectives are to remain a leading provider of internet infrastructure software, expand our market share in the server-based computing industry, and expand our product offerings with compatible products and capabilities, as we are doing with our cast:stream e-learning and online presentation delivery products. Our business strategy for achieving these goals includes the following elements:

•	Continue to focus on the application access needs of Forbes Magazine Global 2000 firms, government agencies and mobile service providers, and deliver purpose-built, non-invasive, non-disruptive infrastructure software solutions to meet the needs of new classes of users and applications, including new wireless applications, home information service providers and web services applications;

•	Continue to develop and expand strategic relationships with leading companies such as Sun MicroSystems, Microsoft Corporation and IBM Corporation to make our Secure Global Desktop Enterprise Edition product more readily available to users;

•	Expand into new sales channels by emphasizing direct sales via the internet where our product offerings or the way they are licensed and supported makes it appropriate to do so;

•	Expand the market share for our Windows-based product offerings, by offering attractive license and support terms that make them compelling alternatives to competing products.

We were incorporated in California in 1979 under the name The Santa Cruz Operation, Inc. On May 4, 2001, we completed the sale of our Server Software and Professional Services Divisions to Caldera Systems, Inc., retaining the Tarantella Division. Upon the completion of the sale, we changed our corporate name to Tarantella, Inc.

Our principal executive offices are located at 425 Encinal Street, Santa Cruz, California 95060. Our telephone number is (831) 427-7222. Our internet addresses are http://www.tarantella.com and http://www.caststream.com. Information contained on our websites or that is accessible through our websites should not be considered to be part of this prospectus.

Tarantella, Tarantella Enterprise 3, Tarantella Secure Global Desktop, Canaveral iQ, New Moon Systems, Caststream, cast:stream, Vision 2K, PartnerConnect and the Tarantella logo are trademarks or registered trademarks of Tarantella in the USA and other countries. Other trademarks and trade names appearing in this prospectus are the property of their respective holders.

Up to 24,085,891 shares of our common stock are being offered by the selling shareholders listed beginning on page 52 of this prospectus. We will not receive any proceeds from the sale of shares by the selling shareholders.

We issued the shares of common stock to be sold by the selling shareholder in the following transactions:

•	Up to 80,000 shares of our common stock issuable upon exercise of warrants issued to certain individuals in connection with a financial advisory and investment banking agreement with EarlyBirdCapital, Inc. entered into in April 2002.

•	1,468,845 shares of our common stock issued in connection with our acquisition in June 2003 of New Moon Systems, Inc.

•	1,950,000 shares of our common stock, and up to an additional 1,950,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in September 2003.

•	570,250 shares of our common stock issued in December 2003 to five of our executive officers and directors as part of their calendar year 2004 compensation.

•	2,750,000 shares of our common stock, and up to an additional 550,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in December 2003.

•	90,000 shares of our common stock issued to InteSec Group LLC in January 2004 as compensation for performance as an independent contractor.

•	11,678,580 shares of our common stock, and up to an additional 2,658,216 shares of our common stock issuable upon exercise of warrants issued to certain investors and placement agents in a private placement transaction in February 2004.

•	140,000 shares of our common stock issued in March 2004 to Olympus Securities, LLC as payment for a finders fee for the December 2003 private placement.

•	100,000 shares of our common stock, and up to 100,000 shares of our common stock issuable upon exercise of warrants issued in connection with our March 2004 acquisition of Caststream, Inc.

RISK FACTORS

An investment in our common stock involves many risks. You should carefully consider the following information about these risks, together with the financial and other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer. In these circumstances, the market price of our common stock could decline, and you might lose all or part of your investment in our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

Fluctuations in our operating results on a quarterly and annual basis could cause the market price of our common stock to decline.

The results of our operations for any quarter or fiscal year are not necessarily indicative of the results to be expected in future periods. Our operating results have in the past been, and will continue to be, subject to quarterly and annual fluctuations as a result of a number of factors, including but not limited to:

•	overall technology spending;

•	changes in general economic conditions and specific market conditions in the internet infrastructure industry;

•	rapid technological changes that can adversely affect the demand for our products;

•	fluctuations in demand for our products and services;

•	the public’s perception of our company and our products;

•	the long sales and implementation cycle for our products;

•	general industry trends and the potential effects of price and product competition in the internet infrastructure industry;

•	the introduction and acceptance of new technologies;

•	reductions in sales to, or loss of, significant customers;

•	the timing of orders, timing of shipments, and the ability to satisfy all contractual obligations in customer contracts;

•	the impact of acquired technologies and businesses;

•	our ability to control spending and achieve targeted cost reductions;

•	our ability to generate cash adequate to continue operations;

•	the potential loss of key employees;

•	our ability to attract and retain qualified personnel;

•	adverse changes in the value of our equity investments in third parties; and

•	the ability of our customers and suppliers to obtain financing or to fund capital expenditures.

As a consequence, operating results for any particular future period are difficult to predict, and such unpredictability may cause the price of our stock to fluctuate or decline. We participate in a highly dynamic industry and future results could be subject to significant volatility, particularly on a quarterly basis. Our revenues and operating results may be unpredictable due to our shipment patterns. We operate with little backlog of orders because our products are generally shipped as orders are received. In general, a substantial portion of our revenues have been booked and shipped in the third month of each fiscal quarter, with a concentration of these revenues in the latter half of that third month. In addition, the timing of closing of large license contracts and the release of new products and product upgrades increase the risk of quarter to quarter fluctuations and the uncertainty of quarterly operating results. Our staffing and operating expense levels are based on an operating plan and are relatively fixed throughout the quarter. As a result, if revenues are not realized in the quarter as expected, our expected operating results and cash balances could be adversely affected, and such effect could be substantial and could result in an operating loss and depletion of our cash balances.

We may never achieve profitability in the future.

Following our divestiture of our server software and professional services divisions in May 2001, we have not achieved profitability, and may never generate sufficient revenues to achieve profitability. As of March 31, 2004 we had an accumulated deficit of $131.3 million. Many of our operating expenses are relatively fixed in nature, particularly in the short term, and we expect to continue to incur significant operating expenses in connection with the expansion of our sales and marketing efforts. We also expect to incur noncash charges relating to amortization of intangibles related to past acquisitions. We must therefore generate revenues sufficient to offset these increased expenses in order for us to become profitable. We cannot assure you that we will successfully generate sufficient revenues or that we will ever achieve profitability. If we do achieve profitability, we may not be able to sustain our profitability.

We compete in the highly competitive internet infrastructure market.

The industry has become increasingly competitive and, accordingly, our results may also be adversely affected by the actions of existing or future competitors, including the development of new technologies, the introduction of new products, and the reduction of prices by such competitors to gain or retain market share. Our results of operations could be adversely affected if we are required to lower our prices significantly or our products or technologies are rendered obsolete or less attractive to customers.

We depend on the development and acceptance of new products in a rapidly changing market.

The market for our products is characterized by rapidly changing technology, evolution of new industry standards, and frequent introductions of new products and product enhancements. Our success will depend upon our continued ability to enhance our existing products, to introduce new products on a timely and cost-effective basis to meet evolving customer requirements, to achieve market acceptance for new product offerings, and to respond to emerging industry standards and other technological changes. There can be no assurance that we will be successful in developing new products or enhancing our existing products or that such new or enhanced products will receive market acceptance. Our success also depends upon our ability to license from third parties and to incorporate into our products new technologies that become industry standards. There can be no assurance that we will continue to obtain such licenses on favorable terms or at all or that we will successfully incorporate such third-party technologies into our own products. We anticipate new releases of products in our current fiscal year ending September 30, 2004. There can be no assurance that such new releases will not be affected by technical problems or “bugs”, as is common in the software industry. Furthermore, there can be no assurance that these or other future product introductions will not be delayed. Delays in the availability, or a lack of market acceptance, of new or enhanced products could have an adverse effect on our business. There can be no assurance that product introductions in the future will not disrupt product revenues and adversely affect operating results.

We are exposed to general economic and market conditions that affect the software industry.

Any significant downturn in our customers’ markets, or domestic and global conditions, which result in a decline in demand for their software and services could harm our business. The recent state of the economy has had a negative impact on the software industry. This could result in customers continuing to delay or cancel orders for software. Any of these occurrences could have a significant impact on our operating results, revenues and costs and may cause the market price of our common stock to decline or become more volatile. Our future operating results may be affected by various uncertain trends and factors that are beyond our control. These include adverse changes in general economic conditions and rapid or unexpected changes in the technologies affecting our products. The process of developing new high technology products is complex and uncertain and requires accurate anticipation of customer needs and technological trends.

Any inability to hire, retain or integrate key personnel will impact our business.

We rely heavily on the contributions of our senior management and other key management and technical personnel. The competition for such employees is extremely intense, particularly in the technology-centric regions where we operate. We may not be able to hire, retain and integrate such key personnel. The loss of any individual member of our management team or other key employees may create disruptions in our business. In fact, most of our senior management team, including:

•	Francis E. Wilde, our Chief Executive Officer (CEO), President and a director;

•	John M. Greeley, our Vice President and Chief Financial Officer;

•	Gregory Quinn, our Vice President North American Operations and Strategic Alliances;

•	Stephen Bannerman, our Chief Marketing Officer;

•	E. Joseph Vitetta, Jr., our Vice President Corporate Development and Corporate Secretary; and

•	Joseph Makoid, our Vice President OEM Sales.

joined us recently between December 2003 and January 2004. Our ability to integrate and retain these members of our management team and other employees we hire is crucial to our success. If we fail to do so, or if we experience further changes in our management team, our business may be adversely affected.

Furthermore, we have historically used stock options and other forms of equity-related compensation as a key component to our employee compensation program in order to align employees’ interests with the interests of shareholders, encourage employee retention, and provide competitive compensation packages. In recent periods, a majority of our employee stock options have had exercise prices in excess of our stock price, which may affect our ability to retain or attract present and prospective employees. In addition, the Financial Accounting Standards Board and other agencies have proposed, and are currently considering, changes to United States generally accepted accounting principles that would require us and other companies to record a charge to earnings for employee stock option grants and other equity incentives. These and other developments in the provision of equity compensation to employees could make it more difficult to attract, retain and motivate employees and result in additional expenses to us.

Cost of revenues may be affected by changes in the mix of products and services.

Our overall cost of revenues may be affected by changes in the mix of net revenue contribution between licenses and services, geographical regions and channels of distribution, as the costs associated with these revenues may be substantially different. We may also experience a change in margin as net revenues increase or decrease since technology costs and services costs are fixed within certain volume ranges.

Our operational results may be affected by price variations.

Our results of operations could be adversely affected if we are to lower our prices significantly. In the event we reduce our prices, our standard terms for selected distributors would be to provide credit for inventory ordered in the previous 180 days, such credits to be applied against future purchases. As a matter of policy, we do not allow product returns for a refund. Product returns are generally allowances for stock balancing and are accompanied by compensating and offsetting orders. Revenues are net of a provision for estimated future stock balancing and excess quantities above levels we believe are appropriate in our distribution channels.

Our revenues may be affected by the seasonality of revenues in the European and Government markets.

We experience seasonality of revenues for both the European and the U.S. federal government markets. European revenues during the quarter ending June 30 are historically lower or relatively flat compared to the prior quarter. This reflects a reduction of customer purchases in anticipation of reduced selling activity during the summer months. Sales to the U.S. federal government generally increase during the quarter ending September 30. This seasonal increase is primarily attributable to increased purchasing activity by the U.S. federal government prior to the close of its fiscal year. Additionally, net revenues for the first quarter of the fiscal year are typically lower or relatively flat compared to net revenues of the prior quarter.

We are dependent upon information received from third parties in order to determine reserves for product returns.

We depend on information received from our distribution partners in evaluating the inventory levels at distribution partners in the determination of reserves for the return of materials not sold, stock rotation and price protection. We have invested significant effort into developing systems and procedures for determining the appropriate reserve level. However, if we do not receive timely or accurate information, our ability to monitor the inventory levels will be affected and may negatively impact our business.

If we fail to manage the distribution of our products and services properly, or if our distributors’ financial condition or operations weaken, our revenue could suffer.

We market products directly and through our resellers and distributors. Since direct sales may compete with the sales made by resellers and distributors, these resellers and distributors may elect to use other suppliers that do not directly sell their own products. Any increase in our commitment to direct sales could cause conflict with some of our channel partners. Further, some of our resellers and distributors may have insufficient financial resources and may not be able to withstand changes in business conditions, including economic weakness and industry consolidation. Revenue from indirect sales could suffer if our distributors’ and resellers’ financial condition weakens.

The outcome of an inquiry by the SEC is uncertain.

We are in contact with the Securities and Exchange Commission in connection with an informal inquiry related to the events leading up to the recent restatement of our financial results. We cannot predict the outcome of this inquiry.

Our business depends on our proprietary rights and there is a risk that such rights will be infringed.

We attempt to protect our software with a combination of patent, copyright, trademark, trade secret protection, employee and third party nondisclosure agreements, license agreements, and other methods of protection. Despite these precautions, it may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. Further, certain provisions of our licenses, including provisions protecting against unauthorized use, copying, transfer, and disclosure of the licensed product, may be unenforceable under the laws of certain jurisdictions. In addition, the laws of some foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States. If we are unable to protect our proprietary rights, our competitive position may be adversely affected.

Risks of claims from third parties for intellectual property infringement could adversely affect our business.

As the number of software products in the industry increases and the functionality of these products further overlaps, we believe that software products will increasingly become subject to infringement claims. There can be no assurance that third parties will not assert infringement claims against us and/or against our suppliers of technology. In general, our suppliers have agreed to indemnify us in the event any such claim involves supplier-provided software or technology, but any such claim, whether or not involving a supplier, could require us to enter into royalty arrangements or result in costly litigation.

Our business may be adversely affected by events outside our control.

From time to time, we have experienced disruption of our internal systems due to viruses, which caused denial of service to our customers and ourselves. While we have not been the target of software viruses specifically designed to impede the performance of our products, such viruses could be created and deployed against our products in the future. Similarly, experienced computer programmers or hackers could attempt to penetrate our network security or the security of our web sites. A hacker who penetrates our network or web sites could misappropriate proprietary information or cause interruptions of services. We might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by virus creators and/or hackers. In addition, war, power shortages, natural disasters, acts of terror, and regional and global health risks could impact our ability to conduct business in certain regions around the world. Any of these events could have an adverse effect on our business, results of operations, and financial condition.

Our results of operations may be affected by international economic conditions and fluctuations in foreign currency exchange rates.

Although our revenues are predominantly in U.S. dollars, substantial portions of our revenues are derived from sales to customers outside the United States. Trade sales to international customers represented 53%, 44% and 52% of total revenues for fiscal 2003, 2002 and 2001 respectively. Our revenues can be affected by general economic conditions in the United States, Europe and other international markets. Also, portions of our operating expenses are transacted in foreign currencies. Our operating strategy and pricing take into account changes in exchange rates over time. However, our results of operations may be significantly affected in the short term by fluctuations in foreign currency exchange rates.

Our results of operations may be affected by the assessment of additional taxes.

We have operations in many countries other than the United States. Transfer prices for services provided between the United States and these countries have been documented as reasonable, however, tax authorities could challenge these transfer prices and assess additional taxes on prior transactions. Any such assessment could require that we record an additional tax liability in our statement of operations.

If we are unable to effectively integrate and develop the operations of our recent acquisitions, our business may suffer.

We acquired New Moon Systems, Inc. in June 2003, and Caststream, Inc. in March 2004. We are in the process of integrating the operations, certain employees, products and technology of both New Moon and Caststream into our business, and we face various risks as a result of this acquisition including, but not limited to:

•	the ability to retain and motivate certain key New Moon and Caststream employees;

•	the ability to retain and develop New Moon and Caststream customers;

•	the failure to integrate the technology, operations and certain members of the workforce of New Moon and Caststream with our business;

•	the failure to realize the potential financial or strategic benefits of the acquisitions;

•	the incurrence of substantial unanticipated integration costs; and

•	the disruption of our ongoing business.

If we are not able to successfully integrate and develop the businesses of New Moon and Caststream, our business may be negatively affected in future periods, which may cause our stock price to decline. In addition, if the value of intangible assets and goodwill acquired becomes impaired, we will be required to write down the value of the assets, which would negatively affect our financial results. We may incur liabilities from New Moon or Caststream that include liabilities for intellectual property infringement or indemnification of New Moon’s or Caststream’s customers for similar claims, which could materially and adversely affect our business.

We could make future acquisitions that may result in additional risks to us.

We may continue to make investments in complementary companies, products or technologies. If we acquire a company or a division of a company, we may experience difficulty integrating that company or division’s personnel and operations, which could negatively affect operating results. In addition:

•	key personnel of the acquired company may decide not to accept employment with us;

•	the ongoing business may be disrupted or receive insufficient management attention; and/or

•	we may not be able to recognize the anticipated cost savings or other financial benefits;

In connection with future acquisitions, we may be required to assume the liabilities of the acquired companies, including liabilities for intellectual property infringement or indemnification of customers of acquired businesses for similar claims, which could materially and adversely affect the business. We may have to incur debt or issue equity securities to pay for any future acquisition, the issuance of which may involve restrictive covenants or be dilutive to existing shareholders.

Our stock is subject to substantial price and volume fluctuations due to a number of factors, many of which are beyond our control, and those fluctuations may prevent shareholders from reselling their stock at a profit.

The stock market in general, and the market for shares of technology companies in particular, has experienced extreme price and volume fluctuations, which have often been unrelated to the operating performance of the affected companies. Strategic factors such as new product introductions, acquisitions or restructurings by us or our competitors may have a significant impact on the market price of our common stock. Furthermore, quarter-to-quarter fluctuations in operating results may have a significant impact on the market price of the stock. These conditions, as well as factors that generally affect the market for stocks of high technology companies, could cause the price of our stock to fluctuate substantially over short periods.

Our stock was delisted from the Nasdaq SmallCap Market on October 21, 2003, and is now traded on the Over-the-Counter markets (“OTC”) and is quoted on the Pink Sheets. Since then, the trading volume for our common stock has been low, and there may not be a market for the resale of our common stock.

Our stock was de-listed by the Nasdaq on October 21, 2003, and is now trading on the Over-the-Counter (“OTC”) markets and is quoted on the Pink Sheets. Trading our stock may be more difficult due to the limited trading activity on the OTC market, and there may not be a market for the resale of our stock. This could cause a further decline in our stock price. Declines in the market price of our stock could greatly impair our ability to raise capital through equity or debt financing.

We have issued a significant number of shares of our common stock and warrants to purchase shares of our common stock in the past year, substantially diluting our outstanding common stock. A substantial portion of those shares will be eligible for sale on the open market, which may cause the trading price of our common stock to fluctuate or decline.

In connection with several transactions since June 2003, we have issued over 24,000,000 shares of our common stock and warrants to purchase shares of our common stock to investors, employees and shareholders of acquired companies. While certain of the shares and warrants are subject to trading restrictions, the majority of them are not. Therefore, we have little control over the timing of any sales of shares by any of the selling shareholders. As a result, the market price of our common stock may fall if a large portion of those shares is sold in the public market. If we continue to issue shares of our common stock, or if a substantial portion of the outstanding warrants are exercised, further diluting the number of shares outstanding, this may cause the price of our common stock to decline.

Our stock price may be volatile, and you may not be able to resell shares of our common stock at or above the price you paid, or at all.

The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock market in general, and technology companies in particular, have experienced extreme price and volume fluctuations. The average trading volume of our common stock is low, and current trading prices and valuations may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against companies that have experienced significant declines in share prices. This type of litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

It may be difficult for us to raise needed capital in the future.

Although our current business plan does not project the need for further financing activities to fund our operations for the next twelve months, due to risks and uncertainties in the market place, we may need to raise additional capital. We may raise additional funds through public or private financing, strategic relationships or other arrangements. We cannot be certain that the funding, if needed, will be available on attractive terms, or at all. Furthermore, any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Strategic arrangements, if necessary to raise additional funds, may require that we relinquish our rights to certain of our technologies or products. If we fail to raise capital when needed, our business will be negatively affected, which could cause the price of our common stock to decline.

Our corporate actions are substantially controlled by principal shareholders.

Our principal shareholders beneficially own approximately 50% of our outstanding common stock. These shareholders, if they acted together, could exert substantial control over matters requiring approval by our shareholders, including electing directors and approving mergers or other business combination transactions. This concentration of ownership may also influence the outcome of a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering.

We are currently defending a lawsuit by a former employee, and if we are required to pay monetary damages, it could have a material adverse effect on our business, financial position and results.

On August 28, 2003, one of our former sales representatives filed an action against us, in which the complaint purports to state claims for breach of contract, negligent and intentional misrepresentation, fraud, and deceit. The complaint alleges that the plaintiff is owed commissions on certain sales of our products, and seeks an unspecified amount of damages, correction of the purported contract, prejudgment interest, punitive damages and costs. On September 25, 2003, we filed a response denying the claims and asserting affirmative defenses. The case is presently in the discovery stage. We believe the allegations contained in the complaint are without merit and intend to defend the action vigorously. Should the plaintiff’s claims succeed, however, we could be required to pay monetary damages, which could have a material adverse effect on our business, financial position and results.

We will continue to incur increased costs as a result of being a public company subject to the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities Exchange Commission.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, as a result of the Sarbanes-Oxley Act and related rules adopted by the SEC, we have created additional board committees and are adopting comprehensive new policies regarding internal controls and disclosure controls and procedures. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Examples of forward-looking statements include those relating to financial risk management activities, the adequacy of financial resources for operations, and our ability to sublease our Santa Cruz, California office space. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus, including, among other things:

•	the future growth of the small business and home markets;

•	our business strategies and development plans;

•	new products and technologies;

•	future expenses and financing requirements; and

•	competition and competitive factors in the small business and home markets.

These risks are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares by the selling shareholders. All proceeds from the disposition of our common stock will go to the selling shareholders.

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain future earnings to finance the operation and expansion of our business. Therefore, we do not anticipate paying cash dividends on our capital stock in the foreseeable future.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the Over-the-Counter markets and is quoted on the Pink Sheets, under the symbol “TTLA.PK.” The following table sets forth the range of high and low closing sale prices for our common stock for the periods indicated:

	Low Sale Price	High Sale Price
Fiscal 2002:
First Quarter	$1.25	$3.90
Second Quarter	$1.55	$3.55
Third Quarter	$1.80	$3.20
Fourth Quarter	$1.00	$1.95

Fiscal 2003:
First Quarter	$0.75	$1.45
Second Quarter	$0.75	$1.05
Third Quarter	$0.85	$2.65
Fourth Quarter	$1.07	$2.20

Fiscal 2004:
First Quarter	$0.76	$1.50
Second Quarter	$1.50	$2.57
Third Quarter	$1.47	$2.63
Fourth Quarter (through August 10, 2004)	$1.35	$1.90

On July 13, 2004, there were approximately 12,400 shareholders of record of our common stock, and 27,513,219 shares issued and outstanding.

CAPITALIZATION

You should read this table in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. The following table sets forth our capitalization as of March 31, 2004:

As of March 31, 2004
(in thousands, except share and per share data)
Stockholders’ equity
Common stock, no par value; 100 million shares authorized; 27,287,851 shares issued and outstanding	$145,716
Deferred stock-based compensation	(540)
Accumulated other comprehensive income	1,438
Accumulated deficit	(131,263)
Total stockholders’ equity	$15,351
Total capitalization	$15,351

The table above excludes the following shares:

•	4,117,779 shares of common stock subject to stock options outstanding as of March 31, 2004, with a weighted average exercise price of $6.729 per share; and

•	525,329 shares of common stock available for future grant or issuance under our stock plans as of March 31, 2004.

•	Warrants to purchase 5,338,214 shares of common stock exercisable at prices ranging from $1.39 to $2.20 per share as of March 31, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus. We derived the financial data for the years ended September 30, 2003, 2002 and 2001 from our audited financial statements included elsewhere in this prospectus. We derived the financial data as of September 30, 2000 and 1999 from our audited financial statements not included in this prospectus. We derived the financial data for the six months ended March 31, 2004 and 2003 from our unaudited financial statements included elsewhere in this prospectus; and such unaudited interim financial statements reflect all material adjustments, consisting only of normal recurring accruals, which, in the opinion of management, are necessary for a fair presentation. Results for interim periods are not necessarily indicative of results to be expected during the remainder of the fiscal year or for any future periods.

Selected Consolidated Financial Data

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2004	2003
	(unaudited)			2002
		(As restated)	2003	(As restated)	2001	2000	1999
	(In thousands, except per share data)
Net revenues	$6,605	$7,175	$14,006	$14,220	$66,662	$148,923	$223,624
Cost of revenues	1,094	687	1,555	1,499	17,315	41,796	49,778

Gross margin	5,511	6,488	12,451	12,721	49,347	107,127	173,846
Operating expenses	11,629	10,441	21,712	27,504	83,724	158,360	157,473

Operating income (loss)	(6,118)	(3,953)	(9,261)	(14,783)	(34,377)	(51,233)	16,373
Other income (expense):
Gain (loss) on Caldera transaction	—	—	—	(2,443)	53,267	—	—
Loss and impairment of equity investment in Caldera	—	—	—	(4,010)	(27,066)	—	—
Interest income (expense), net	(5)	46	46	518	1,118	1,679	1,942
Other income (expense), net	(111)	49	(169)	3,451	253	819	1,939

Income (loss) before income taxes	(6,234)	(3,858)	(9,384)	(17,267)	(6,805)	(48,735)	20,254
Income taxes (benefit)	195	158	300	(1,076)	(1,070)	8,218	3,396

Net income (loss)	$(6,429)	$(4,016)	$(9,684)	$(16,191)	$(5,735)	$(56,953)	$16,858

Comprehensive income (loss)	$(5,544)	$(3,932)	$(9,248)	$(15,907)	$(11,388)	$(51,875)	$15,974

Earnings (loss) per share—basic	$(0.39)	$(0.49)	$(1.10)	$(2.00)	$(0.72)	$(7.97)	$2.46

Earnings (loss) per share—diluted	$(0.39)	$(0.49)	$(1.10)	$(2.00)	$(0.72)	$(7.97)	$2.32

Shares used in per share calculation
Basic	16,440	8,223	8,809	8,096	7,966	7,144	6,846

Diluted	16,440	8,223	8,809	8,096	7,966	7,144	7,280

	March 31, 2004		September 30,
			2003	2002 (As restated)	2001	2000	1999
	(In thousands)
Cash, equivalents and short-term investments	$16,575		$3,151	$7,055	$14,100	$26,446	$62,844
Working capital	11,762		(2,226)	3,563	10,021	16,654	44,813
Total assets	26,727		12,388	13,254	35,591	82,202	139,284
Long-term liabilities	1,205		36	33	1,853	5,462	11,094
Shareholders’ equity	15,351		2,468	5,811	20,793	31,202	70,338

The significant change in the above selected financial data in fiscal 2001 is due to the sale of the Server and Professional Services divisions to Caldera International in May 2001.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this prospectus. In addition to historical information contained herein, this discussion and analysis contains forward-looking statements. These statements involve risks and uncertainties and can be identified by the use of forward-looking terminology such as “estimates,” “projects,” “anticipates,” “plans,” “future,” “may,” “will,” “should,” “predicts,” “potential,” “continue,” “expects,” “intends,” “believes,” and similar expressions. Examples of forward-looking statements include those relating to financial risk management activities, the adequacy of financial resources for operations and our ability to sublease our Santa Cruz, California office space. These and other forward-looking statements are only estimates and predictions. While we believe that the expectations reflected in the forward-looking statements are reasonable, our actual results could differ materially due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s expectations only as of the date hereof.

Overview

We are a leading provider of internet infrastructure software that enables web-based access to enterprise applications.

Our products provide managed and secure web access to enterprise mainframe, Windows, AS/400, Linux, and UNIX applications. Our products allow businesses to leverage their existing information technology assets to provide cost savings, improved productivity, and the flexibility to accommodate the rapid changes in today’s organizations.

Restatement

Subsequent to the issuance of our consolidated financial statements for the fiscal year ended September 30, 2002, the three months ended December 31, 2002 and the three and six months ended March 31, 2003, our management determined that the accounting treatment initially afforded to certain transactions was not correct. As a result, the accompanying consolidated financial statements for the year ended September 30, 2002 and the quarters ended December 31, 2002 and March 31, 2003 have been restated.

The effects of the restatement are presented in note 2 of the Notes to the Consolidated Financial Statements and have been reflected in management’s discussion and analysis of financial condition and results of operations.

Applications of Critical Accounting Policies

Revenue Recognition

We account for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. End users receive certain elements of our products over a period of time. These elements include free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of our products on a when-and-if-available basis. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements and the fair value of the respective elements could materially impact the amount of our earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products. Judgment is also required in our on-going evaluation of our customer’s credit worthiness at the time of sale.

New Moon and Caststream Acquisitions

In connection with the New Moon and Caststream acquisitions, we allocated the purchase price associated with each acquisition to the tangible and intangible assets acquired, liabilities assumed and in-process research and development based on their estimated fair values. We engaged a third-party appraisal firm to assist us in determining the fair values of the assets acquired and the liabilities assumed. Such valuations required us to make significant estimates and assumptions, especially with respect to intangible assets. The critical estimates we used in allocating the purchase price and valuing certain intangible assets included but were not limited to: future expected cash flows from customer contracts, acquired developed technologies and patents, expected costs to develop the in-process research and development into commercially viable products, estimated cash flows from the projects when completed, and the trade name and the market position of the acquired products and assumptions about the period of time the trade name will continue to be used in the New Moon product portfolio and determining the appropriate discounts rates and other assumptions. Our estimate of fair value at the time when they were made is based upon assumptions that we believed to be reasonable, but which are inherently uncertain and unpredictable.

Goodwill and Other Intangible Assets

SFAS 142, Goodwill and Other Intangible Assets, requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests in certain circumstances. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value of each reporting unit. We will perform the annual goodwill impairment test as of July 1st every year to determine if there is any goodwill impairment. Significant judgments required to estimate the fair value of reporting units include estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment for each reporting unit.

Restructuring Charges

Over the last several years we have undertaken significant restructuring initiatives, which have required us to develop formalized plans for exiting certain business activities. These plans have required us to record estimated expenses for severance, lease cancellations, long-term asset write downs, and other restructuring costs. Given the significance of, and the timing of the execution of, such activities, this process is complex and involves periodic reassessments of estimates made at the time the original decisions were made. Our policies, as supported by current authoritative guidance, require us to continually evaluate the adequacy of the remaining liabilities under our restructuring activities. As we continue to evaluate the business, there may be additional charges for new restructuring activities as well as changes in estimates to amounts previously recorded.

Returns and Reserves

Our recognition of revenue from sales to distributors is affected the by agreements giving distributors the right to return up to ten percent of the amount of the last ninety days of the distributor’s software sales. Historically, the return rate has averaged less than the ten percent. We record a provision for product returns for related sales in the same period as the related revenues are recorded. These estimates are based on historical sales returns, analyses of credit memo data and other known factors. If the historical data we use to calculate these estimates does not properly reflect future returns, revenue could be affected. Accordingly, estimating product returns requires significant management judgment. In addition, different return rates estimates that we reasonably could have used would have had a material impact on our reported sales and thus have had a material impact on the presentation of the results of operations

Allowance for Doubtful Accounts

Payments from customers are continuously monitored and allowances are maintained for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. When evaluating the adequacy of allowances for doubtful accounts, various factors are taken into consideration, including accounts receivable aging, customer credit-worthiness, historical bad debts, and geographic and political risk. While our credit losses have historically been within our expectations and the allowance established, we might not continue to experience the same credit loss rates that we have in the past. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. As of March 31, 2004, our net accounts receivable balance was $3.2 million, net of allowances of $0.3 million.

Accounting for Income Taxes

SFAS 109, Accounting for Income Taxes, establishes financial accounting and reporting standards for the effect of income taxes. The objectives of accounting for income taxes are to recognize the amount of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in an entity’s financial statements or tax returns. Judgment is required in assessing the future tax consequences of events that have been recognized in our financial statements or tax returns. Fluctuations in the actual outcome of these future tax consequences could materially affect our financial position or our results of operations.

We have operations in many countries other than the United States. Transfer prices for services provided between the United States and these countries have been documented as reasonable, however, tax authorities could challenge these transfer prices and assess additional taxes on prior period transactions. Any such assessment could require that we record an additional tax provision in our statement of operations.

Income tax assets and liabilities are determined by taxable jurisdiction. We evaluate net deferred tax assets in each tax jurisdiction by estimating the likelihood of generating future profits to realize these assets. We have assumed that we will not generate sufficient future taxable income to realize these assets and have created valuation reserves to reduce the net deferred tax asset values to zero.

De-Listing Status

On October 20, 2003, we announced that we had received notification from the Nasdaq Listing Qualifications Panel that our stock would discontinue trading on the Nasdaq SmallCap Market effective with the open of business on Tuesday, October 21, 2003.

This action followed our appeal to Nasdaq for a listing extension after not meeting the stated time requirements to file SEC Form 10-Q for our third quarter of fiscal 2002. The Nasdaq Panel determination to delist our stock was based on our filing delinquency, public interest concerns, and the nature of the ongoing internal revenue investigation. On December 8, 2003, we filed an appeal to reverse that portion of the Nasdaq Panel’s decision relating to its public interest concerns. On February 27, 2004, the Nasdaq advised us that our appeal had been denied.

Our common stock is currently trading on the Over-the-Counter markets and is quoted on the Pink Sheets. Our stock’s trading symbol is TTLA.PK. We regained SEC reporting compliance on April 6, 2004. Our shares are now eligible for trading on the OTC Bulletin Board. We are attempting to meet the listing requirements for the Nasdaq SmallCap Market, however some requirements such as minimum bid price and market capitalization are outside of our control.

Management Change

On December 11, 2003, we announced that our board of directors had appointed Francis E. Wilde as Chief Executive Officer, President and a member of our board of directors. Mr. Wilde succeeds Douglas Michels, who continues with us as a strategic advisor, focusing initially on merger and acquisition opportunities. Mr. Michels will also continue as a director of Tarantella.

On January 6, 2004, we announced the appointment of John M. Greeley as Chief Financial Officer, reporting directly to Mr. Wilde. Mr. Greeley assumed the CFO responsibilities from Mr. Alok Mohan, who had been serving as acting CFO since September 8, 2003.

On December 9, 2003, our board of directors approved a request by Messrs. Wilde, Mohan, Michels, Ron Lachman, a member of our board of directors and Randy Bresee, our former Senior Vice President Operations and Chief Financial Officer, that they receive a substantial part of their 2004 calendar year compensation in restricted stock in lieu of cash. We issued 570,250 shares of our common stock to these individuals on or around December 9, 2003.

In December 2003, Gregory Quinn, Stephen Bannerman and E. Joseph Vitetta, Jr. joined us as our Vice President North American Operations and Strategic Alliances, Vice President Corporate Marketing, and Vice President Corporate Development, respectively. In January 2004, Mr. Vitetta was also appointed Corporate Secretary. Joseph Makoid joined us in January 2004 as our Vice President OEM Sales. Messrs. Quinn, Bannerman, Vitetta and Makoid all report directly to Mr. Wilde.

Results of Operations

Six months ended March 31, 2004 compared to six months ended March 31, 2003

Net Revenues

Net revenues for the six months ended March 31, 2004 decreased by 8% to $6.6 million from $7.2 million in the same period of fiscal 2003. The decrease in revenue performance year to date, broken out geographically, was due primarily to a $0.8 million decrease in United States and $0.3 million decrease in Asia, partially offset by a $0.3 million increase in the Canada and Latin America regions and a $0.2 million increase in Europe. There was a decrease in net revenues mainly because there was a large transaction with the U.S. government in the six months ended March 31, 2003 which resulted in revenues of $1.3 million for that period. In the six months ended March 31, 2004 there were two transactions for $1.0 million and $0.8 million, however, only $0.5 million in revenue was recognized because the balance of the transactions were services and the revenue is being amortized over the term of the service agreement. Because of the size of our revenues, these types of large transactions can cause significant fluctuations in our net revenues.

License revenues for the six months ended March 31, 2004 were $4.5 million compared to $5.8 million for the same period of fiscal 2003, a decrease of 22% from the prior year. There was a decrease in license revenues mainly because there was a large transaction with the U.S. government in the six months ended March 31, 2003 which resulted in revenues of $1.3 million for that period. In the six months ended March 31, 2004, there were two transactions for $1.0 million and $0.8 million, however, only $0.5 million in revenue was recognized because the balance of the transactions were services and the revenue is being amortized over the term of the service agreement. Because of the size of our revenues, these types of large transactions can cause significant fluctuations in our net revenues.

Service revenues increased to $2.1 million for the six months ended March 31, 2004, from $1.4 million in the same period in fiscal 2003, an increase of 51%. Service revenues were 31% of the total revenue for the first six months of 2004, compared to 19% for the same period in the prior year. The increase in service revenues is the result of an increased percentage of customers purchasing service contracts with new product purchases, as well as an increase in the renewal rate. The increase in customers purchasing services contracts with new product purchases is due to the bundling of product with the first year of service. The reason for the increase in the renewal rate is that we hired an inside sales group to follow up with customers on service renewals.

For the six months ended March 31, 2004, international revenues were 60%, compared to 54% for the same period in the prior year.

Costs and Expenses

Cost of license revenues for the six months ended March 31, 2004, increased by 168% to $0.4 million from $0.1 million in the same period of fiscal 2003. Cost of license revenues increased because of the cost of amortization for technology acquired from New Moon. The amortization expense for the six months ended March 31, 2004 was $0.2 million. The first six months of fiscal 2003 did not include any amortization for New Moon technology since the acquisition occurred during the third quarter of fiscal 2003.

Cost of service revenues for the six months ended March 31, 2004 increased by 32% to $0.7 million from $0.5 million in the same period of fiscal 2003. Cost of service revenues increased due to higher personnel costs. Our headcount needed to support service revenue increased from 8 employees to 9 employees and contract labor costs increased $60,000. Service gross margin increased to 65% for the six months ended March 31, 2004, from 60% for the same period of fiscal 2003. The improvement in the services gross margin for the six months ended March 31, 2004 is a result of an increase in services revenues from $1.4 million for the six months ended March 31, 2003 to $2.1 million for the six months ended march 31, 2004. The increase in service gross margin due to higher revenues was partially offset by a $0.1 million increase in personnel cost and a $0.1 million increase in other miscellaneous costs in the second quarter of 2004.

Cost of revenues as a percentage of net revenues for the six months ended March 31, 2004, increased to 17% from 10% for the same period in fiscal 2003. Cost of revenues as a percentage of net revenue increased due primarily to the cost of amortization for technology acquired from New Moon. The first six months of fiscal 2003 did not include any amortization for New Moon technology since the acquisition occurred during the third quarter of fiscal 2003.

Research and development expense for the six months ended March 31, 2004 increased by 14% to $2.2 million from $1.9 million in the comparable period of fiscal 2003, and as a percentage of net revenues were 33% and 26%, respectively. The increase in research and development expenses can be attributed primarily to a $0.3 million increase in personnel costs in India due to increased headcount and a $0.1 million one-time startup cost for our new India development center. These increases were partially offset by reductions in personnel costs of $0.1 million in the UK due to reductions in headcount in the UK development center.

Selling, general and administrative expenses for the six months ended March 31, 2004, increased 28% to $9.5 million from $7.4 million in the same period of fiscal 2003. The significant increase in expenses is due mainly to an increase in audit and legal fees due to the internal revenue investigation. For the six months ended March 31, 2004 we spent $0.9 million for the internal revenue investigation. There was also an increase in commission expense due to payments made for a large professional services transaction which was recorded in the second quarter of fiscal 2004, with revenue to be taken over three years. For the six months ended March 31, 2004, selling, general and administrative expenses were 143% of net revenues compared to 103% in the same period of fiscal 2003.

For the six months ended March 31, 2003, restructuring charges were $1.1 million for a restructuring plan that was initiated in the first quarter of fiscal 2003. We cannot assure that our current estimates of costs associated with these restructuring actions will not change during the implementation period.

For the six months ended March 31, 2004, interest income was $13,000 as compared to interest income of $47,000 for the same period in fiscal 2003. The decrease in interest income reflects the lower average cash balances held for the six month period ended March 31, 2004. Interest income was also lower due to a lower average interest rate for the period. In the second quarter of fiscal 2004, the interest rate was approximately 0.9%. In the second quarter of fiscal 2003, the interest rate was approximately 1.2%.

For the six months ended March 31, 2004, interest expense was $18,000 as compared to interest expense of $1,000 for the same period in fiscal 2003. The main reason for the increase in interest expense for the six months ended March 31, 2004 is due to interest paid for deferred rent of $13,000. On August 18, 2003, we entered into an agreement with our landlord which allowed us to defer half of our monthly rent for our corporate headquarters from August 1, 2003 to March 31, 2004. The total monthly rent due is $95,000 and the amount deferred each month is $47,500. All deferred rents will be due by June 30, 2005. As of March 31, 2004, the total deferred rent was $378,000 and the accrued interest was $15,000.

Other expense, net was $111,000 for the six months ended March 31, 2004, compared to other income, net of $49,000 for the same period in fiscal 2003.

The income tax provision for the six months ended March 31, 2004 and 2003 was $0.2 million. The tax provision for the six months ended March 31, 2004 and 2003, reflects foreign taxes payable.

For the six months ended March 31, 2004, net loss was $6.4 million compared to $4.0 million for the same period of fiscal 2003. The increase in net loss is primarily due to lower revenues and higher operating expenses.

Year ended September 30, 2003 compared to years ended September 30, 2002 and September 30, 2001

Net Revenues

Net revenues were $14.0 million in fiscal 2003, a decrease of 2% from $14.2 million in fiscal 2002. In fiscal 2002, net revenues decreased by 79% from $66.7 million in fiscal 2001. Revenue declined slightly in fiscal 2003 due to a decrease in prepaid royalty transactions to OEMs and ISVs. In fiscal 2002, we had $3.2 million in revenue for prepaid royalties. In fiscal 2003, this number decreased to $1.7 million. The decrease of 47% in prepaid royalty transactions in fiscal 2003 was due to customers still consuming prepaid royalties purchased in fiscal 2002. The decline in revenue performance in fiscal 2002 was worldwide across all geographies and is attributable to the sale of a significant portion of our business during fiscal 2001, to Caldera Systems, Inc. (“Caldera”). Our revenues were also impacted by the general reduction in information technology (“IT”) spending by companies for application server software and service initiatives. For the fiscal year ended September 30, 2003, Northrop Grumman Computing accounted for 13.7% of our net revenues and for the fiscal year ended September 30, 2002, Netilla Networks, Inc. accounted for 10.3% of our net revenues. For the fiscal year ended September 30, 2001, no single customer accounted for more than 10% of our net revenues.

International revenues continue to be a significant portion of net revenues, comprising 53% of the revenues for fiscal 2003 and 44% and 52% for 2002 and 2001, respectively.

License Revenues. License revenues were $11.0 million in fiscal 2003 as compared to $11.4 million in fiscal 2002 and $55.8 million in fiscal 2001, representing a decrease of 3% in fiscal 2003 over 2002 and a decrease of 80% in fiscal 2002 over 2001. License revenues were 78% of total net revenues for fiscal 2003 and 80% and 84% of total net revenues for fiscal 2002 and 2001, respectively. The decline in license revenues in fiscal 2003 is due to a decrease in prepaid royalty transactions to OEMs and ISVs. In fiscal 2002, we had $3.2 million in revenue for prepaid royalties. In fiscal 2003, this number decreased to $1.7 million. The decrease of 47% in prepaid royalty transactions in fiscal 2003 was due to the fact that customers were still consuming prepaid royalties purchased in fiscal 2002. The decline in license revenues in fiscal 2002 is attributed to the sale of the server business to Caldera.

Services Revenues. Services revenues were $3.0 million in fiscal 2003, an increase of 6% over the $2.9 million in fiscal 2002. Services revenues were $2.9 million in fiscal 2002, a decrease of 74% from the $10.8 million in fiscal 2001. Services revenues were 22% of the total revenue for fiscal 2003, compared to 20% in the prior year. The increase in services revenues in fiscal 2003 was primarily due to an increased percentage of customers purchasing service contracts. The reason for the increase in customers purchasing services contracts with new product purchases is that we changed the way we sold product during fiscal 2003. We now bundle product with the first year of service. The decline in services revenues in fiscal 2002 was primarily in the Professional Services area and is the result of the sale of the Professional Services business to Caldera.

Cost of Revenues

Our overall cost of revenues as a percentage of net revenues can be affected by changes in net revenue contribution between product families, geographic regions and channels of distribution, since both price and cost characteristics associated with these revenue streams can vary greatly. We can also experience fluctuations in gross margin as net revenues increase or decrease since certain costs of revenues including technology, services, and distribution act as fixed costs within certain volume ranges.

Cost of License Revenues. Cost of license revenues includes royalties paid to certain software vendors, amortization of acquired technologies, product packaging, documentation and all costs associated with the acquisition of components and shipping. Cost of license revenues as a percentage of license revenues remained flat with fiscal 2002 at 3%. In fiscal 2001, cost of license revenues as a percentage of license revenues, was 15%. The 12% decrease from 2001 to 2002 was primarily due to the fact that fiscal 2001 cost of license revenues included server products, which had significantly higher royalty and technology rates than Tarantella products. The decrease to 3% in fiscal 2003 and fiscal 2002 is also due to the fact that technology related to our Vision Family products became fully amortized during fiscal 2001. Additionally, material costs continue to decline as a result of the increasing number of internet orders. Also certain fixed costs such as technology and overhead declined.

Cost of Services Revenues. Cost of services revenues includes documentation, consulting and personnel related expenses associated with providing such services. Costs of services revenues as a percentage of services revenues decreased to 40% in fiscal 2003 from 41% in fiscal 2002. In fiscal 2001, costs of services revenues as a percentage of services revenues was 83%. Excluding revenue and cost of services for the professional services division, the cost of service revenues in fiscal 2001 was 65%. The cost of services improved dramatically in fiscal 2003 and fiscal 2002 primarily as a result of the sale of the Professional Services division to Caldera. The Professional Services division that was sold performed services primarily for server products. Services for server products had negative gross margins, unlike services for Tarantella products (non-server and non-Vision Family), which had positive gross margins. The improvement in cost of services revenues in fiscal 2003 and fiscal 2002 over fiscal 2001 is also a result of reduced staffing levels in the support organization due to realignment of this organization.

Research and Development

We invest in research and development both for new products and to provide continuing enhancements to current products. Research and development expenses decreased 24% to $4.3 million in fiscal 2003 from $5.6 million in fiscal 2002, which was a decrease of 69% from fiscal 2001 spending of $18.4 million. Research and development expenses represented 31% of net revenues for fiscal 2003, 40% of net revenues for fiscal 2002, and 28% of net revenues for fiscal 2001. The decrease in research and development expenses in fiscal 2003 is due to lower labor costs, which decreased $0.5 million from fiscal 2002 to fiscal 2003. The lower labor costs were driven by lower headcount, which decreased by 41% as a result of several planned reductions in force. Labor costs were also lower because there was a 15% pay reduction for all employees in research and development. In addition to lower labor costs, there was a reduction of allocations for facilities and IT costs. Expenses allocated to research and development decreased by $0.6 million in fiscal 2003. The reason for the decrease in allocations is that there was lower headcount in the allocated departments and there was an elimination of redundant facilities. The decrease in research and development in fiscal 2002 was due to lower labor costs as a result of lower headcount and also the favorable impact of the sale of the Server Software and Professional Services divisions to Caldera. Research and development expense as a percentage of revenue increased in fiscal 2003 and fiscal 2002 over fiscal 2001 because fiscal 2001 costs included research and development for the Server business which were lower as a percentage of revenue since the products were more mature.

Selling, General and Administrative

Selling, general and administrative expenses decreased 22% to $15.2 million in fiscal 2003, compared with $19.6 million in fiscal 2002 and $64.3 million in fiscal 2001. Selling, general and administrative expenses represented 108% of net revenues in fiscal 2003, 138% in fiscal 2002 and 96% in fiscal 2001. The decrease in selling, general and administrative expenses in fiscal 2003 was mainly due to lower labor costs, which decreased by $2.1 million. The lower labor costs were driven by lower headcount, which decreased by 39% as a result of several planned reductions in force. Labor costs were also lower because there was a 15% pay reduction for all employees in marketing and general and administrative and a 7.5% pay reduction for all employees in sales. In addition to lower labor costs, there was a reduction of allocations for facilities and IT costs. Expenses allocated to selling, general and administrative decreased by $0.9 million in fiscal 2003. The reason for the decrease in allocations is that there was lower headcount in the allocated departments and there was an elimination of redundant facilities. The decrease in labor and allocation costs in selling, general and administrative expenses was partially offset by increased legal and audit fees, which resulted from the internal revenue investigation and the related restatement audit. We incurred expenses of $0.7 million during fiscal 2003 for the internal revenue investigation and the related restatement audit. The decrease in selling, general and administrative expenses in fiscal 2002 was due to lower labor costs as a result of lower headcount and also the favorable impact of the sale of the Server Software and Professional Services divisions to Caldera. Selling, general and administrative expenses also decreased in fiscal 2002 because fiscal 2001 included executive retention bonuses of $2.1 million associated with the sale of the Server Software and Professional Services divisions to Caldera. Selling, general and administrative expense as a percentage of revenue increased in fiscal 2003 and fiscal 2002 over fiscal 2001 because fiscal 2001 costs included selling, general and administrative expenses for the Server business, which were lower as a percentage of revenue since the products were more mature. The significant increase in selling, general and administrative expense as a percentage of revenue in fiscal 2003 and fiscal 2002 when compared to 2001 is due to fixed costs spread over much lower revenue.

Allowance for doubtful accounts at the end of September 30, 2003 was $0.5 million, or 15% of gross accounts receivable. At the end of September 30, 2002, allowance for doubtful accounts was $0.3 million, or 11% of gross accounts receivable. The increase in allowance for doubtful accounts was due to an increase in bad debt reserves of $0.1 million due to reserves acquired from the New Moon acquisition. There was also a $0.1 million increase in reserves for returns authorized but not yet returned.

Restructuring Charges

Restructuring charges of $2.2 million were incurred in fiscal year 2003. This included $1.7 million relating to worldwide restructurings undertaken in the first, third and fourth quarters of fiscal 2003 and provision adjustments of $0.5 million made in the fourth quarter of fiscal 2003. The restructurings included a reduction in staffing of 62 employees, expenses associated with the closing of several foreign offices and the write-off of fixed assets. As of September 30, 2003, 61 employees had been terminated. Each of these reductions were made to align spending with our lower than expected revenues. We made the reductions using several restructurings during the fiscal year because as fiscal 2003 progressed, we fell further behind in our year-to-date business plan, and the break-even spending level needed to be driven lower. We also made provision adjustments to prior restructurings because we have been unable to sublet space in our Santa Cruz, California office. We have now reserved for this space through the end of fiscal 2004, as we believe we will sublease the space by September 30, 2004.

Restructuring charges of $2.3 million were incurred in fiscal year 2002 relating to a worldwide restructuring undertaken in the first quarter of fiscal 2002 and provision adjustments made in the fourth quarter of fiscal 2002. The restructuring included a reduction in staffing of 52 employees, a reserve for unused facilities at our corporate headquarters, and costs associated with closing several foreign offices. As of September 30, 2002, all 52 positions were eliminated, all severance was paid out and all of the foreign office closures included in this reserve were completed. Of the $2.3 million, all but $39,000 related to cash expenditures. These reductions were made to align spending with our lower than expected revenues. We also made provision adjustments to prior restructurings because we were unable to sublet space in our Santa Cruz, California office.

Restructuring charges of $1.0 million were incurred in fiscal year 2001 that related to worldwide restructurings undertaken in the second and fourth quarters of fiscal 2001. The restructurings included a reduction in personnel of approximately 38 employees and elimination of non-essential facilities. As of September 30, 2001, all 38 positions were eliminated, and all cash payments had been made. The entire $1.0 million charge related to cash expenditures. These reductions were made to align our spending with our lower than expected revenues.

Other Income (Expense)

Other income and expense consists of interest income, interest expense, foreign exchange gains and losses, and realized gains and losses on investments, as well as other miscellaneous income and expense items.

Interest income was $54,000 in fiscal 2003 compared to net interest income of $0.5 million in fiscal 2002 and $1.4 million in fiscal 2001. Interest income decreased in fiscal 2003 due to the decrease in cash from $7.0 million at the end of fiscal 2002 to $3.2 million at the end of fiscal 2003. In order to keep cash balances needed for operations, we discontinued investing cash in short-term investments.

Interest expense was $8,000 in fiscal 2003 compared to $21,000 in fiscal 2002 and $0.3 million in fiscal 2001. The reason for the decrease in interest expense in fiscal 2002 and in fiscal 2003 is because there was interested expense of $0.2 million for a note to Caldera in fiscal 2001.

In fiscal 2003 we had other expense of $0.2 million compared to other expense of $1.0 million in fiscal 2002 and other income of $0.3 million in fiscal 2001. The $0.2 million of other expense in fiscal 2002 was for charges related to the impairment of certain investments. The $1.0 million of other expense in fiscal 2003 was due mainly to the impairment of certain investments of $0.9 million. The other income in fiscal 2001 was due to funds received from a securities class action recovery.

In January 2001, we sold 3.2 million shares of Rainmaker Systems, Inc. stock for $1.00 per share, and received cash proceeds of $3.2 million. The cost basis of the sale was $1.1 million, and we realized a gain of $2.1 million from this sale.

In fiscal 2002, our other income/(expense) included equity losses of $4.0 million for our share of Caldera losses; also a loss of $2.4 million was recorded against the gain on the sale of divisions to Caldera. This loss included expense of $3.0 million for the early redemption of a note receivable for Caldera. In fiscal 2001 there was a $53.3 million gain included in other income for the sale of the Server and Professional Services divisions to Caldera. This gain was partially offset by losses of $27.1 million for a partial impairment of the Caldera investment and equity losses from the investment. The charge taken for the impairment of the Caldera investment was $22.5 million. The loss from the equity investment in Caldera was $4.6 million.

Income Taxes

In fiscal 2003, 2002 and 2001, our effective income tax rates were (3%), 7%, and 16%. The fiscal 2003 tax of $0.3 million reflects foreign income taxes of $0.5 million less the resolution of foreign audit issues of

$0.2 million. The fiscal 2002 tax benefit of $1.1 million reflects benefits of $0.3 million due to a change in US law and $1.3 million due to the resolution of foreign audit issues, less foreign income taxes of $0.5 million. The fiscal 2001 tax benefit reflects a benefit of $1.1 million due to the resolution of foreign audit issues and foreign income taxes of $0.5 million.

Net Loss

We reported a net loss of $9.7 million in fiscal 2003 compared to a net loss of $16.2 million in fiscal 2002, and a net loss of $5.7 million in fiscal 2001. Net losses were lower in fiscal 2003 than in fiscal 2002 because we implemented several cost reduction measures to reduce our breakeven point. Although net losses were higher in fiscal 2002 than fiscal 2001, operating losses in fiscal 2002 were lower than in fiscal 2001 because of the cost reduction measures. Net losses were higher in fiscal 2002 because fiscal 2002 included $6.5 million in losses from the sale of divisions to Caldera and fiscal 2001 included a net $26.2 million gain from the sale of divisions to Caldera.

Liquidity and Capital Resources

We have financed operations through private offerings of our common stock and bank borrowings. As of March 31, 2004, our principal source of liquidity included cash and cash equivalents of $16.6 million, representing 62% of total assets. During the second quarter of fiscal 2004, we closed our available bank line of credit under which we had no outstanding borrowings. The increase in cash of $13.4 million in the first six months of fiscal 2004 is due to the completion of two private placements of common stock and warrants which resulted in net proceeds to us of approximately $17.8 million. The increase in cash due to proceeds from the private placement was partially offset by cash used for operating activities of $3.8 million and a reduction in borrowings on the line of credit of $0.3 million.

Our operating activities used cash of $3.8 million during the first six months of fiscal 2004, compared to $5.3 million used for operating activities in the first six months of fiscal 2003. The main reason we used cash of $3.8 million in operating activities was due to operating losses of $5.6 million, excluding depreciation and amortization expense, partially offset by cash received for deferred revenue of $1.9 million and the increase of our accrued expenses and current liabilities. Cash used in investing activities was $192,000 in the first six months of fiscal 2004 compared to $134,000 in the first six months of fiscal 2003. Cash used in investing activities was primarily for the purchase of property and equipment. Cash provided by financing activities was $17.5 million in the six months of fiscal 2004 compared with cash provided by financing activities of $32,000 for the same six months of fiscal 2003. Cash provided by financing activities in the six months of fiscal 2004 includes proceeds from two private placement of $17.8 million, net of expenses, partially offset by a reduction of borrowing on the line of credit of $0.3 million.

Our operating activities used cash of $9.3 million during fiscal 2003, compared to $17.2 million used for operating activities for fiscal 2002. The decrease in the cash used for operating activities is due to a $5.5 million decrease in operating loss from fiscal 2002 to fiscal 2003. The operating loss was $9.3 million in fiscal 2003 compared to a loss of $14.8 million in fiscal 2002. Cash provided by investing activities was $3.0 million in fiscal 2003 compared to cash provided from investing activities of $12.4 million in fiscal 2002. The decrease in cash provided by investing activities was attributable primarily to the proceeds received from the early redemption of a note receivable related to the sale of divisions to Caldera, which were included in the fiscal 2002 results. Cash provided by financing activities was $2.4 million for fiscal 2003 compared with cash used in financing activities of $0.3 million for fiscal 2002.

Our days sales outstanding (DSO) at March 31, 2004 was 92, a decrease of 6 days from 98 days at March 31, 2003. DSO decreased because the accounts receivable over 60 days decreased from $0.3 million to $0.1 million due to the write off of past due receivables.

On December 10, 2003, we entered into a private placement transaction pursuant to which we sold common stock and warrants to several investors, including an investment group in which Mr. Wilde, our President, Chief Executive Officer and director acts as Managing Director and Mr. Makoid, our Vice President OEM Sales is an investor, resulting in gross proceeds of approximately $2,750,000. In connection with the financing, we paid placement fees in the amount of $232,303.

On February 23, 2004, we announced the completion of a private placement of common stock and warrants to various investors. In the private placement, the investors purchased 11,678,580 shares of our common stock at a price of $1.40 per share for gross proceeds of $16,350,000. The investors also were granted warrants to purchase up to an additional 2,335,714 shares at an exercise price of $1.70 per share. The warrants are exercisable for five years. If the warrants are fully exercised, we would receive additional gross proceeds of approximately $3,970,714. We also agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants for resale once we have complied with our reporting obligations under the Securities Exchange Act of 1934, as amended. In connection with the financing, we incurred fees in the amount of $1,198,000, which included placement agent fees, legal and accounting fees, and issued warrants to placement agents to purchase up to 322,500 shares of common stock at $1.70 per share.

We had capital lease commitments of $32,000 in fiscal 2004, which were paid by March 31, 2004. There are no capital lease commitments beyond fiscal 2004. At March 31, 2004, we had operating lease commitments of $1.4 million for fiscal 2004 and various operating lease commitments extended to 2020. On April 15, 2004 we signed an agreement to surrender the property in Leeds, UK, which reduced our operating commitment from $1.4 million to $1.3 million for fiscal 2004. It also reduced our total future operating lease commitments from $11.2 million to $1.9 million. After signing the agreement, our various remaining operating lease commitments now extend to 2007. The following summarizes our contractual lease obligations at March 31, 2004, and the effects such obligations are expected to have on liquidity and cash flow in future periods:

(In thousands)	Total	Less than 1 Year	1-3 Years	4-5 Years	Beyond 5 Years
Contractual obligations
Non-cancelable operating lease obligations	$11,230	$801	$2,078	$951	$7,400

We have an obligation to pay New Moon shareholders a minimum cash earnout of approximately $1.7 million over a period from January 1, 2004 to December 31, 2006 based on a royalty of 30% of New Moon product revenues, net of direct costs. After the shareholders have been paid the minimum earnout, they are entitled to an additional royalty of 15% of New Moon product revenues, net of direct costs, during this period. In the event the minimum earnout is not achieved by the conclusion of the quarter ending December 31, 2006, we shall pay along with the final earnout payment an amount equal to the minimum earnout less all aggregate earnouts paid to date, less any off-sets and any escrow claim deficiencies.

Our management believes that, based on our current plans, our existing cash and cash equivalents, cash received from private placements and funds generated from operations will be sufficient to meet our operating requirements for the next twelve months.

Quantitative and Qualitative Disclosure Regarding Market Risk

Market-Rate Sensitive Instruments and Risk Management

We are exposed to market risk related to changes in interest rates, foreign currency exchange rates, and equity security prices. We do not use derivative financial instruments for speculative or trading purposes.

Interest-Rate Risk

As of March 31, 2004 we had cash of $16.6 million, consisting of cash and highly liquid money market instruments with maturities of less than 90 days. Because of the short maturities of these instruments, a sudden change in market interest rates would not have a material impact on the fair value of the portfolio. We would not expect operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest on its portfolio.

Foreign Exchange Risks

Currently, we denominate sales to some European customers in Euro dollars and also incur expenses related to our European operations in UK pounds and Euro dollars. Through May 2001, we used forward foreign exchange contracts to manage foreign exchange exposures associated with underlying assets, liabilities and anticipated transactions. Since the completion of the transaction in which we sold the Server Software and Professional Services divisions to Caldera, we do not believe the foreign exchange risk is great enough to warrant the purchase of forward foreign exchange contracts. A hypothetical change of 10% in the foreign currency exchange rates would not have a material impact on our consolidated financial position or results of operations.

Equity Security Price Risk

As of March 31, 2004 we have investments in Rainmaker Systems, a Nasdaq listed company, and Netilla Networks, a privately-held company. We also have investments in other privately held companies, the carrying value of which is now zero. The Rainmaker investment is accounted for pursuant to FAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, in which equity gains and losses are recorded to a separate section of shareholders’ equity. The investment in Netilla has been impaired several times to the per share price of subsequent offerings. We do not hedge our investments in equity securities.

Related Party Transactions

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $60,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders.

On March 29, 2004, we entered into a Stock Exchange Agreement with Caststream, Inc. and the shareholders of Caststream, Inc. Under the terms of the agreement, we acquired all of the capital stock of Caststream in exchange for 100,000 shares of our common stock and warrants exercisable for 100,000 shares of our common stock. We also assumed certain liabilities of Caststream of approximately $40,000. Two of the Caststream shareholders, E. Joseph Vitetta, Jr. and Stephen Bannerman were hired in December 2003 as our Vice President Corporate Development and Chief Marketing Officer, respectively. In January 2004, Mr. Vitetta was appointed as our Corporate Secretary. In addition, we hired three other Caststream shareholders in December 2003 in various marketing and technical positions. The audit committee of our board of directors, and our board of directors approved the transaction.

The J3D Family Limited Partnership and the Lawrence Michels Family Limited Partnership (both of which Douglas Michels, one of our directors and our former CEO, is a general partner) are partners in Encinal Partnership No. 1 (“EP1”), which leases certain office premises located in Santa Cruz, California under two leases to us. The first lease commenced on January 1, 1989 and had a ten-year term, with two options to renew for five-year periods. The lease has been renewed through June 30, 2005. The lease covers approximately 50,830 square feet of building space at a current cost of approximately $94,587 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and had a seven-year term, with two options to renew for five-year periods. The second lease has been renewed through June 30, 2005. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $31,268 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001 the second lease was assumed by Caldera International, Inc.

The third partner in EP1 is Wave Crest Development, Inc. (“Wave Crest”). From time to time, Douglas Michels engages in real estate transactions with Wave Crest and its president. Until May 7, 2001, Wave Crest leased 61,500 square feet of office space in Santa Cruz, California to us under three separate leases, all of which had been renewed through June 30, 2005. The costs of the three leases were $6,473, $14,110, and $67,363 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001, all three leases were assumed by Caldera International, Inc.

On December 10, 2003, we entered into a private placement transaction pursuant to which we sold common stock and warrants to several investors, including an investment group in which Mr. Wilde, our President, Chief Executive Officer and Director, acts as Managing Director and Joseph Makoid, our Vice President OEM Sales is an investor, resulting in gross proceeds of approximately $2,750,000.

We believe that the transactions described above were on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and any director or executive officer are subject to approval by a majority of the disinterested members of the board of directors.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued “SFAS” No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94 3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. We adopted the provisions of SFAS 146 for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In November 2002, FASB issued FASB Interpretation 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this statement did not have a material impact on our financial position or results of operations. We provide disclosures required by FIN 45 in Note 16.

In May 2003, the EITF reached a consensus on EITF Issue No. 00 21, “Revenue Arrangements with Multiple Deliverables”. This Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. This Issue addresses when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of these provisions did not have a material effect on our financial position or results of operations.

In January 2003 the FASB issued FIN No. 46, Consolidation of Variable Interest Entities and a revised interpretation of FIN No. 46 (FIN No. 46-R”) in December 2003. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46-R was effective for us during the quarter ended March 31, 2004. We have no interest in variable interest entities, so the adoption of FIN No. 46-R had no effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise became effective for us on July 1, 2003. The adoption of SFAS No. 150 did not have a material effect on our financial position or results of operations.

Recent Developments

On July 29, 2004, Tarantella announced its preliminary operating results for the three months ended June 30, 2004. Tarantella’s fiscal 2004 third quarter revenue was approximately $2.6 million, compared to approximately $3.8 million for the third quarter of fiscal 2003. In addition, for the three months ended June 30, 2004, operating loss was approximately $4.4 million and net loss was approximately $3.7 million or $0.13 per share. This compares to an operating loss of approximately $1.0 million and a net loss of approximately $1.2 million or $0.14 per share for the third quarter of fiscal 2003.

BUSINESS

Tarantella, Inc.

We are a leading provider of internet infrastructure software that enables web-based access to enterprise applications from virtually any client device including personal computers, Apple Macintosh computers, network terminals known as “thin clients” and handheld devices, such as personal digital assistants. We are headquartered in Santa Cruz, California, and operate development centers in the United States, the United Kingdom and India and have sales representatives in the U.S., U.K., Germany, the Netherlands, Canada, Brazil, France, Spain and Italy. Our products are sold directly to end users and original equipment manufacturers, as well as through an integrated worldwide channel of Tarantella account executives, distributors, value-added resellers, systems integrators and computer and software manufacturers. We maintain exclusive distribution relationships in Japan as well as distribution and agent relationships in China, and Northern and Southeast Asia. In total, our products are available through resellers in more than 30 countries.

Our flagship product, Tarantella Secure Global Desktop™ Enterprise Edition, a UNIX/Linux-based application access suite, is installed in corporations and governmental agencies around the world. We introduced Secure Global Desktop Enterprise Edition to the marketplace in 2001 as our Tarantella Enterprise 3 product.

We also offer a Windows-based application access product, Tarantella Secure Global Desktop™ Terminal Services Edition. Terminal Services Edition is intended for use by small to mid-sized business customers and departmental deployments with Windows-only infrastructure distributed via the internet as well as through our channel partners. We charge no fee for a Terminal Services Edition user license, provided the licensee acquires two years of maintenance per user with the license. Terminal Services Edition was previously known as Canaveral iQ™ from Tarantella®.

In March 2004, we acquired Caststream, Inc. and added its cast:stream™ product to our list of offerings. cast:stream is an integrated suite of applications that enable live and on-demand presentations including video and audio with synchronized graphics and animation that enhances interactivity.

We also continue to offer our earlier client integration products that were introduced in the 1990s. These offerings are part of our Vision2K™ Suite of products.

In the aggregate, our products are installed at over 12,000 customer sites, including those of several of the largest and most respected companies in the Forbes Magazine Global 2000 list of the world’s largest companies.

Our strategy is to focus on the application access needs of Forbes Magazine Global 2000 firms and mobile service providers, and deliver purpose-built, non-invasive, non-disruptive infrastructure software solutions to meet the needs of new classes of users and applications, including new wireless applications, home information service providers and web services applications. From a sales perspective, we approach our target market through our worldwide, integrated sales process, including direct sales, channel partners and strategic alliances.

The scalability and flexibility of Secure Global Desktop Enterprise Edition in heterogeneous and demanding system architectures differentiates it from competing products. Secure Global Desktop Enterprise Edition software installs on all major UNIX and Linux platforms and delivers Windows, UNIX, Linux, Mainframe and web-based applications. Our products can also be used in place of, or to augment, Virtual Private Network (“VPN”) or extranet products. Our Secure Global Desktop Terminal Services Edition product was designed expressly to satisfy the needs of small and medium-sized enterprises and departments of larger enterprises seeking a simple and cost-effective alternative to products such as Citrix’s Metaframe XP. Secure Global Desktop Terminal Services Edition seamlessly installs in an organization’s existing Microsoft infrastructure to host Windows-based client software on centralized Microsoft Windows servers.

Geographic Information

See Note 18 of the Notes to Consolidated Financial Statements, “Industry and Geographic Segment Information,” on page F-38 of this prospectus for information regarding the geographies in which we operate.

Tarantella Mission and Vision: Managed, Secure, Adaptive Application Access

We believe application access will play an increasingly prominent role in a ubiquitously wired world. We see server-based application hosting as the most practical way of delivering applications to businesses, homes and mobile users, regardless of time or location. Our mission is to become the world’s leading provider of managed, secure and adaptive application access software for Global 2000 companies and government agencies.

Importance of Web-Based Application Access

Organizations today need secure, managed access to business-critical systems for employees, customers and partners. Mobile and remote worker numbers continue to grow and more companies are consolidating, often requiring diverse computer systems to work together immediately. Workers are dispersed, needing access to data from remote locations. Home workers and extended day workers require efficient, secure access to corporate data outside the office. The internet offers a cost-effective and reliable way for businesses to gain access to their data. This method, however, brings with it an urgent need for high-level security and manageability.

Data Center disaster contingency plans must also allow for alternative user access modes when offices are no longer available. Valuable corporate information kept on desktops is at risk and companies need a centralized, managed business approach that is more cost-effective and secure.

Our product offerings address global enterprises’ needs for remote and mobile access, flexible business continuance plans and provide ways to cut the high costs and risks of managing distributed desktop computers. Our software suite is a powerful solution regardless of company size or platform environment.

Key Customer Benefits: Application Access and Server-Centric Computing

•	Centralizes Information Technology (“IT”) systems for cost savings and increased return on investment;

•	Facilitates distributed server consolidation;

•	Prolongs IT asset life—desktops, applications, servers, etc.;

•	Enables application access through leading web portal products;

•	Facilitates centralized management of intellectual property and data files;

•	Enables delivery of existing applications over the internet instantly without the need to rewrite existing software;

•	Facilitates enhanced security and disaster recovery; and

•	Delivers web-based application access and workforce mobility.

Target Markets

Our software products provide secure access to business networks and applications that are used by various types and sizes of companies. However, several target markets have emerged in which the Tarantella value proposition is particularly compelling, including large financial institutions, government agencies (federal, local, defense departments), utilities and telecommunications.

These enterprises generally employ heterogeneous or mixed information systems architectures, are often geographically dispersed with remote access requirements and are under operational pressures to reduce costs while optimizing a return on assets. Large companies with diverse application platforms and a widely distributed user base are an excellent fit for a Tarantella solution. The scalability and flexibility features of our software differentiate it from competitors who cannot scale to meet the demanding heterogeneous architectures of the largest enterprises.

Industry Background

We compete in the “Server-Based Computing” segment of the software industry. Although the core element of this market has achieved maturity in that the vast majority of Fortune 1000 companies have adopted server-based computing, we believe there will be continued interest in remote access solutions, an increase in wired and wireless connectivity to serve users, and larger budgets as companies begin to upgrade hardware and software. Our major competitor in this industry is Citrix Systems, Inc., which enjoys a majority market share in the Windows-based server-based computing industry.

Competitive Strengths

The Tarantella Secure Global Desktop Enterprise Edition and Secure Global Desktop Terminal Services Edition solutions face strong competition from a range of point products from companies that include Citrix Systems, Inc., Hummingbird Ltd., and Attachmate Corporation. For example, Citrix is the market leader in providing remote access to Windows applications, while Hummingbird and Attachmate are market leaders for UNIX and mainframes, respectively.

While each of these competitors is formidable in its own space, we offer an integrated approach, designed to meet enterprise requirements across the board. Our software solutions address the various needs of specific customer segments, regardless of company size or IT sophistication. Additionally, our products often work alongside those of our competition.

The scalability and flexibility of the solution in heterogeneous and demanding architectures differentiates Secure Global Desktop Enterprise Edition from its competitors. Our Enterprise Edition software installs on all major UNIX and Linux platforms and delivers Windows, UNIX, Linux, Mainframe and web-based applications. Our products can also be used in place of, or to augment, VPN or extranet products.

Secure Global Desktop Terminal Server Edition was designed expressly to satisfy the needs of small and medium-sized enterprises and departments of larger enterprises seeking a simple and cost-effective alternative to such products as Citrix’s Metaframe XP. Secure Global Desktop Terminal Server Edition seamlessly installs in an organization’s existing Microsoft infrastructure to host Windows-based client software on centralized Microsoft Windows servers.

Strategic Relationships

Strong industry partners augment our Tarantella enterprise value proposition.

Tarantella Secure Global Desktop Enterprise Edition software is Sun Tone Certified, and we are a featured technology/development partner for Sun Ray, Java Desktop System, SPARC Solaris and the Java Enterprise Server. In addition, Sun Professional Services has a worldwide contract to resell licenses of Tarantella Secure Global Desktop Enterprise Edition. We also have a worldwide joint marketing agreement with Sun Microsystems and have signed distribution agreements with some of the largest Sun distributors in the world, including GE Access in the USA, Clarity in the UK and ICOS in Italy.

We are a Microsoft Gold Certified ISV Partner and licensee of the Remote Desktop Protocol specification. We view Secure Global Desktop Terminal Services Edition as an important complement to Microsoft Windows Terminal Services. Terminal Services Edition completes the Terminal Services experience for end users.

We also have built strategic relationships with IBM, Oracle and Computer Associates. Additionally, we partner with a variety of thin client vendors, such as ChipPC, eSeSix, Igel, Maxspeed, Neoware, Netvoyager, Praim, Sun, VXL, and Wyse, as well as software and hardware vendors. Our Technology Alliance Group, or TAG program, enforces our dedication to forging strong alliances with these vendors and a TAG certification ensures compatibility with either Tarantella Secure Global Desktop Enterprise Edition or Secure Global Desktop Terminal Services Edition. Members of the Tarantella TAG Program include: Aventail, Sun Microsystems, Neoware, Wyse, Fujitsu Siemens, CodeWeavers and Hewlett Packard. These strategic relationships, both new and ongoing, provide us with additional credibility and leverage in selling to the enterprise market.

Our Products

We offer a comprehensive, server-centric computing product line serving a broad cross-section of customers. This is accomplished by market bifurcation and by addressing distinct customer segments with purpose-built software solutions: Tarantella Secure Global Desktop Enterprise Edition and Secure Global Desktop Terminal Services Edition. As a result, our software solutions deliver the benefits of application access and server-centric computing to organizations with the simplest computing and network environments as well as to those with the largest and most complex. See Note 18 of the Notes to Consolidated Financial Statements, “Industry and Geographic Segment Information” on page F-38 of this prospectus for information regarding the revenue contribution of each our products.

Product Offerings

Our product offerings include the flagship Tarantella Secure Global Desktop Enterprise and Terminal Services Edition software products, the cast:stream applications suite, and the established Vision2K Suite, as described below.

Secure Global Desktop Enterprise Edition

Tarantella Secure Global Desktop Enterprise Edition software is focused on organizations with large, heterogeneous and complex IT environments with overriding requirements for flexibility, scalability and application and data security. Customers of Secure Global Desktop Enterprise Edition software generally have well-developed UNIX support infrastructure and capabilities. Our patented technology was designed for the internet and enterprise intranets. Our Adaptive Internet Protocol is designed to optimize the tradeoffs between bandwidth and application performance to give users the best possible experience over any speed connection.

The Tarantella architecture is based on a three-layer approach, whereby the Tarantella server sits in between the application layer (server) and the client layer (user). The non-intrusive nature of our solution allows installation in the network infrastructure without impacting existing applications or clients.

Tarantella Secure Global Desktop Enterprise Edition software provides universal access to corporate applications, whether modern or legacy, including those that run on Microsoft Windows, UNIX, Linux, mainframe or midrange servers. With Enterprise Edition software, users can access applications remotely from a client device (anything from a thin client to a top-of-the-range PC) needing only a web browser (such as a current version of Microsoft Internet Explorer or Netscape Navigator), with Java technology enabled. A native client version is also available to operate without a web browser. The centralized management capabilities of Tarantella Enterprise Edition scales to accommodate rapid corporate change, technological advancement and expanding remote access needs. The product can span global multi-site IT architectures, unifying and simplifying IT complexity and diversity, providing an enhanced level of business continuity via increased application availability.

Tarantella Secure Global Desktop Enterprise Edition software’s elegant, three-tier “drop-in” architecture means there is no need to modify clients, networks, applications or the servers on which they run, making the software ideal for heterogeneous platform environments and large-scale deployment scenarios. Users access all applications through a single, unified and familiar web-based interface. Global resources are opened up without increasing vulnerability, change is managed rapidly and complex IT infrastructures can be simplified without major disruption, expensive development or costly administration.

Secure Global Desktop Enterprise Edition software enables users to access business applications over the internet, without jeopardizing corporate security, affecting the end user, disrupting the existing infrastructure or requiring costly alternatives, such as a VPN. Secure Socket Layer security, encryption technology and firewall and proxy server traversal are included.

Secure Global Desktop Terminal Services Edition

Secure Global Desktop Terminal Services Edition provides server-based computing for small to mid-sized companies and departments of larger companies that primarily use Microsoft Windows operating systems and platforms in their IT infrastructure. Terminal Services Edition’s design focus is on simple installation and deployment, ease of administration and seamless integration with a Microsoft infrastructure. Terminal Services Edition is a simple, intelligent and cost-effective application access solution for Microsoft based IT companies.

Terminal Services Edition helps organizations fully leverage their investment in Microsoft infrastructure by extending the Windows Terminal Services capabilities available within Microsoft Windows Server 2000 and 2003. The software enhances Windows Terminal Services’ client experience by adding features like seamless windows, enhanced printing and file saving functionality, as well as application access through web-based browsers, Windows desktops or the Windows Start Menu. At the network level, Terminal Services Edition enables Windows Terminal Services to more effectively scale to multiple servers and higher user counts by providing:

•	Application-level load balancing;

•	Application, user and server provisioning; and

•	Reporting and monitoring capabilities.

The Secure Global Desktop Terminal Services Edition software’s two-tier architecture easily integrates into existing Microsoft environments, providing an affordable solution to centralize the hosting of applications, both over a local area network or to remote users.

cast:stream Products

cast:stream provides Tarantella with a logical extension to its focus on remote access and communication in a distributed digital world. The cast:stream suite of applications provides users with a robust method of broadcasting digital presentations to an audience, wherever they may be. cast:stream delivers both live and on-demand presentations including video and audio with synchronized graphics and animation that enhances interactivity. Participants remain engaged with the presenter through advanced communication and collaboration tools, such as instant messaging and real-time polling feedback.

The presenter controls the live broadcast through the cast:stream Moderator application. In addition to cueing up slides and rich media, the Moderator also provides the presenter with audience feedback and broadcast status information.

The cast:stream Server synchronizes slides with streaming video and audio, to provide a coordinated and uninterrupted presentation for viewers.

The cast:stream Player application provides the viewer with an immersive user experience, displaying video of the presenter simultaneously with slides and rich media. The Player also allows the viewer to send messages to the presenter and other participants in real-time during a broadcast for a fully interactive experience.

After a live broadcast is over, the cast:stream Editor can be used to edit the broadcast for creating on-demand presentations that can be viewed online from a website or offline on a CD, DVD or network hard drive.

Vision2K UNIX Integration Products

Integrating the Windows and UNIX worlds, our established Vision2K software suite extends the power and dependability of UNIX servers to the Windows desktop environment and provides character-based and graphical user interface access to UNIX applications.

The Vision2K Suite of products consists of:

•	VisionFS—server based file and print sharing;

•	XVision Eclipse—fast access to X applications;

•	TermVision—terminal emulation for Windows and the internet;

•	SuperVision—centralized management of users; and

•	TermLite—lightweight terminal emulator.

Sales Channels, Distribution and Marketing

Our target customers comprise the Global 2000 and government agencies worldwide. With more than 12,000 current customer sites, we have developed an integrated, three-pronged sales and distribution strategy: direct, channel and web sales. Utilizing an extremely focused direct sales force, as well as enterprise distribution channels, our sales force effectively leverages value-added distributors and resellers, systems integrators, OEMs and ISVs. We select channel partners based on expertise, experience and access to the target markets. In most large opportunities, channel partners and our sales representatives work together on identifying, selling and closing these targeted accounts.

In addition to our enterprise sales process, we sell to small to medium businesses through our PartnerConnect™ program, with registered and associate partners primarily managed by value-added distributors. Our sales network includes the support of over 500 resellers and channel partners globally.

Finally, we are using a “web store” as an alternative channel to sell licenses and support agreements for Secure Global Desktop Terminal Services Edition. By visiting Tarantella’s web site, potential users can download a 30-day evaluation copy of the software, install it and decide if it meets their needs. If it does, by again visiting the web store, users can acquire a license key to fully enable the software when they purchase two years of maintenance for the software. After the two year maintenance period concludes, users may renew the maintenance agreement. If the user does not renew the maintenance agreement, the software remains fully enabled, but the user will no longer receive updates and revisions to the software.

We believe web-based marketing and sales can be important new tools for reaching potential users of Tarantella’s products. In addition, we promote our products in print media geared to IT professionals as well as trade shows and other forms of advertising.

Research and Development

Our product development is comprised of one integrated organization with three sites located in Santa Cruz, California, Leeds, United Kingdom, and Pune, India. We have developed or acquired skills in complex internet infrastructure areas including web-based technologies, communications, security, Java™ technology, virtual user interfaces, networking, adaptive protocols, as well as deep expertise in Microsoft platforms such as Windows Terminal Services, Active Directory, Microsoft Windows Server 2000 and 2003, Microsoft SQL, COM, and DCOM. The combined product team has developed strong links with application server vendors, including Microsoft, IBM, Sun and Oracle, as well as with client vendors manufacturing a range of products from traditional desktop and complex workstation clients to thin clients and wireless handheld devices.

Tarantella holds five patents entitled “Method of Displaying an Application on a Variety of Client Devices in a Client/Server Network”, “Universal Application Server for Providing Applications on a Variety of Client Devices in a Client/Server Network”, “Network Traffic by Instruction Packet Size Reduction”, “Detection of Peripheral Input Activity and Dynamic System Response”, and “System and Method for Virtualizing and Controlling I/O of Applications”. Tarantella also has a number of patent applications pending, including “Color Quality and Packet Shaping Features for Displaying an Application on a Variety of Client Devices”, “System and Method for Dynamic Allocation of Computing Tasks”, “System and Method for Dynamic Content Allocation”, “Improved Client Server Technique for Distributed Computing”, “System and Method for Managing Access of Distributed Resources” and “System and Method for Virtualizing and Controlling Input and Output of Computer Programs”.

Tarantella devotes resources to ongoing product testing and quality assurance to support product reliability. We believe our ability to integrate product technologies, to incorporate a wide variety of standards into our products and to continue to offer enhancements to our existing products is essential to maintaining a competitive advantage in the marketplace.

Distribution

Our software is primarily delivered electronically via the internet, or shipped to our customers on a compact disc.

Technical Support and Services

Our products are used in business-critical environments that require customer support and services to be essential to the full product offering. Our services are designed to support customers ranging from small businesses to large enterprises, both at the end user and reseller levels. We offer a variety of support programs and services through our worldwide customer support and services staff as well as our authorized third-party education staff, support and channel partners:

•	Technical Support—Online support through the web and varying levels of telephone support for corporate accounts;

•	Educational Services—Courseware and instruction guides provided to the worldwide Tarantella Learning Centers, which train and provide materials for both end users and resellers; and

•	Developer Services—Technical advisory and support services, as well as access to early product releases, for application developers.

We sell support services to end users, generally on an annual contract basis. Options are available for customers to tailor support solutions to meet their specific needs. Electronic access to support services is available via the internet. Software updates, enhancements and bug fixes are also available electronically. We also support end users via Authorized Tarantella Service Providers. In addition, we provide support services to distributors, Value Added Resellers, OEMs and integrators.

Employees

As of June 30, 2004 we had 135 full time equivalent employees, including 21 in product development, 61 in sales and marketing, 12 in customer support services and 22 in distribution services and administration. In addition, we employ 19 product development contractors in Pune, India.

Facilities

We occupy leased office space in the United States, the United Kingdom, Germany, Spain and Italy, consisting of an aggregate of approximately 32,000 square feet. We believe that these facilities are adequate for our needs in the foreseeable future.

Legal Proceedings

On August 28, 2003, a former Tarantella sales representative filed an action against Tarantella, Inc. and Tarantella International, Inc., a wholly owned subsidiary of Tarantella, (collectively, “Tarantella”) in the California Superior Court in Santa Clara County, California. The complaint purports to state claims for breach of contract, negligent and intentional misrepresentation, fraud, and deceit. The complaint alleges that the plaintiff is owed commissions on certain sales of Tarantella products, and seeks an unspecified amount of damages, correction of the purported contract, prejudgment interest, punitive damages and costs. On September 25, 2003, we filed a response denying the claims and asserting affirmative defenses. The case is presently in the discovery stage.

We believe the allegations contained in the complaint are without merit and intend to defend the action vigorously. Should the plaintiff’s claims succeed, however, we could be required to pay monetary damages, which could have a material adverse effect on our business, financial position and results.

No other material legal proceedings are pending to which we are a party.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of July 13, 2004:

Name	Age	Position
Alok Mohan (2)	56	Chairman of the Board
Francis E. Wilde	54	President, Chief Executive Officer and Director
Ninian Eadie (1)(4)	67	Director
Ronald Lachman (2)(4)	47	Director
Douglas L. Michels (3)	50	Director
Gilbert Williamson (2)(4)	66	Director
Bruce J. Ryan (1)(3)	60	Director
John M. Greeley	56	Vice President, Chief Financial Officer
E. Joseph Vitetta, Jr.	47	Vice President Corporate Development and Corporate Secretary
Gregory T. Quinn	52	Vice President North American Operations & Strategic Alliances
Edmundo Costa	44	Vice President International Sales & Strategic Accounts
Stephen Bannerman	45	Chief Marketing Officer
Joseph Makoid	44	Vice President OEM Sales
Chris Scheybeler	57	Chief Technology Officer and Vice President Product Development

(1)	Messrs. Eadie, Williamson and Ryan are members of the audit committee.
(2)	Messrs. Mohan, Lachman and Williamson are members of the compensation committee.
(3)	Messrs. Ryan and Michels are members of the stock option committee.
(4)	Messrs. Eadie, Lachman and Williamson are members of the nominating and governance committee.

Mr. Wilde was appointed as our President, Chief Executive Officer and Director in December 2003. Mr. Wilde served as Chairman of the board of Digital Stream USA, Inc., a privately-held software company from February 2002 until October 2003. Mr. Wilde served as President and CEO of Ravisent Technologies, Inc., a DVD software company, from August 1997 until August 2001. Mr. Wilde was also a director of Ravisent Technologies, Inc. from August 1997 until January 2002. Mr. Wilde has also held executive management positions at IBM, Dell Computer, Memorex Telex and Academic Systems. Mr. Wilde is a Managing Director of Starlight Technology Partners.

Mr. Mohan became Chairman of our board of directors in April 1998 after having served on our board since December 1994. Prior to this appointment, he served as our President since December 1994 and as our Chief Executive Officer from July 1995 until April 1998. In December 1994, he was elected to our board of directors director and was appointed as our President and Chief Operating Officer. From May 1994 to December 1994, Mr. Mohan served as our Senior Vice President, Operations and Chief Financial Officer. Prior to joining us, Mr. Mohan was employed with NCR Corporation, a global technology company, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller, with responsibility for financial planning and analysis as well as worldwide reporting from July 1993 to May 1994. Mr. Mohan serves as a director of Rainmaker Systems, Inc. and ImproveNet, Inc.

Mr. Eadie has served on our board of directors since April 1996. He retired from International Computers Limited (“ICL”) a hardware and software manufacturer, in April 1997. Mr. Eadie served as ICL’s Group Executive Director, Technology, from January 1994 until July 1996, where he was responsible for research, development, manufacturing and third party distribution of all ICL products. Prior to that he served as President of ICL Europe from January 1990 until January 1994 and from May 1988 until January 1990 he served as President, ICL International. Mr. Eadie served on ICL’s board of directors from 1984 until 1997, and was a member of ICL’s Executive Management Committee from 1988 until 1997. He was a member of the SCO (UK) Advisory Board from June 1994 until his appointment to our board of directors in April 1996.

Mr. Lachman has served on our board of directors since February 1996. He is a partner of Lachman Goldman Ventures, a venture capital company that helps co-found and invest in internet infrastructure technology ventures including Lachman Goldman Ventures, Connected Corporation, UltraDNS, Catbird Networks, DuoDesign, Centergate Research, Whitehat/ACG, Availl, and Crestview Funds. Mr. Lachman has helped co-found or sits on the board of several of these companies. He founded Lachman Associates in January 1975 and served as its President from January 1975 until June 1989. In January of 1993 he founded Lachman Technology, serving as its President from January 1993 until May 1994. Both Lachman companies developed networking software shipped with most UNIX servers. Mr. Lachman served as Executive Vice President of Interactive Systems, a Kodak Company, from June 1989 through the end of 1992.

Mr. Michels has served on our board of directors since 1979. As one of our co-founders, Mr. Michels was the principal architect of our technology strategy. Mr. Michels served as our President and Chief Executive Officer from April 1998 until December 2003. Mr. Michels also served as our Executive Vice President between January 1979 and April 1998 and was our Chief Technical Officer between January 1993 and April 1998. Mr. Michels serves as a director of FastNet Corporation and Arete Corporation.

Mr. Williamson has served on our board of directors since May 1993. From September 1991 until May 1993, he served as Chairman of the Board and Chief Executive Officer of NCR Corporation, and also served as a member of the board of directors of AT&T. He retired from NCR and the AT&T board of directors in May 1993. From January 1989 until September 1991, he served as President of NCR and as a director, and prior to that time served as Executive Vice President for marketing at NCR for three years. Mr. Williamson is also a director of Fifth-Third Bank of Western Ohio (formerly Citizens Federal Bank, F.S.B.) headquartered in Dayton, Ohio. He also serves on the board of directors of two private companies: Dean Investments and French Oil Mill Machinery.

Mr. Ryan has served on our board of directors since May, 2004, and is the Chair of our audit committee. Mr. Ryan served as the Executive Vice President and Chief Financial Officer of Global Knowledge Inc., an information technology education company, from February 1998 until November 2002. From 1994 until October 1997, Mr. Ryan was Executive Vice President and Chief Financial Officer at Amdahl Corporation. Mr. Ryan held several executive positions at Digital Equipment Corporation from 1969 until 1994, including Senior Vice President of Financial Services, Government and Professional Industries. Mr. Ryan serves as a director of Inrange Technologies Corporation, Ross Systems, Inc. and Axeda Systems, Inc.

Mr. Greeley was appointed as our Vice President and Chief Financial Officer in January 2004. Prior to joining us, Mr. Greeley held the position of CFO at Phoenix Technologies, a public software company, from April 2000 until May 2003. Mr. Greeley was Chief Financial Officer and Chief Operating Officer at Leasing Solutions, Inc. from 1999 until 2000. Mr. Greeley held various senior positions at GE Capital Corporation between 1983 and 1999.

Mr. Vitetta joined us as our Vice President, Corporate Development in December 2003, and was appointed as our Corporate Secretary in January 2004. Prior to joining us in 2003, Mr. Vitetta served as Executive Vice President, Corporate Development at Starlight Digital Technologies, LLC from February 2003 until December 2003. Mr Vitetta served as Vice President, Corporate Development at Axeda Systems, Inc. (formerly known as Ravisent Technologies, Inc. and Quadrant International), from September 1998 until February 2003.

Mr. Quinn joined us in December 2003 as Vice President North American Operations & Strategic Alliances. Prior to joining us, Mr. Quinn served as Senior Vice President of Strategic Alliances and Major Accounts at

Caststream, Inc., an e-learning and online presentation delivery company, from June 2003 to December 2003. Prior to Caststream, Mr. Quinn served from June 2000 to December 2002 as VP of Sales and Strategic Alliances at Conxion Corporation. In addition, Mr. Quinn has held a number of senior management positions in sales and marketing with IBM, Dell, Unisys and Ravisent Technologies as well as spending 13 years at IBM from June 1974 to August 1987, holding several senior positions in sales and product marketing.

Mr. Costa joined us in June 1986, and is currently serving as our Vice President of International Sales & Strategic Accounts. Prior to serving as our Vice President of International Sales & Strategic Accounts, Mr. Costa was Vice President of Worldwide Sales from October 2002 until December 2003. Prior to serving as Vice President of Worldwide Sales, Mr. Costa served in several senior management roles for us. Prior to joining us, Mr. Costa worked at Andersen Consulting.

Mr. Bannerman joined us in January 2004, and serves as our Chief Marketing Officer. Prior to joining us, Mr. Bannerman served as CEO and Founder of Caststream, Inc., an e-learning and online presentation delivery company, from March 2003 to March 2004. From 1989 to 2001, Mr. Bannerman worked at Apple Computer in senior sales and marketing roles, most recently from 1999 to 2001 as Director of Marketing for QuickTime TV (QTV).

Mr. Makoid joined us in January 2004 as our Vice President OEM Sales. Prior to joining us, Mr. Makoid was founder and CEO of Managed Service Partners, International, a joint development with the Sungard Corporation. From 1999 to 2001, Mr. Makoid worked for Data Center Direct, a company he founded in 1999. In 1987, Mr. Makoid co-founded Bus-Tech, a supplier of interconnect controllers and was instrumental in selling the company to Network Systems Corp. in 1994. From 1994 to 1998, Mr. Makoid was Vice President of Channel Sales for Network Systems and Bus-Tech. Mr. Makoid and other investors repurchased Bus-Tech in 1998, where he remained until founding Data Center Direct.

Mr. Scheybeler joined us in 1994, and serves as our Chief Technology Officer and Vice President of Product Development. Prior to joining us, Mr. Scheybeler was Technical Director of IXI Ltd.

There is no family relationship between any of our directors or executive officers.

Board Composition

Currently, our board of directors has seven (7) members, a majority of whom, including Messrs. Eadie, Lachman, Ryan and Williamson, are “independent directors” as defined by the rules of the National Association of Securities Dealers, Inc. (“NASD”).

Director Compensation

In addition to the annual election of either cash compensation or stock options grants, each board member also received the following payments for meeting attendance in fiscal 2003: one thousand dollars ($1,000) per regularly scheduled board meeting attended in person, seven hundred fifty dollars ($750) per special meeting, which may be attended telephonically, and seven hundred fifty dollars ($750) per committee meeting, which may be attended telephonically. Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

Outside directors (i.e., non-employee directors) receive compensation for their service on the board pursuant to the Director Plan, which is described in more detail in “Benefit Plans – Director Option Plan.” This compensation is in the form of stock options, or in the case of the annual grant, which is automatically granted on the first day of each fiscal year, cash may be elected in lieu of stock options. All current outside directors elected to receive stock options for fiscal year 2003 except Dr. McClure. Each outside director who makes such an election to receive cash shall receive cash compensation each quarter payable at a rate determined by the board.

In addition, our outside directors are paid an annual retainer valued at $25,000. For Fiscal 2004 the annual retainer is payable 25% in cash ($6,250) plus at the directors’ election, either 18,750 shares of common stock or a stock option grant of 18,750 shares that vests quarterly over one year.

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors currently has an audit committee, a compensation committee, a nominating and governance committee, and a stock option committee.

Audit Committee

Our audit committee is responsible for annually recommending independent accountants, preparing the reports, statements or charters as may be required by the NASD or the Securities and Exchange Commission, and reviewing:

•	the adequacy of our system of internal accounting controls;

•	our audited financial statements and reports and discussing the statements and reports with management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•	disclosures by independent accountants concerning relationships with our company and the performance of our independent accountants.

Our audit committee currently consists of Messrs. Eadie, Ryan and Williamson, each of whom is an “independent director” as that term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc. and under applicable SEC rules. The board of directors has determined that Mr. Ryan satisfies all of the criteria to be an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

Our compensation committee is primarily responsible for reviewing and approving the compensation, benefits, corporate goals and objectives of our chief executive officer and our other executive officers; evaluating the performance and compensation of our executive officers in light of those goals and objectives; administering our employee benefit plans and making recommendations to our board of directors regarding these matters. Our compensation committee currently consists of Messrs. Lachman, Mohan and Williamson, a majority of whom are “independent directors” as that term is defined under Rule 4200(a)(14) of the NASD.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officer serving as a member of our board of directors or compensation committee (“Interlock”). There are no Interlocks between our board of directors or compensation committee and boards of directors or compensation committees of other companies.

Nominating and Governance Committee

In April 2004, we established a nominating and governance committee of our board of directors. The nominating and governance committee makes recommendations to the board regarding the size and composition of the board and is responsible for reviewing with the board from time to time the appropriate skills and characteristics required of board members. Further, the nominating and governance committee establishes procedures for the nomination process, identifies, recruits and recommends candidates for election to the board of directors and provides oversight for all board, committee, and subcommittee activities. Our nominating and governance committee currently consists of Messrs. Williamson, Lachman and Eadie, each of whom is an “independent director” as that term is defined under Rule 4200(a)(14) of the National Association of Securities Dealers, Inc.

Stock Option Committee

Our stock option committee primarily serves as an administrative arm of the board to grant stock options under our option plans to persons other than directors, officers and consultants. Our stock option committee currently consists of Mr. Ryan, an outside director, and Mr. Michels. The members of our stock option committee are appointed by and serve at the discretion of the board. Our stock option committee is responsible for making option grants to persons other than directors, officers and consultants under our 2002 Incentive Stock Option Plan and the 2003 Stock Option Plan.

Executive Compensation

The following table sets forth the compensation we paid during the three fiscal years to (i) our Chief Executive Officer, and (ii) each of our three other most highly compensated executive officers, whose salary plus bonus exceeded $100,000 in fiscal year 2003:

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Other Annual Compensation ($)		Awards Securities Underlying Options(#)	All Other Compensation ($)(3)
Douglas L. Michels(11), President, Chief Executive Officer	2003 2002 2001	$308,011 364,014 345,680	0 0 111,511	2,148 2,148 300	(4) (4) (5)	40,001 476,109 150,000	$2,007 3,000 593,967	(7)

Randall Bresee(8), Senior Vice President, Chief Financial Officer	2003 2002 2001	197,322 233,200 220,931	17,490 0 70,786	763 500 1,741	(5) (5) (5)	25,000 292,053 125,000	2,777 0 331,270	(7)

Steven M. Sabbath(9), Senior Vice President, Law and Corporate Affairs and Secretary	2003 2002 2001	228,487 242,477 230,264	18,213 0 73,813	473 310 531	(5) (5) (5)	25,001 263,490 75,000	82,762 3,000 347,595	(7)(9)

Edmundo Costa, Vice President, Sales	2003	163,497	6,731	37,004	(6)	35,000	935	(3)(7)

(1)	Includes salary earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
(2)	We pay bonuses to executive officers as determined by the board of directors. The bonuses for each executive officer are based on the officer’s base salary, our financial performance, and individual performance during the fiscal year. Includes bonuses earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
(3)	The dollar amounts in this column include 401(k) contributions for the following persons in the amount of $3,000 for 2002 and 2001 that we paid on behalf of Mr. Michels, and Mr. Sabbath and $312 that we paid on behalf of Mr. Costa in 2003. In addition, the dollar amounts in this column include “Change in Control” payments made in 2001 in the following amounts: Mr. Michels $590,967; Mr. Bresee $331,270; and Mr. Sabbath $344,595.
(4)	Represents taxable health insurance benefit paid by us.
(5)	Represents tax preparation and estate planning services.
(6)	Represents annual airline club membership fees of $350, commission of $31,254 and car allowance of $5,400.

(7)	Represents life insurance premium above $50,000 paid by us. Following are the amounts included: $2,007 for Mr. Michels, $2,777 for Mr. Bresee, $2,997 for Mr. Sabbath and $623 for Mr. Costa.
(8)	Randall Bresee left our employ in April 1999, and prior to his departure he was not an executive officer. Mr. Bresee was rehired in April 2000, as the Chief Financial Officer. Mr. Bresee left our employ in December 2003.
(9)	Mr. Sabbath left our employ in August 2003, returned in October 2003, then left in November 2003.
(10)	The amount represents money paid to Mr. Sabbath as severance but later re-classified as a discretionary bonus when Mr. Sabbath returned to work.
(11)	Mr. Michels resigned as CEO in December 2003, but remains a director.

Stock Option Grants in Our Fiscal Year 2003

The following table sets forth each grant of stock options during the fiscal year ended September 30, 2003 to the named executive officers:

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
	Number of Option Shares Granted(1)	Percent of Total Option Shares Granted to Employees in Fiscal Year(2)	Exercise Price ($ per share)	Expiration Date	5%($)	10%($)
Douglas L. Michels	40,001	4.48%	$0.90	11/14/12	$22,640	$57,376

Randall Bresee	25,000	2.80%	$0.90	11/14/12	$14,151	$35,859

Steven M. Sabbath	25,001	2.80%	$0.90	11/14/12	$14,151	$35,860

Edmundo Costa	35,000	3.92%	$0.90	11/14/12	$19,810	$50,203

(1)	The options were granted under the 2002 Incentive Stock Option Plan. The option exercise price of all stock options granted under the 2002 Incentive Stock Option Plan is generally equal to the fair market value of the shares of Common Stock on the day prior to the date of grant. The options have a term of 10 years and generally vest at the rate of 25% of the shares subject to the option per year in which the optionee remains in continuous status as an employee or consultant.
(2)	We granted options to purchase an aggregate of 900,832 shares to employees in fiscal year 2003.
(3)	Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. Our management cautions shareholders and option holders that such increases in values are based on speculative assumptions and should not be the basis for expectations of the future value of their holdings.

Aggregated Option Exercises In Our Fiscal Year 2003

and Fiscal Year-End Option Values

The following table provides information on option exercises in fiscal year 2003 by the named executive officers and the value of such officer’s unexercised options as of September 30, 2003.

Name	Shares Acquired on Exercise	Value Realized($)	Number of Unexercised Option Shares On September 30, 2003		Value of Unexercised In-the-money Option Shares On September 30, 2003($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Douglas L. Michels	0	0	259,723	68,626	62,407	13,000

Edmundo Costa	0	0	70,645	45,674	25,780	11,375

Randall Bresee	0	0	113,214	55,119	35,176	8,125

Steven M. Sabbath	0	0	108,374	36,108	36,500	8,126

(1)	Based on the market price of $1.30 per share, which was the closing price per share of our common stock on the Over-the-Counter Market on September 30, 2003, less the exercise price payable for such shares.

Employment Agreements and Change of Control Arrangements

In March 1996, the board of directors approved a resolution providing that prior to or after a change in control, as defined in the 2002 Incentive Stock Option Plan, any outstanding options held by our Named Executive Officers that were granted pursuant to the 2002 Incentive Stock Option Plan that are not at such time exercisable and vested shall become fully exercisable and vested.

We have entered into change in control agreements with each of our Named Executive Officers. Pursuant to these agreements, each such officer is eligible to receive, in the event that his or her employment is involuntarily terminated within one year, without cause, following a change in control of Tarantella, an amount equal to the product of twelve (12) times his or her total monthly compensation including targeted bonuses at 100% attainment, continuation of health benefits available to him or her prior to the involuntary termination of employment for twelve (12) months thereafter and accelerated vesting on all options held. Pursuant to the terms of these agreements, a change in control is as defined in our 2002 Incentive Stock Option Plan.

Benefit Plans

Director Option Plan

Our Director Option Plan, which provides for the grant of non-statutory stock options to our non-employee directors, was originally adopted by the board of directors in March 1993 and approved by the shareholders in May 1993. Our board of directors renewed the Director Option Plan in November 2002, and our shareholders voted to renew it in February 2003. We have reserved a total of 300,000 shares of common stock for issuance under the Director Option Plan. The Director Option Plan is currently administered by the board of directors. Under the Director Option Plan, each non-employee director automatically receives a non-statutory option to purchase 8,000 shares of our common stock on the date upon which such person first becomes a director (the “Initial Grant”). In addition, each non-employee director who remains in continuous status as a non-employee director is automatically granted a non-statutory option (the “Annual Grant”) to purchase 2,000 shares of common stock on the first day of each fiscal year, 1,200 shares of which are pursuant to our Director Option Plan and 800 of which are pursuant to our Incentive Stock Option Plan. As of June 30, 2004, there were 195,200 shares available for issuance under the Director Option Plan.

Our outside directors are paid an annual retainer valued at $25,000. For Fiscal 2004 the annual retainer is payable 25% in cash ($6,250) plus at the directors’ election, either 18,750 shares of common stock or a stock option grant of 18,750 shares that vests quarterly over one year.

Our outside directors may elect to receive cash compensation in lieu of an Annual Grant. Each outside director who makes such an election shall receive cash compensation each quarter payable at a rate determined by the board. In addition to the annual election of either cash compensation or stock options grants, each board member also received the following payments for meeting attendance in fiscal 2003: one thousand dollars ($1,000) per regularly scheduled board meeting attended in person, seven hundred fifty dollars ($750) per special meeting, which may be attended telephonically, and seven hundred fifty dollars ($750) per committee meeting, which may be attended telephonically.

Options granted under our Director Option Plan have a term of ten (10) years unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option granted under the Director Option Plan is equal to the fair market value of the common stock on the date of grant. Initial Grant options granted under the Director Plan vest cumulatively at the rate of one-twentieth (1/20th) of the shares subject to the option for every three months after the date of grant. Annual Grant options vest at a rate of one-fourth (1/4th) of the shares subject to the option for every three months after the date of grant.

In the event we merge with or into another corporation or we are involved in a consolidation, acquisition of assets or like transaction immediately prior to occurrence of a change in control, any outstanding option under the Director Option Plan shall become fully exercisable and vested.

Unless terminated sooner, our Director Option Plan will terminate on November 14, 2012. The board has authority to amend or terminate our Director Plan provided no such action may affect options already granted and such options shall remain in full force and effect. As of June 30, 2004, options to purchase 68,400 shares of our common stock at a weighted average exercise price (per share) of approximately $22.73 per share were outstanding.

Employee Stock Purchase Plan. We have an Employee Stock Purchase Plan (“ESPP”) for all eligible employees which is administered by our board of directors. Under the ESPP, shares of our common stock may be purchased at six-month intervals at 85% of the fair market value on the first or last day of each six-month period whichever is lower. Employees may purchase shares through payroll deductions of up to 10% of gross compensation during an offering period. During 2003, 2002 and 2001, employees purchased 81,972, 123,814 and 134,119 shares at an average per share price of $0.72, $1.34 and $8.70, respectively. 27,900 shares were purchased during the first nine months of fiscal 2004. The number of shares reserved for issuance under the ESPP was increased by 50,000 shares in February, 2002, and by 250,000 shares in May, 2004. The number of shares reserved for future issuance as of June 30, 2004 was 305,808.

2002 Incentive Stock Option Plan. As of June 30, 2004, we had authorized 5,802,733 shares of common stock for issuance under the 2002 Incentive Stock Option Plan (the “Option Plan”). Our board of directors administers the Option Plan and determines the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to each option and the exercisability thereof. As of June 30, 2004 there were 952,703 shares available for issuance.

The exercise price of all incentive options granted under the Option Plan must be at least equal to the fair market value. Options granted under the Option Plan generally become exercisable over a four-year period. The term of each option is ten years.

2003 Stock Option Plan. On April 2, 2003, our board of directors adopted the 2003 Stock Option Plan and authorized 200,000 shares of common stock for issuance under the plan. An additional 1,300,000 shares were added to the 2003 Stock Option Plan in December 2003. Our board of directors administers the 2003 Stock Option Plan and determines the terms of the options granted under the 2003 Stock Option Plan, including the exercise price, number of shares subject to each option and the exercisability thereof. As of June 30, 2004 there were 25,756 shares available for issuance.

Options granted under the 2003 Stock Option Plan generally become exercisable over a four-year period. The term of each option is ten years.

401(k) Plan. We maintain an employee savings plan, which qualifies under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 50% of their pre-tax salary, up to certain statutory limits. Until December 31, 2002, we matched 50% of employee contributions up to the lower of 6% of the employee’s annual salary or $3,000. As of December 31, 2002, we no longer make any contribution. For fiscal 2003, 2002, and 2001, our total contribution towards the 401(k) plan amounted to $14,000 for the quarter ending December 31, 2002, $0.1 million for fiscal 2002 and $0.6 million for fiscal 2001.

During fiscal 2003, there was a partial plan termination of our 401(k) plan, which was triggered by our planned reductions in force. As a result, the participants that were terminated became fully vested, regardless of years of service. This did not result in us making any additional contribution. The eight employees that were impacted received additional funds from the plan of approximately $13,000.

Limitation on Liability and Indemnification Matters

As permitted under California law, we have agreements whereby we indemnify our officers and directors for certain events while the officer or director is, or was serving at our request in his capacity as a director or officer. The maximum potential amount of future payments we could be required to make under these indemnification agreements is unlimited; however, we have Director’s and Officer’s insurance policy that limits our exposure and enables us to recover at least a portion of any future amounts paid. As a result of our insurance policy coverage, we believe the estimated fair value of these indemnification agreements is minimal.

Article IV of our Amended and Restated Articles of Incorporation authorizes us to indemnify our directors and officers to the fullest extent permissible under California law.

Article VI of our Amended and Restated Bylaws provides for mandatory indemnification of our officers and directors to the maximum extent allowable under California law. We are authorized to indemnify our employees and agents to the maximum extent allowable under California law. The rights to indemnity thereunder continue as to a person who has ceased to be our director, officer, employee or agent. In addition, the indemnity extends to persons who are or were serving at our request as a director, officer, employee or agent of another corporation, partnership, join venture, trust or other enterprise or who was a director, officer, employee or agent of a corporation which was a predecessor corporation of ours or of another enterprise at the request of such predecessor corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, during our last three fiscal years, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $60,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and shareholders.

On March 29, 2004, we entered into a Stock Exchange Agreement with Caststream, Inc. and the shareholders of Caststream, Inc. Under the terms of the agreement, we acquired all of the capital stock of Caststream in exchange for 100,000 shares of our common stock and warrants for 100,000 shares. We also assumed certain liabilities of Caststream of approximately $40,000. The transaction was considered a related party transaction because two of the Caststream shareholders, E. Joseph Vitetta, Jr. and Stephen Bannerman were hired in December 2003 as our Vice President Corporate Development and Chief Marketing Officer, respectively. In January 2004, Mr. Vitetta was appointed as our Corporate Secretary. In addition, we hired three other Caststream shareholders in December 2003 in various marketing and technical positions. The audit committee of our board of directors, and our board of directors approved the transaction.

In April 1999, we entered into a consulting agreement with our Chairman, Alok Mohan, pursuant to which Mr. Mohan became our external consultant and his status as an employee ceased. The term of the agreement was for one year, commencing April 21, 1999, and was renewable by mutual agreement of both parties with approval by the Compensation Committee. As compensation for Mr. Mohan’s consulting services he received a fee target of $126,000 per year, paid as follows: $90,000 annually as a retainer; and $36,000 annually as a target incentive. Incentive payments were made solely based upon our performance against our Revenue and EPS measures, paid in accordance with the provisions of our Management Incentive Plan. The consulting agreement expired April 21, 2000, and we entered into a new consulting agreement, commencing on April 22, 2000 and continuing through the completion of the acquisition by Caldera Systems, Inc. of our Server and Professional Services business. As compensation for Mr. Mohan’s consulting services he received $5,000 per month, with no incentive bonus. With the approval of the Compensation Committee, we entered into amendments to Mr. Mohan’s consulting agreement pursuant to which, the consulting agreement continued through January 2004, upon the same terms and conditions. As compensation for Mr. Mohan’s consulting services, he received a fee targeted at $180,000 per year paid as follows: $90,000 annually as a retainer (paid monthly at $7,500); and $90,000 annually (paid quarterly) as a target incentive. Incentive payments were made solely based upon our performance against our revenue and operating income measures paid in accordance with the provisions of our Management Incentive Plan. Mr. Mohan received $76,500 for incentive payments during fiscal year 2003. For any quarter that we implement a “voluntary hour reduction” Mr. Mohan’s monthly retainer was reduced accordingly. Beginning in January 2003, his retainer was $6,375. On January 19, 2004, we entered into a new agreement that will remain in effect until December 31, 2004. Mr. Mohan will receive $22,500 annually (paid monthly) cash compensation, and he will receive 67,500 shares of restricted common stock. The shares are subject to a risk of forfeiture in the event of certain terminations of service relationship, which risk of forfeiture will lapse over time based on continued performance of services or earlier if we experience a change of control. Mr. Mohan will also receive $90,000 annually (paid annually) as a target incentive. Incentive payments shall be made solely based upon our performance against our revenue and operating measures paid in accordance with the provisions of the Tarantella Management Incentive Plan. Mr. Mohan’s stock options previously held continue to vest over the term of the agreement and convert to non-statutory options. He continues to be covered under our medical, dental, and vision plans. In addition, Mr. Mohan will forego any compensation normally accorded to members of our board of directors for participation on the board or for attendance at committee meetings and/or board meetings and will not be entitled to additional stock options granted to board members on an annual basis.

The J3D Family Limited Partnership and the Lawrence Michels Family Limited Partnership (both of which Douglas Michels is a general partner) are partners in Encinal Partnership No. 1 (“EP1”), which leases certain office premises located in Santa Cruz, California under two leases to us. The first lease commenced on January 1, 1989 and had a ten-year term, with two options to renew for five-year periods. The lease has been renewed through June 30, 2005. The lease covers approximately 50,830 square feet of building space at a current cost of approximately $94,587 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and had a seven-year term, with two options to renew for five-year periods. The second lease has been renewed through June 30, 2005. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $31,268 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001 the second lease was assumed by Caldera.

The third partner in EP1 is Wave Crest Development, Inc. (“Wave Crest”). From time to time, Douglas Michels engages in real estate transactions with Wave Crest and its president. Until May 7, 2001, Wave Crest leased 61,500 square feet of office space in Santa Cruz, California to us under three separate leases, all of which had been renewed through June 30, 2005. The costs of the three leases were $6,473, $14,110, and $67,363 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001, all three leases were assumed by Caldera International, Inc.

On December 10, 2003, we entered into a private placement transaction pursuant to which we sold common stock and warrants to several investors, including an investment group in which Mr. Wilde, our President, Chief Executive Officer and Director, acts as Managing Director and Joseph Makoid, our Vice President OEM Sales is an investor, resulting in gross proceeds of approximately $2,750,000.

In December 2003, we entered into an agreement with five of our senior executives and directors under which the senior executives and directors received restricted common stock in lieu of salary for portions of their calendar year 2004 compensation. The shares are valued at $0.93 per share, which was the fair market value of the shares at the time of the agreement. A total of 570,250 shares were issued to the following individuals:

•	Francis E. Wilde	50,000 shares

•	Ron Lachman	18,750 shares

•	Randy Bresee	105,000 shares

•	Alok Mohan	68,000 shares

•	Douglas Michels	328,500 shares

The shares are being held in escrow until January 2005, and are subject to a risk of forfeiture in the event of certain terminations of service relationship.

In December 2003, we entered into a Severance and Release Agreement with Randy Bresee, our former Senior Vice President Operations and Chief Financial Officer. Pursuant to the agreement, Mr. Bresee received the benefits he was entitled to under our previously adopted change in control plan, which constituted a termination payment in the sum of $203,000, continuation of health benefits for twelve months from the date of his termination and all stock options become immediately exercisable. Further, in exchange for consulting services he will provide to us until the period ending January 5, 2005, Mr. Bresee received 105,000 shares of restricted common stock which we will hold in escrow for the term of the consulting services and are subject to risk of forfeiture in the event of termination of such services.

In May 2004, we entered into a transition agreement with Douglas L. Michels, our former President and Chief Executive Officer. Pursuant to the agreement, Mr. Michels will continue to serve as an employee until January 31, 2005, unless extended by mutual agreement, and will receive salary at the annual rate of $109,500. Mr. Michels’ health benefits will continue until January 31, 2006, provided, however, such benefits will cease on the date Mr. Michels becomes eligible for comparable coverage under the plan of a subsequent employer. All stock options granted to Mr. Michels prior to his resignation as President and Chief Executive Officer shall become immediately exercisable. Further, Mr. Michels received 328,500 shares of restricted common stock which we will hold in escrow until January 2005 and are subject to risk of forfeiture in the event of termination of Mr. Michels’ employment.

We believe that the transactions described above were on terms no less favorable to us than could have been obtained from unaffiliated third parties. All future transactions between us and any director or executive officer are subject to approval by a majority of the disinterested members of the board of directors.

Indemnification and Change in Control Agreements

We have entered into indemnification agreements with each of our directors and officers. See “Management—Limitation on Liability and Indemnification Matters.” We have also entered into Change in Control with our officers. See “Management—Employment Agreements and Change of Control Arrangements.”

Stock Option Grants

We have granted stock options to purchase shares of our common stock to our executive officers and directors. See “Management—Stock Option Grants in Our Fiscal Year 2003.”

In addition to the stock option grants disclosed in our “Management” section, we made the following grants to the new members of our executive management:

Option Grants to new Executive Management since September 2003

The following table sets forth each grant of stock options to our executive management since September 2003:

Name and Title	Number of Option Shares Granted		Individual Grants
			Exercise Price ($ per share)		Date Granted
Francis E. Wilde, Chief Executive Officer, President and Director	100,000 100,000 200,000	(1) (2) (3)	$ $ $	0.93 2.50 1.78	12/9/03 4/21/04 6/29/04

John M. Greeley, Vice President and Chief Financial Officer	150,000 22,500 100,000	(1) (2) (3)	$ $ $	1.65 2.50 1.78	1/6/04 4/21/04 6/29/04

E. Joseph Vitetta, Jr., Vice President Corporate Development and Corporate Secretary	50,000 22,500 75,000	(1) (2) (3)	$ $ $	0.90 2.50 1.78	12/11/03 4/21/04 6/29/04

Steve Bannerman, Chief Marketing Officer	50,000 20,000	(1) (3)	$ $	0.90 1.78	12/11/03 6/29/04

Gregory Quinn, Vice President North American Operations and Strategic Alliances	50,000 22,500 20,000	(1) (2) (3)	$ $ $	0.90 2.50 1.78	12/11/03 4/21/04 6/29/04

Joseph Makoid, Vice President OEM Sales	50,000 22,500 75,000	(1) (2) (3)	$ $ $	1.95 2.50 1.78	1/13/04 4/21/04 6/29/04

Thomas P. Rhodes, Former Vice President—General Counsel	30,000	(1)		$1.95	1/13/04

(1)	The options were granted under the 2003 Stock Option Plan. The option exercise price of all stock options granted under the Option Plan is equal to the fair market value of the shares of Common Stock on the day prior to the date of grant. The options have a term of 10 years and generally vest at the rate 25% of the shares subject to the option after completion of the first year of employment, and 1/16th per quarter thereafter, as long as the optionee remains in continuous status as an employee or consultant. None of the shares subject to the option granted to Mr. Rhodes vested prior to his departure from Tarantella.
(2)	The options were granted under the 2002 Incentive Stock Option Plan. The option exercise price of all stock options granted under the 2002 Incentive Stock Option Plan is equal to the fair market value of the shares of Common Stock on the day prior to the date of grant. The options have a term of 10 years and generally vest at the rate 25% of the shares subject to the option per year, as long as the optionee remains in continuous status as an employee or consultant.
(3)	The options were granted under the 2002 Incentive Stock Option Plan. The option exercise price of all stock options granted under the 2002 Incentive Stock Option Plan is equal to the fair market value of the shares of Common Stock on the day prior to the grant date. The options have a term of 10 years and vest at the rate of 1/40th of the shares every quarter for forty quarters, as long as the optionee remains in continuous status as an employee or consultant.

SELLING SHAREHOLDERS

The following table sets forth information with respect to the number of shares of common stock owned by the selling shareholders named below both prior to this offering and assuming the sale of all shares offered hereby. The information in the table below and in the related footnotes is current as of the date of this prospectus and is based on information provided to us by the selling shareholders. The shares are being registered to permit public disposition of the shares, and the selling shareholder may dispose of the shares from time to time.

Shares of common stock subject to stock options and warrants are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.

The shares being covered hereby were acquired in connection with the following transactions:

•	Up to 80,000 shares of our common stock issuable upon exercise of warrants issued to certain individuals in connection with a financial advisory and investment banking agreement with EarlyBirdCapital, Inc. entered into in April 2002.

•	1,468,845 shares of our common stock issued in connection with our acquisition in June 2003 of New Moon Systems, Inc.

•	1,950,000 shares of our common stock, and up to an additional 1,950,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in September 2003.

•	570,250 shares of our common stock issued in December 2003 to five of our executive officers and directors as part of their calendar year 2004 compensation.

•	2,750,000 shares of our common stock, and up to an additional 550,000 shares of our common stock issuable upon exercise of warrants issued to certain investors in a private placement transaction in December 2003.

•	90,000 shares of our common stock issued to InteSec Group LLC in January 2004 as compensation for performance as an independent contractor.

•	11,678,580 shares of our common stock, and up to an additional 2,658,216 shares of our common stock issuable upon exercise of warrants issued to certain investors and placement agents in a private placement transaction in February 2004.

•	140,000 shares of our common stock issued in March 2004 to Olympus Securities, LLC as payment for a finders fee for the December 2003 private placement.

•	100,000 shares of our common stock, and up to 100,000 shares of our common stock issuable upon exercise of warrants issued in connection with our March 2004 acquisition of Caststream, Inc.

The shares were issued pursuant to exemptions from the registration requirements of the Securities Act.

The shares may be disposed of from time to time by the selling shareholders named below:

	Number of Shares Owned Prior to the Offering[1]		Number of Shares Being Offered	Number of Shares Owned After the Offering[2]
Name of Selling Shareholder	Number	Percent		Number	Percent
Michael Heath Abbate	4,500	*	4,500	0	*
Karen Renee Andre[3]	8,100	*	8,100	0	*
Pankaj Ankam	3,600	*	3,600	0	*
Carlos Arellano[4]	3,600	*	3,600	0	*
Banatao Living Trust DTD 7/21/99[5]	29,942	*	29,942	0	*
Stephen Bannerman[6]	160,276[7]	*	90,276	70,000[8]	*
Rajat Bhargava	987	*	987	0	*
Rhonda Kaye Beynon	1,800	*	1,800	0	*
BFS US Special Opportunities Trust PLC[9]	857,143[10]	3.12%	857,143	0	*
Bonanza Master Fund LTD[11]	428,572[12]	1.56%	428,572	0	*
Timothy M. Brady	5,400	*	5,400	0	*
Randall Bresee[13]	304,420[14]	1.11%	105,000	199,420[14]	*
April Ann Raimundo Campbell[4]	26,207[15]	*	8,100	18,107[15]	*
Amy Elizabeth Carlisle	2,700	*	2,700	0	*
Caspian Capital Partners, L.P.[16]	85,715[17]	*	85,715	0	*
Navin Chaddha[18]	3,948	*	3,948	0	*
Raminder Singh Channe	3,600	*	3,600	0	*
Brenda R. Chastaine	2,700	*	2,700	0	*
John Cleary[19]	158	*	158	0	*
Scot Cohen	195,000[20]	*	195,000	0	*
Corsair Capital Partners, L.P.[16]	535,715[21]	1.95%	535,715	0	*
Corsair Capital Investors, Ltd.[16]	36,787[22]	*	34,287	2,500	*
Corsair Capital Partners 100 L.P.[16]	21,430[23]	*	21,430	0	*
Corsair Long Short International, Ltd.[16]	32,930[24]	*	21,430	11,500	*
Corsair Select, L.P.[16]	244,287[25]	*	244,287	0	*
Sunford Rafael Dias	2,700	*	2,700	0	*
Lindsay Gruber Dunham	21,428[26]	*	21,428	0	*
Elisabeth Eisner[19]	395	*	395	0	*
James Elwinger	1,800	*	1,800	0	*
GCWF Investment Partners II27	987	*	987	0	*
Calvin Wah Gee	3,600	*	3,600	0	*
Susan Giangrande[4]	17,000[28]	*	2,000	15,000[29]	*
James Robert Gladstone	4,500	*	4,500	0	*
Ashish Goel	1,800	*	1,800	0	*
Neal I. Goldman	214,286[30]	*	214,286	0	*
Jon D. Gruber TTEE FBO Jonathan Wyatt Gruber	21,428[31]	*	21,428	0	*
Jon D. Gruber & Linda W. Gruber	150,000[32]	*	150,000	0	*
Gruber & McBaine International[33]	150,000	*	150,000	0	*
Richard A. Hansen115	142,500	*	142,500	0	*
Max Robert Herrmann[4]	35,504[36]	*	11,700	23,804[36]	*
Hitschler Enterprises, LLC[37]	600,000	2.18%	600,000	0	*
InteSec Group LLC[39]	90,000	*	90,000	0	*
Jeff Jameson[4]	53,442[40]	*	28,442	25,000[41]	*
Christopher Kawalek[4]	81,632[42]	*	51,632	30,000[43]	*
Daniel Y. Kikuchi, Frank C. Oliver, as Oliver Kikuchi Group Capital[44]	198	*	198	0	*
Tyson Kopczynski	5,400	*	5,400	0	*

	Number of Shares Owned Prior to the Offering[1]		Number of Shares Being Offered	Number of Shares Owned After the Offering[2]
Name of Selling Shareholder	Number	Percent		Number	Percent
Ronald Lachman[45]	122,350[46]	*	18,750	103,600[46]	*
Lagunitas Partners LP33	450,000[47]	1.64%	450,000	0	*
Susan L. and Stephen A. Lapinski	777	*	777	0	*
Edwin J. Lau[48]	21,600	*	21,600	0	*
Michelle LeCornu	270	*	270	0	*
Kent Lindstrom	8,028[49]	*	8028	0	*
Marty B. Lorenzo[19]	79	*	79	0	*
Marcus D. Lowe[50]	36,000	*	36,000	0	*
Guillermo D. Luchangco and/or Maria Lourdes M. Luchangco	593	*	593	0	*
Harry Paul Lueders	540	*	540	0	*
Mariner Opportunity Fund, L.P.[16]	85,715[51]	*	85,715	0	*
J. Patterson McBaine	64,286[52]	*	64,286	0	*
Douglas Lloyd Michels[53]	1,138,916[54]	4.14%	328,500	810,416[54]	2.95%
MicroCapital Fund Ltd.[55]	140,572[56]	*	140,572	0	*
MicroCapital Fund L.P.[55]	288,000[57]	1.05%	288,000	0	*
Lucia Liu Mikasa[4]	27,721[58]	*	8,100	19,621[58]	*
Mobius Technology Ventures Advisors VI, LP59	15,636	*	15,636	0	*
Mobius Technology Ventures Side Fund VI, LP59	16,413	*	16,413	0	*
Mobius Technology Ventures VI, LP59	401,323	1.46%	401,323	0	*
Alok Mohan[60]	500,570	1.82%	68,000	432,570	1.57%
David Mojdehi	1,980[61]	*	1,980	0	*
Prashant Navare[4]	67,534[62]	*	21,600	45,934[62]	*
Robert James Nikora	11,700	*	11,700	0	*
Novell, Inc.	118,413	*	118,413	0	*
David N. Olson	2,500[63]	*	2,500	0	*
Olympus Securities, LLC	140,000[64]	*	140,000	0	*
Tienshia Tina Pan	3,600	*	3,600	0	*
Lawrence C. and/or Judy C. Qua	1,386	*	1,386	0	*
Liza Ann Raimundo	900	*	900	0	*
Nancy Raimundo	270	*	270	0	*
Douglas J. Rein[19]	198	*	198	0	*
Renaissance US Growth Investment Trust PLC[9]	857,143[65]	3.12%	857,143	0	*
Renaissance Capital Growth & Income Fund III, Inc.[9]	857,143[66]	3.12%	857,143	0	*
Roth Capital Partners, LLC[67]	155,000[68]	*	155,000	0	*
Ann Christina Rothchild	3,600	*	3,600	0	*
Ruchi Saini	1,800	*	1,800	0	*
Harmin Sainion	8,100	*	8,100	0	*
Jonathan Case Salas	6,300	*	6,300	0	*
Senvest Masterfund LP	214,286[69]	*	214,286	0	*
Senvest International LLC	214,286[70]	*	214,286	0	*
Sherleigh Associates Inc. Profit Sharing Plan[71]	857,143[72]	3.12%	857,143	0	*
Kamaljit Singh	3,600	*	3,600	0	*
SOFTBANK US Ventures VI, LP59	430,434	1.56%	430,434	0
Nakul Sood[4]	20,187[73]	*	8,100	12,087[73]	*
Special Situations Fund III, L.P.[74]	2,160,000[75]	7.85%	2,160,000	0	*
Special Situations Cayman Fund, L.P.[74]	720,000[76]	2.62%	720,000	0	*
Special Situations Private Equity Fund, L.P.[74]	720,000[77]	2.62%	720,000	0	*

	Number of Shares Owned Prior to the Offering[1]		Number of Shares Being Offered	Number of Shares Owned After the Offering[2]
Name of Selling Shareholder	Number	Percent		Number	Percent
Special Situations Technology Fund, L.P.[74]	876,731[78]	3.19%	871,760	4,971	*
Special Situations Technology Fund II, L.P.[74]	4,478,040[79]	16.28%	4,453,240	24,800	*
Starlight Technology Partners, LLC[80]	300,000[81]	1.09%	300,000	0	*
Stratford Partners L.P.[82]	428,572[83]	1.56%	428,572	0	*
Brian G. Swift	47,500[84]	*	22,500	25,000	*
Tallwood Partners LLC[85]	29,942	*	29,942	0	*
Savio D. Tran	540	*	540	0	*
Topaz Partners[86]	857,143[87]	3.12%	857,143	0	*
Dennis J. Topoleski	2,700	*	2,700	0	*
Valmora Investment & Management Corporation[88]	2,784	*	2,784	0	*
Vertex Technology Fund II89	98,342	*	98,342	0	*
Vertex Technology Fund III[89]	98,342	*	98,342	0	*
Vertical Ventures[90]	780,000[91]	2.84%	780,000	0	*
E. Joseph Vitetta, Jr.[92]	165,142[93]	*	17,642	147,500[94]	*
Walker Smith International Fund, Ltd.[95]	814,440[96]	2.96%	814,170	0	*
Walker Smith Capital, L.P.[95]	137,760[97]	*	137,760	0	*
WS Opportunity Fund (QP) L.P.[95]	245,846[98]	*	245,846	0	*
Walker Smith Capital (QP) L.P.[95]	649,200[99]	2.36%	649,200	0	*
WS Opportunity Fund, L.P.[95]	201,480100	*	201,480	0	*
WS Opportunity Fund International, Ltd.[95]	265,560101	*	265,560	0	*
Francis E. Wilde102	450,000103	1.63%	50,000	400,000103	1.45%
Dr. Alexander Yap and/or Cristina Yap	1,066	*	1,066	0	*
Richard A. Young and Donna L. Young Trustees for the Young Trust104	1,582	*	1,582	0	*
EarlyBirdCapital, Inc.114	42,000105	*	42,000105	0	*
Anthony Stoss	24,000106	*	24,000106	0	*
Steve Levine	6,000107	*	6,000107	0	*
Robert Gladstone	1,000108	*	1,000108	0	*
Dave Karlin	2,000109	*	2,000109	0	*
Carl Wiseman	1,000110	*	1,000110	0	*
Stu Horowitz	500111	*	500111	0	*
Alan Weiss	500112	*	500112	0	*
David Nussbaum	3,000113	*	3000113	0	*

*	Less than 1% of the outstanding common shares.
[1]	Based on 27,513,219 shares of common stock outstanding as of July 13, 2004. Shares of common stock subject to stock options and warrants are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person.
[2]	Assumes the sale of all of the shares of common stock offered by the Selling Shareholders. This registration statement shall also cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding common stock.
[3]	Ms. Andre was the Vice President Finance at New Moon Systems prior to our acquisition of New Moon Systems.
[4]	Selling Shareholder is currently serving as our employee.

[5]	Mr. Banatao was the chairman of the board of directors of New Moon Systems until we acquired it in June 2003. Mr. Banatao exercises sole voting and dispositive powers over the shares held by the Banatao Living Trust DTD 7/21/99.
[6]	Mr. Bannerman is currently serving as our Chief Marketing Officer.
[7]	Includes 45,138 shares of our common stock issuable upon the exercise of warrants and 70,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[8]	Includes 70,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[9]	Russell Cleveland, Robert Pearson and John Schmit exercise shared voting and dispositive powers over the shares held by BFS US Special Opportunites Trust PLC, Renaissance US Growth Investment Trust PLC, and Renaissance Capital Growth & Income Fund III.
[10]	Includes 142,857 shares of our common stock issuable upon the exercise of warrants.
[11]	Bernay Box exercises sole voting and dispositive powers over the shares held by Bonanza Master Fund.
[12]	Includes 71,429 shares of our common stock issuable upon the exercise of warrants.
[13]	Mr. Bresee served as our Vice President Operations and Chief Financial Officer until January 2004. He currently serves as an Independent Consultant to us.
[14]	Includes 198,413 shares of common stock issuable upon the exercise of stock options. Mr. Bresee’s stock options are fully vested.
[15]	Includes 18,107 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[16]	Includes 14,286 shares of our common stock issuable upon the exercise of warrants.
[17]	Jay Petschek and Steven Major exercise shared voting and dispositive powers over the shares held by Caspian Capital Partners, L.P., Mariner Opportunity Fund, L.P., Corsair Capital Partners, L.P., Corsair Capital Investors, Ltd., Corsair Capital Partners 100, L.P., Corsair Long Short International, Ltd. and Corsair Select, L.P.
[18]	Mr. Chaddha was a member of New Moon Systems board of directors prior to our acquisition of New Moon Systems in June 2003.
[19]	Selling Shareholder is an attorney with Gray, Cary, Ware and Freidenrich, outside counsel to New Moon Systems both before and during our acquisition of New Moon Systems in June 2003.
[20]	Includes 97,500 shares of our common stock issuable upon the exercise of warrants.
[21]	Includes 89,286 shares of our common stock issuable upon the exercise of warrants.
[22]	Includes 5,715 shares of our common stock issuable upon the exercise of warrants.
[23]	Includes 3,572 shares of our common stock issuable upon the exercise of warrants.
[24]	Includes 3,572 shares of our common stock issuable upon the exercise of warrants.
[25]	Includes 40,715 shares of our common stock issuable upon the exercise of warrants.
[26]	Includes 3,571 shares of our common stock issuable upon the exercise of warrants.
[27]	Selling Shareholder is an investment entity associated with Gray, Cary, Ware & Freidenrich, outside counsel to New Moon Systems both before and during our acquisition of New Moon Systems in June 2003. James M. Koshland exercises sole voting and dispositive powers over the shares held by GCWF Investment Partners II
[28]	Includes 1,000 shares of our common stock issuable upon the exercise of warrants and 15,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date,  1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.

[29]	Includes 15,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[30]	Includes 35,714 shares of our common stock issuable upon the exercise of warrants.
[31]	Includes 3,571 shares of our common stock issuable upon the exercise of warrants.
[32]	Includes 25,000 shares of our common stock issuable upon the exercise of warrants.
[33]	Jon D. Gruber & J. Patterson McBaine exercise shared voting and dispositive powers over the shares held by Gruber & McBaine International and Lagunitas Partners, LP.
[34]	Includes 25,000 shares of our common stock issuable upon the exercise of warrants.
[35]	Includes 142,500 shares of our common stock issuable upon the exercise of warrants.
[36]	Includes 23,804 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[37]	W.A. Hitschler exercises sole voting and dispositive powers over the shares held by Hitschler Enterprises.
[38]	Includes 100,000 shares of our common stock issuable upon the exercise of warrants.
[39]	John L. Kaufman exercises sole voting and dispositive powers over the shares held by InteSec Group LLC.
[40]	Includes 14,221 shares of our common stock issuable upon the exercise of warrants, and 25,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[41]	Includes 25,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[42]	Includes 25,816 shares of our common stock issuable upon the exercise of warrants, and 30,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[43]	Includes 30,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[44]	Daniel Y. Kikuchi exercises sole voting and dispositive powers over the shares held by Daniel Y. Kikuchi, Frank C. Oliver as Oliver Kikuchi Capital Group.
[45]	Mr. Lachman currently serves on our Board of Directors.
[46]	Includes 89,200 shares of common stock issuable upon the exercise of stock options. Our stock option grants generally vest pursuant to our option plans: the first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[47]	Includes 75,000 shares of our common stock issuable upon the exercise of warrants.
[48]	Mr. Lau was New Moon Systems’ Vice Chairman and Vice President Corporate Development. Upon our acquisition of New Moon in June 2003, Mr. Lau served as our Vice President Strategic Planning until January 15, 2004. He is currently serving as an Independent Consultant to us.
[49]	Includes 4,014 shares of our common stock issuable upon the exercise of warrants.
[50]	Mr. Lowe was New Moon Systems’ President and Chief Executive Officer. Upon our acquisition of New Moon in June 2003, Mr. Lowe served in a temporary employment capacity as our Executive Marketing Consultant until March 31, 2004.
[51]	Includes 14,286 shares of our common stock issuable upon the exercise of warrants.
[52]	Includes 10,714 shares of our common stock issuable upon the exercise of warrants.
[53]	Mr. Michels served as our President and Chief Executive Officer until December 2003. He is currently employed by us as our Internal Strategy Consultant.
[54]	Includes 15,000 shares of common stock in J3D Family Limited Partnership and 47,499 shares of common stock in Lawrence Michels Family Limited Partnership, of which Mr. Michels is General Partner in both. Includes 388,349 shares of common stock issuable upon the exercise of stock options. Mr. Michels stock options are fully vested.
[55]	Ian Ellis exercises sole voting and dispositive powers over the shares held by MicroCapital Fund Ltd. and MicroCapital Fund L.P.
[56]	Includes 23,249 shares of our common stock issuable upon the exercise of warrants.
[57]	Includes 48,000 shares of our common stock issuable upon the exercise of warrants.
[58]	Includes 19,621 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[5][9]	Designees of Mobius held two board seats on New Moon Systems’ board of directors prior to our acquisition of New Moon Systems in June 2003. D. Rex Golding, Gary Rieschel, Greg Galanos, Greg Prow, Heidi Roizen, and Brad Feld exercise shared voting and dispositive powers over the shares held by Mobius Technology Advisors VI, LP, Mobius Technology Ventures Side Fund VI, LP, Mobius Technology Ventures VI, LP, and SOFTBANK US Ventures VI, LP.
[60]	Mr. Mohan is the Chairman of our Board of Directors, and serves as a consultant to us.
[61]	Includes 990 shares of our common stock issuable upon the exercise of warrants.
[62]	Includes 45,934 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[63]	Includes 2,500 shares of our common stock issuable upon the exercise of warrants issued as partial compensation for services rendered by Security Research Associates, Inc., of which this selling shareholder is an affiliate, as a placement agent in our February 2004 private placement, for which Security Research Associates was also paid $50,000.
[64]	Represents shares issuable upon exercise of warrants issued as compensation for serving as a placement agent in our December 2003 private placement. James Carrazza exercises sole voting and dispositive powers over the shares held by Olympus Securities. Olympus Securities was also paid $118,346 and $294,000 as compensation for serving as a placement agent in our September 2003 and February 2004 private placements, respectively.
[65]	Includes 142,857 shares of our common stock issuable upon the exercise of warrants.
[66]	Includes 142,857 shares of our common stock issuable upon the exercise of warrants.
[67]	Gordon Roth and Byron Roth Roth exercise shared voting and dispositive powers over the shares held by Roth Capital Partners LLC.

[68]	Represents 155,000 shares of our common stock issuable upon the exercise of warrants issued as partial compensation for services rendered as a placement agent in our February 2004 private placement, for which Roth Capital was also paid $420,000.
[69]	Includes 35,714 shares of our common stock issuable upon the exercise of warrants.
[70]	Includes 35,714 shares of our common stock issuable upon the exercise of warrants.
[71]	Jack Silver exercises sole voting and dispositive powers over the shares held by Sherleigh Capital.
[72]	Includes 142,857 shares of our common stock issuable upon the exercise of warrants.
[73]	Includes 12,087 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[74]	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
[75]	Includes 360,000 shares of our common stock issuable upon the exercise of warrants.
[76]	Includes 120,000 shares of our common stock issuable upon the exercise of warrants.
[77]	Includes 120,000 shares of our common stock issuable upon the exercise of warrants.
[78]	Includes 304,960 shares of our common stock issuable upon the exercise of warrants.
[79]	Includes 1,557,540 shares of our common stock issuable upon the exercise of warrants.
[80]	Francis E. Wilde, our President, Chief Executive Officer and Director is the managing partner of Starlight Technology Partners, LLC, and Joseph Makoid, our Vice President OEM Sales in an investor in Starlight Technology Partners, LLC. Francis E. Wilde exercises sole voting and dispositive powers over the shares held by Starlight Technology Partners, LLC.
[81]	Includes 50,000 shares of our common stock issuable upon the exercise of warrants.
[82]	Mark Fain and Chad Comiteau exercise shared voting and dispositive powers over the shares held by Stratford Partners L.P.
[83]	Includes 71,429 shares of our common stock issuable upon the exercise of warrants.
[84]	Includes 22,500 shares of our common stock issuable upon the exercise of warrants issued as partial compensation for services rendered by Security Research Associates, Inc., of which this selling shareholder is an affiliate, as a placement agent in our February 2004 private placement, for which Security Research Associates was also paid $50,000.
[85]	Diosdado Banatao exercises sole voting and dispositive powers over the shares held by Tallwood Partners LLC.
[86]	Kevin Schweitzer exercises sole voting and dispositive powers over the shares held by Topaz Partners.
[87]	Includes 142,857 shares of our common stock issuable upon the exercise of warrants.
[88]	Leonardo Siguion Reyna exercises sole voting and dispositive powers over the shares held by Valmora Investment & Management Corporation.
[89]	A designee of Vertex held one board seat on New Moon Systems’ Board of Directors prior to our acquisition of New Moon Systems in June 2003. Tay Siew Choon, Tan Mui Hong, Sum Soon Lim, Lee Kheng Nam, Lee Kwee Jee, Lim Kok Liang, and Chua Joo Hock exercise shared voting and dispositive powers over the shares held by Vertex Technology Fund II and Vertex Technology Fund III.
[90]	Joshua Silverman exercises sole voting and dispositive powers over the shares held by Vertical Ventures.
[91]	Includes 390,000 shares of our common stock issuable upon the exercise of warrants.
[92]	Mr. Vitetta currently serves as our Vice President Corporate Development and Corporate Secretary.
[93]

Includes 8,821 shares of our common stock issuable upon the exercise of warrants and 147,500 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date,  1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.

[94]	Includes 147,500 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
[95]	Reid S. Walker and G. Stacy Smith are the control persons with respect to investment discretion for Walker Smith International Fund, Ltd., Walker Smith Capital (QP), L.P. and Walker Smith Capital, L.P. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are the control persons with respect to investment discretion for WS Opportunity Fund International, Ltd., WS Opportunity Fund(QP), L.P. and WS Opportunity Fund, L.P.
[96]	Includes 135,740 shares of our common stock issuable upon the exercise of warrants.
[97]	Includes 22,960 shares of our common stock issuable upon the exercise of warrants.
[98]	Includes 40,974 shares of our common stock issuable upon the exercise of warrants.
[99]	Includes 108,200 shares of our common stock issuable upon the exercise of warrants.
100	Includes 33,580 shares of our common stock issuable upon the exercise of warrants.
101	Includes 44,260 shares of our common stock issuable upon the exercise of warrants.
[1][02]	Mr. Wilde currently serves as our President, Chief Executive Officer and a director on our Board of Directors.
[1][03]	Includes 400,000 shares of common stock issuable upon the exercise of stock options. Our stock option grants to employees generally vest pursuant to our option plans: an employee’s first stock option grant has a one year cliff from the vesting commencement date, 1/4 of the shares vest at the conclusion of the first year; 1/16th of the shares vest every three months thereafter. Subsequent grants typically vest 1/16th of the shares subject to the option every three months from the vesting commencement date.
104	Richard A. Young and Donna L. Young exercise shared voting and dispositive powers over the shares held by Richard A. Young and Donna L. Young Trustees for the Young Trust.
105	Includes 42,000 shares of our common stock issuable upon the exercise of warrants.
106	Includes 24,000 shares of our common stock issuable upon the exercise of warrants.
107	Includes 6,000 shares of our common stock issuable upon the exercise of warrants.
108	Includes 1,000 shares of our common stock issuable upon the exercise of warrants.
109	Includes 2,000 shares of our common stock issuable upon the exercise of warrants.
110	Includes 1,000 shares of our common stock issuable upon the exercise of warrants.
111	Includes 500 shares of our common stock issuable upon the exercise of warrants.
112	Includes 500 shares of our common stock issuable upon the exercise of warrants.
113	Includes 3,000 shares of our common stock issuable upon the exercise of warrants.
114	David Nussbaum and Steven Levine exercise shared voting and dispositive powers over the shares held by Early Bird Capital Inc.
115	Represents shares of our common stock issuable upon the exercise of warrants issued as compensation for serving as a placement agent in our February 2004 private placement, for which Mr. Hansen was also paid $285,000.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 30, 2004 as to (i) each person who is known by us to own beneficially more than five percent (5%) of the outstanding shares of our common stock, (ii) each director and each nominee for our board of directors, (iii) each of the Named Executive Officers and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the Securities and Exchange Commission by our directors, executive officers and principal shareholders. Except as otherwise indicated, we believe that the beneficial owners of the shares listed below have sole investment and voting power with respect to such shares, subject to community property laws. We do not know of any arrangements, including any pledge by any person of securities of ours, the operation of which may at a subsequent date result in a change of control of our company. Unless otherwise noted above, the address for each shareholder on this table is c/o Tarantella, Inc., 425 Encinal Street, Santa Cruz, California 95060.

Five percent shareholders, directors, and certain executive officers	Common stock outstanding	Options/Warrants exercisable within 60 days	Common stock beneficially owned	Approximate percentage owned
Austin W. Marxe (1) and David M. Greenhouse (1) 153 E. 53rd Street, 55th Floor, New York, NY 10022	6,492,271	2,462,500	8,954,771	29.9%
Douglas L. Michels (2)	703,068	299,805	1,002,873	3.6%
Renaissance Funds	2,142,858	428,571	2,571,429	9.2%
Walker Smith Funds	1,928,572	385,714	2,314,286	8.3%
Alok Mohan	126,967	204,228	331,195	1.2%
Francis Wilde (3)	300,000	56,250	356,250	1.3%
Edmundo Costa	11,857	93,619	105,476	*
Ronald Lachman	33,150	55,825	88,975	*
Gilbert P. Williamson	—	75,387	75,387	*
Ninian Eadie	—	78,387	78,387	*
Bruce Ryan	—	4,306	4,306

All five percent shareholders, directors, executive officers and former executive officers as a group	11,793,369	4,405,638	16,199,007	50.8%

Applicable percentage of ownership is based on 27,513,219 shares of Common Stock outstanding as of July 13, 2004 together with applicable options held by such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after June 30, 2004 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

*	Less than 1% of common stock outstanding
(1)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, AWM, SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
(2)	Includes 15,000 shares gifted to the J3D Family Limited Partnership, of which Douglas Michels is the general partner; Mr. Michels is also a general partner in the Lawrence Michels Family Limited Partnership, of which he disclaims any voting or dispositive power.
(3)	Includes 250,000 shares owned by Starlight Technology Partners LLC, an investment group in which Mr. Wilde, our President, Chief Executive Officer and Director, acts as Managing Director, and Joseph Makoid our Vice President of OEM sales is an investor.

DESCRIPTION OF CAPITAL STOCK

General Matters

The following summary of certain provisions of our common stock, preferred stock, amended and restated articles of incorporation and bylaws is qualified in its entirety by reference to our amended and restated articles of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 20,000,000 shares of preferred stock, no par value.

Common Stock

As of July 13, 2004, there were 27,513,219 shares of our common stock outstanding. Our common stock is currently trading on the Over-The-Counter markets and is quoted on the Pink Sheets under the trading symbol “TTLA.PK.”

Dividend Rights

Subject to preferences that may be applicable to any of our preferred stock outstanding at the time, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available.

Voting Rights

Except with respect to the election of directors, holders of our common stock are entitled to one vote on all matters submitted to our shareholders for their approval for each share of common stock held. Under certain circumstances, holders of our common stock are entitled to cumulate votes for the election of directors. Where votes are cumulated for the election of directors, each holder of our common stock is entitled to that number of votes which is equal to the total number of our shares of our common stock held, multiplied by the number of directors being elected. The cumulative number of votes allotted to each of our shareholders using this formula may be allocated by such shareholder in any manner, including for a single director, or for two or more directors, at the discretion of such shareholder of our common stock. Under our bylaws, all matters submitted to our shareholders (including the election of directors) must be approved by a majority of the votes cast in a meeting where a quorum is present.

No Preemptive or Similar Rights

Our common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of our common stock are fully paid and non-assessable.

Right to Receive Liquidation Distributions

In the event of a liquidation, dissolution or winding-up of our company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of our preferred stock, if any, then outstanding.

Outstanding Warrants to Purchase Common Stock

During fiscal 2001, in connection with a line of credit, we issued warrants to purchase 288,000 shares of common stock at an exercise price of $7.8125 per share. The warrants expired on January 8, 2003. We recorded a liability of $969,000 for this warrant, and amortized the related expense over one year, the vesting period of the warrant.

During fiscal 2002, in connection with financial consulting and investment banking advice, we issued warrants to purchase 80,000 shares of common stock at an exercise price of $2.20 per share. The warrants expire on April 22, 2006. We recorded a one-time charge of $138,000 in fiscal 2002 for this warrant.

On September 29, 2003, in connection with a private placement, we issued warrants to purchase 1,950,000 shares of common stock at $1.395 per share. The warrants have a five year term.

On December 10, 2003, in connection with a private placement, we issued warrants to purchase 550,000 shares of common stock at $1.39 per share. The warrants have a five year term.

On February 20, 2004, in connection with a private placement, we issued warrants to purchase 2,658,216 shares of common stock at $1.70 per share. The warrants have a five year term.

On March 29, 2004, in connection with the acquisition of Caststream, Inc., we issued warrants to purchase 100,000 shares of common stock at $2.10 per share. The warrants have a three year term.

Preferred Stock

Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of our company. We currently do not plan to issue any shares of preferred stock.

Rights to Acquire Series A Participating Preferred Stock

On September 16, 1997, pursuant to a Preferred Shares Rights Agreement between us and our transfer agent, EquiServe L.P., our board of directors declared a dividend of one right to purchase one one-thousandth share of the our Series A Participating Preferred Stock for each then outstanding share of common stock. Each right entitles the registered holder our common stock to purchase one one-thousandth of a share of Series A Preferred at an exercise price of $30.00, subject to adjustment.

Under certain circumstances, including a person or group of persons becoming the beneficial owner of 20% or more of our outstanding shares of common stock (30% or more with respect to the Special Situations funds and its affiliates and associates, excluding for the purposes of such beneficial ownership calculation shares issued or issuable upon warrants acquired by Special Situations from us pursuant to private placements in September and December of 2003), each holder of the right to purchase Series A Participating Preferred will have the right to receive, upon exercise, common stock having a value equal to two times the original purchase price of $30.00 (subject to adjustment).

The rights approved by the board are designed to protect and maximize the value of the outstanding equity interests in our company in the event of an unsolicited attempt by an acquiror to acquire us, in a manner or on terms not approved by our board of directors. Takeover attempts frequently include coercive tactics to deprive a company’s board of directors and its shareholders of any real opportunity to meaningfully evaluate a transaction and determine the destiny of the company. The rights have been declared by our board in order to deter such tactics, including a gradual accumulation of our shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

This summary of the principal terms of our Preferred Shares Rights Agreement is a general description only and is subject to the detailed terms and conditions of such rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Certain Provisions of our Articles of Incorporation and Bylaws

Articles of Incorporation

Our articles of incorporation provide that our board of directors has the power to authorize the issuance of up to 20,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may delay, defer or prevent a change in control of our company, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of and the voting and other rights of the holders of the common stock.

Bylaws

Our bylaws provide for a board that consists of a range of authorized directors seven to twelve, which exact number can be set and amended from time to time by our board. The directors will be elected at the annual meeting of shareholders or any special meeting of shareholders and each director so elected will hold office until the next annual meeting or until his successor is duly elected and qualified or until his earlier resignation or removal.

Special meetings of shareholders may be called by the board of directors, the chairman of the board, the president, or by the holders of shares entitled to cast no less than 10% of the votes at the meeting.

Transactions Involving Interested Parties Under California Law

Section 1203 of the California Corporations Code requires delivery of a report of an independent appraiser to shareholders in certain reorganizations, tender offers and cash-for-asset sales proposed by an interested party. The report must include an opinion as to the fairness of the consideration. An interested party is a person who indirectly or directly controls the subject corporation, is directly or indirectly controlled by an officer or director of the subject corporation or is an entity in which a material financial interest is held by any director or executive officer of the corporation.

Registration Rights

The holders of 22,617,044 shares of common stock are entitled to rights with respect to registration of such shares under the Securities Act of 1933, as amended. These rights are provided under the terms of agreements we have with the holders of these registrable securities. These registration rights provide that once we are eligible to file a registration statement on Form S-3, to the extent such shares have not been sold in this offering or are otherwise freely sellable under Rule 144 of the Securities Act, we are required to register such shares on Form S-3.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is EquiServe, LP.

PLAN OF DISTRIBUTION

We will not receive any proceeds from the disposition of the shares of common stock under this prospectus. The selling shareholders will receive all of the net proceeds from the disposition of the shares under this prospectus. The shares may be sold or distributed from time to time by the selling shareholders or by pledgees, donees, transferees of, or other successors in interest to, the selling shareholders directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, all of which may be changed. The distribution of the shares may be effected in one or more transactions that may take place through the Over-the-Counter markets, including block trades or ordinary broker’s transactions, or through privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares effected as of the date of this prospectus, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices. The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with such disposition.

The aggregate proceeds to the selling shareholders from the disposition of the shares will be the purchase price of the common stock sold less the aggregate agents’ commissions, if any, and other expenses of issuance and distribution not borne by us. The selling shareholders and any dealers or agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the disposition of the shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders or the successors in interest to the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders or the successors in interest to the selling shareholders may also enter into option or other transactions with the broker-dealers that require the delivery to such broker-dealers of the shares, which shares may be resold thereafter by such broker-dealer pursuant to this prospectus.

Senvest International LLC, as a registered broker-dealer that did not acquire its shares as compensation for investment banking or similar services, is an underwriter with regard to the 214,286 shares of common stock held by it and covered by this prospectus. In addition, Olympus Securities, LLC and Roth Capital Partners, LLC are selling shareholders who are also registered broker-dealers, each of whom acquired their shares as compensation for investment banking or similar services.

The following other selling shareholders are affiliates of registered broker-dealers, who based on information provided to us, acquired the shares of common stock under this prospectus in the ordinary course of business, and at the time such selling shareholders acquired such shares from us, no agreement, arrangement or understanding existed between the selling shareholders and us or any other party:

•	Stuart Horowitz,

•	Richard A. Hansen,

•	Steve Levine,

•	David Nussbaum,

•	David N. Olson,

•	Richard A. Hansen,

•	Anthony Stoss,

•	Brian G. Swift,

•	Topaz Partners,

•	Vertex Technology Fund (III),

•	Vertex Technology Fund (II),

•	Alan Weiss; and

•	Carl Wiseman.

To the extent required, the specific shares to be sold, the names of the selling shareholders, the purchase price, the public offering price, the names of any such agent, dealer or underwriter and any applicable commission or discount with respect to a particular offering will be set forth in an accompanying prospectus supplement.

We have agreed to bear all expenses of registration of the shares under federal and state securities laws and other expenses related to the registration of shares hereunder excluding expenses associated with the actual sale of such shares, such as commissions of dealers or agents and related fees, except that the former New Moon Systems shareholders will pay their pro rata portion of the expenses to register the common stock issued to the former New Moon shareholders as described in the acquisition agreement with New Moon Systems which has been filed as an exhibit to the registration statement of which this prospectus is a part. We have agreed to indemnify certain selling shareholders against certain liabilities, including potential liabilities under the Securities Act. Certain selling shareholders have also agreed to indemnify us against certain liabilities, including certain potential liabilities under the Securities Act arising from information provided by them specifically for inclusion in this prospectus.

We may suspend the effectiveness of the registration statement of which this prospectus is part upon the happening of any event that we believe, in our reasonable judgment, requires additional disclosure of material, non-public information and that immediate disclosure of such information would be materially detrimental to us. We cannot exercise this right to suspend more than 20 consecutive days or a total of not more than 45 days in any 12 month period. During any period of suspension or deferral, we are required to use our commercially reasonable efforts to amend the registration statement and/or amend or supplement the related prospectus if necessary and to take all other actions necessary to allow the proposed sale to take place as promptly as possible, subject, to our right to delay further sales of our common stock until the material, non-public information has been disclosed.

We may suspend the effectiveness of the registration statement without regard to the above time periods for periods beginning with the issuance of a press release and ending five business days after the earlier of filing or filing deadline of certain public reports for the purposes of updating the registration statement with respect to the information contained in the filed reports.

Selling shareholders who are our employees, officers, directors, consultants or contractors are required to comply with our insider trading compliance program. As a result, these selling shareholders may not be permitted to sell shares of our common stock under this prospectus or otherwise when our trading window is closed. Our trading window is generally closed from the open of the market on the fifteenth day of the last calendar month of the fiscal quarter until the open of market on the third trading day after we publicly announce our operating results for that quarter. The trading window may also be closed from time to time with respect to some or all of our employees, officers, directors, consultants and contractors who have material, non-public information about the Company. We reserve the right to refuse to permit our transfer agent to effect the transfer of shares sold by any of our employees, officers, directors, consultants or contractors under this prospectus while our trading window is closed and we may take other action against such employee, officer, director, consultant or contractor.

We are required to maintain the effectiveness of the registration statement of which this prospectus is part, until the earlier of:

•	the date on which all shares offered hereby have been sold by the selling shareholders; or

•	date on which all the shares offered hereby are eligible for sale pursuant to Rule 144(k) of the Securities Act of 1933, as amended.

There can be no assurance that the selling shareholders will sell any or all of the shares offered by them under this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of common stock, including shares issued upon exercise of outstanding options and warrants, in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities.

As of July 13, 2004, we have 32,528,935 shares of common stock outstanding assuming the full exercise of our warrants. Of that number, 24,085,891 shares are registered hereunder and may be immediately sold in this offering except: (i) 570,250 shares of our common stock issued to five of our executive officers and directors as part of their calendar year 2004 compensation, which are subject to lock-up agreements that expire on or about January 5, 2005, (ii) 100,000 shares of our common stock and warrants for 100,000 shares issued in our acquisition of Caststream that are subject to an indemnity escrow that expires on or about March 29, 2005.

All of the 24,085,891 shares of our common stock that are potentially to be sold in the public market pursuant to this registration statement will be eligible for immediate resale in the public market without restriction, except for any of those shares that are acquired by our “affiliates,” as defined in Rule 144 of the Securities Act, which sales will be subject to the timing, volume and manner of sale limitations of Rule 144. In general, under Rule 144 as currently in effect, each of our affiliates will be entitled to sell, without registration, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us.

As of June 30, 2004, there were 1,173,659 shares of common stock available for grant of options and other stock-based awards under our compensation plans, and options to purchase 4,747,901 shares of common stock are outstanding. These shares have been or will be registered on Form S-8 and will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements as of September 30, 2003 and 2002, and for each of the three years in the period ended September 30, 2003, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and includes an explanatory paragraph referring to the restatement of the 2002 consolidated financial statements discussed in Note 2). Such financial statements have been included herein and elsewhere in the Registration Statement in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, referred to as the SEC. You may read and copy any document we file at the SEC’s public reference facilities in Room 1034, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at http://www.sec.gov and at http://www.tarantella.com.

We have filed with the SEC a registration statement, which contains this prospectus, on Form S-1 under the Securities Act of 1933. The registration statement relates to the common stock offered by the Selling Shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC.

You should rely on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

TARANTELLA, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Tarantella, Inc.

Santa Cruz, CA

We have audited the accompanying consolidated balance sheets of Tarantella, Inc. and its subsidiaries (the “Company”), as of September 30, 2003 and 2002, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity and cash flows for each of the three years in the period ended September 30, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the accompanying 2002 consolidated financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP

San Jose, CA

March 5, 2004

TARANTELLA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Six Months Ended, March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
		(As restated, see note 2)		(As restated, see note 2)
	(In thousands, except per share data)
Net revenues:
Licenses	$4,525	$5,795	$10,959	$11,354	$55,846
Services	2,080	1,380	3,047	2,866	10,816

Total net revenues	6,605	7,175	14,006	14,220	66,662

Cost of revenues:
Licenses	370	138	324	327	8,346
Services	724	549	1,231	1,172	8,969

Total cost of revenues	1,094	687	1,555	1,499	17,315

Gross margin	5,511	6,488	12,451	12,721	49,347

Operating expenses:
Research and development	2,166	1,893	4,280	5,641	18,439
Selling, general and administrative	9,452	7,401	15,186	19,564	64,266
Restructuring charge	11	1,147	2,246	2,299	1,019

Total operating expenses	11,629	10,441	21,712	27,504	83,724

Operating loss	(6,118)	(3,953)	(9,261)	(14,783)	(34,377)

Other income (expense):
Gain/(loss) on Caldera transaction	—	—	—	(2,443)	53,267
Loss and impairment of equity investment in Caldera	—	—	—	(4,010)	(27,066)
Interest income	13	47	54	539	1,435
Interest expense	(18)	(1)	(8)	(21)	(317)
Other income/(expense), net	(111)	49	(169)	3,451	253

Total other income (expense)	(116)	95	(123)	(2,484)	27,572

Loss before income taxes	(6,234)	(3,858)	(9,384)	(17,267)	(6,805)
Provision for (benefit from) income taxes	195	158	300	(1,076)	(1,070)

Net loss	(6,429)	(4,016)	(9,684)	(16,191)	(5,735)

Other comprehensive income (loss):
Foreign currency translation adjustment	121	(22)	27	163	33
Unrealized gain (loss) on available for sale securities	764	106	409	121	(3,567)
Reclassification adjustment for gains included in net income	—	—	—	—	(2,119)

Total other comprehensive income (loss)	885	84	436	284	(5,653)

Comprehensive loss	$(5,544)	$(3,932)	$(9,248)	$(15,907)	$(11,388)

Loss per share:
Basic and diluted	$(0.39)	$(0.49)	$(1.10)	$(2.00)	$(0.72)

Shares used in loss per share calculation:
Basic and diluted	16,440	8,223	8,809	8,096	7,966

See accompanying notes to consolidated financial statements.

TARANTELLA, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	September 30, 2003	September 30, 2002
	(unaudited)		(As restated, see note 2)
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$16,575	$3,151	$7,055
Trade receivables, net of allowances of $0.3 million, $0.5 million and $0.3 million, respectively	3,190	2,980	2,686
Available-for-sale equity securities	1,396	632	223
Caldera and other receivables	181	175	229
Prepaids and other current assets	591	720	780

Total current assets	21,933	7,658	10,973

Property and equipment, net	666	734	1,214
Acquired intangible assets, net	1,330	1,262	—
Goodwill	2,395	2,391	—
Restricted cash	—	—	500
Other assets	403	343	567

Total assets	$26,727	$12,388	$13,254

Liabilities and shareholders’ equity
Current liabilities:
Trade payables	$540	$1,043	$448
Line of credit	—	319	—
Royalties payable	1	22	202
Royalties payable - former New Moon shareholders	1,713	1,725	—
Income taxes payable	534	549	581
Other payables - Caldera	—	—	400
Accrued restructuring charges	416	854	871
Accrued expenses and other current liabilities	4,453	3,615	3,963
Deferred revenues	2,514	1,757	945

Total current liabilities	10,171	9,884	7,410
Long-term deferred revenues	1,205	36	33

Total liabilities	11,376	9,920	7,443

Commitments and contingencies (note 9)

Shareholders’ equity:
Preferred stock, authorized 20,000 shares; no shares issued and outstanding in 2004, 2003 and 2002	—	—	—
Common stock, no par value, authorized 100,000 shares; issued and outstanding 27,288, 11,959 and 8,206 shares at March 31, 2004, September 30, 2003 and September 30, 2002, respectively	145,716	126,749	120,844
Deferred stock compensation	(540)	—	—
Accumulated other comprehensive income	1,438	553	117
Accumulated deficit	(131,263)	(124,834)	(115,150)

Total shareholders’ equity	15,351	2,468	5,811

Total liabilities and shareholders’ equity	$26,727	$12,388	$13,254

See accompanying notes to consolidated financial statements.

TARANTELLA, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock		Deferred Stock Compensation	Other Comprehensive Income (Loss)		Accumulated Deficit	Total Shareholders’ Equity
				Foreign Currency Translation	Unrealized Available For Sale Securities
	Shares	Amount
	(In thousands)
Balances, September 30, 2000	7,887	$118,940	$—	$(131)	$5,617	$(93,224)	$31,202

Common stock issuance under stock option and purchase plans	136	1,176		—	—	—	1,176
Unrealized loss on investment	—	—		—	(5,686)	—	(5,686)
Stock compensation expense	—	61		—	—	—	61
Foreign currency translation	—	—		33	—	—	33
Warrants - Canopy Group	—	969		—	—	—	969
Warrants - Security Research	—	(1,227)		—	—	—	(1,227)
Net loss	—	—		—	—	(5,735)	(5,735)

Balances, September 30, 2001	8,023	$119,919	$—	$(98)	$(69)	$(98,959)	$20,793

Common stock issuance under stock option and purchase plans	183	192		—	—	—	192
Unrealized gain on investment	—	—		—	121	—	121
Stock compensation expense	—	595		—	—	—	595
Foreign currency translation	—	—		163	—	—	163
Warrants - Early Bird Capital	—	138		—	—	—	138
Net loss (As restated, see note 2)	—	—		—	—	(16,191)	(16,191)

Balances, September 30, 2002 (As restated, see note 2)	8,206	$120,844	$—	$65	$52	$(115,150)	$5,811

Common stock issuance under stock option and purchase plans	211	182		—	—	—	182
Unrealized gain on investment	—	—		—	409	—	409
Stock compensation expense	—	10		—	—	—	10
Foreign currency translation	—	—		27	—	—	27
New Moon acquisition	1,592	3,614					3,614
Private placement of common stock and warrants	1,950	2,099					2,099
Net loss	—	—		—	—	(9,684)	(9,684)

Balances, September 30, 2003	11,959	$126,749	$—	$92	$461	$(124,834)	$2,468

Common stock issuance under stock option and purchase plans *	—	—		—	—	—	—
Unrealized gain on investment *	—	—		—	764	—	764
Stock compensation expense *	—	74	166	—	—	—	240
Deferred stock compensation *	660	706	(706)				—
Foreign currency translation *	—	—		121	—	—	121
Common stock issuance related to Caststream acquisition *	100	377					377
Private placement of common stock and warrants *	14,569	17,810		—	—	—	17,810
Net loss *	—	—		—	—	(6,429)	(6,429)

Balances, March 31, 2004 *	27,288	$145,716	$(540)	$213	$1,225	$(131,263)	$15,351

*	unaudited

See accompanying notes to consolidated financial statements.

TARANTELLA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
		(As restated, see note 2)		(As restated, see note 2)
	(In thousands)
Cash flows from operating activities:
Net loss	$(6,429)	$(4,016)	$(9,684)	$(16,191)	$(5,735)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	525	381	935	953	5,086
Foreign currency exchange loss	78	(32)	15	148	82
Loss on disposal of property and equipment	2	82	97	288	1,559
Deferred stock compensation expense	166	—	—	—	—
(Gain) loss on sale of divisions to Caldera	—	—	—	2,443	(53,267)
Gain on sale of Caldera common stock	—	—	—	(4,491)	—
Loss on equity investment in Caldera	—	—	—	4,010	4,581
Impairment of equity investment in Caldera	—	—	—	—	22,485
Gain on available-for-sale investments	—	—	—	—	(2,119)
Impairment of investments	—	—	—	976	3,178
Amortization of warrant and stock compensation expense	198	—	10	733	(197)
Changes in operating assets and liabilities:
Trade receivables	(204)	(1,155)	(193)	1,017	11,475
Other receivables	(6)	(118)	54	7	—
Prepaids and other current assets	129	304	151	(227)	(579)
Other assets	(60)	22	724	(954)	(278)
Trade payables	(524)	26	160	(378)	(4,719)
Royalties payable	(21)	(56)	(180)	(531)	(1,139)
Income taxes payable	(15)	36	(32)	207	(646)
Accrued restructuring charges	(438)	(83)	(17)	527	(5,620)
Accrued expenses and other current liabilities	835	(887)	(1,610)	(3,645)	(164)
Other payables - Caldera	—	—	(400)	—	—
Deferred revenues	1,926	209	703	(298)	(5,096)
Other long-term liabilities	—	—	—	(1,760)	(1,760)

Net cash used for operating activities	(3,838)	(5,287)	(9,267)	(17,166)	(32,873)

Cash flows from investing activities:
Purchases of short-term investments	—	—	—	—	(33)
Sales of short-term investments and marketable securities	—	—	—	2,000	6,800
Purchases of property and equipment	(176)	(134)	(237)	(200)	(1,629)
Purchases of software and technology licenses	—	—	—	(9)	(894)
Acquisition of New Moon, net of cash acquired	(4)	—	3,323	—	—
Changes in New Moon royalty payable	(12)	—	(102)	—	—
Sale of marketable securities	—	—	—	1,531	215
Proceeds from Caldera transaction	—	—	—	9,042	20,493

Net cash provided by (used in) investing activities	(192)	(134)	2,984	12,364	24,952

Cash flows from financing activities:
Payments on capital lease obligations	(31)	(2)	(230)	(455)	(1,891)
Line of credit borrowings (repayments)	(319)	—	319	—	—
Net proceeds from issuance of common stock	—	—	182	192	1,176
Proceeds from private placement of common stock and warrants	17,810	34	2,099	—	—

Net cash provided by (used for) financing activities	17,460	32	2,370	(263)	(715)

Effects of exchange rate changes on cash and cash equivalents	(6)	(1)	9	20	(143)

Increase (decrease) in cash and cash equivalents	13,424	(5,390)	(3,904)	(5,045)	(8,779)
Cash and cash equivalents at beginning of period	3,151	7,055	7,055	12,100	20,879

Cash and cash equivalents at end of period	$16,575	$1,665	$3,151	$7,055	$12,100

See accompanying notes to consolidated financial statements.

TARANTELLA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
				(As restated, see note 2)
	(In thousands)
Supplemental disclosure of cash flow information:
Cash paid:
Income taxes	$244	$99	$370	$565	$1,238
Interest	7	—	4	21	317

Non-cash financing and investing activities:
Warrants issued to Security Research	—	—	—	—	(1,227)
Warrants issued to Canopy	—	—	—	—	969
Warrants issued to Early Bird Capital	—	—	—	138	—
Issuance of restricted stock to employees and director in lieu of compensation	706	—	—	—	—
Issuance of stock and warrants to acquire Caststream	377	—	—	—	—
Stock compensation expense	74	—	10	595	61
Assets acquired under capital leases	—	—	259	—	—
Unrealized gain (loss) on available-for-sale equity securities	764	106	409	121

Reconciliation of proceeds from Caldera transaction:
Gain (loss) on sale of divisions to Caldera	$—	$(2,443)	$—	$(2,443)	$53,267
Net assets sold	—	—	—	—	3,494
Discounted note receivable	—	7,466	—	7,466	(6,828)
Fair value of Caldera International common stock	—	—	—	—	(29,440)
Write off of tax reserve related to Caldera transaction	—	(150)	—	(150)	—
Write off of royalty reserves related to Caldera transaction	—	(345)	—	(345)	—
Write off of commission receivable related to Caldera transaction	—	23	—	23	—
Sale of Caldera International common stock	—	4,491	—	4,491	—

Cash proceeds from Caldera transaction	$—	$9,042	$—	$9,042	$20,493

See accompanying notes to consolidated financial statements.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—The Company

Tarantella, Inc. is a leading provider of internet infrastructure software that enables web-based access to enterprise applications. The Tarantella Secure Global Desktop Enterprise Edition solution instantly provides managed and secure web access to enterprise mainframe, Windows, AS/400, Linux, and UNIX applications. It leverages existing information technology assets to provide cost savings, improved productivity, and the flexibility to accommodate the rapid changes in today’s organizations.

The Company was incorporated as The Santa Cruz Operation, Inc. (SCO) in California in 1979. On May 4, 2001, SCO completed the sale of its Server Software and Professional Services Divisions to Caldera Systems, Inc., retaining the Tarantella Division. A new company, Caldera International, was formed which combined the assets acquired from SCO with the assets of Caldera Systems. Upon the completion of the sale, SCO changed its corporate name to Tarantella, Inc.

Note 2—Restatement

Subsequent to the issuance of the Company’s consolidated financial statements for the fiscal year ended September 30, 2002, the three months ended December 31, 2002 and the three and six months ended March 31, 2003, the Company’s management determined that the accounting treatment initially afforded to certain transactions was not correct. As a result, the accompanying consolidated financial statements for the year ended September 30, 2002 and the six months ended March 31, 2003 have been restated as described below.

During the third quarter of fiscal 2003 the Company announced that it had become aware of business practices in the Company’s Northern European territory that required immediate changes in sales personnel within the region and certain internal controls. After conducting an internal review of certain transactions in the Northern European territory as well as other domestic and international transactions, the Company determined that is was necessary to restate revenues recorded in previous interim periods of fiscal 2003 and the fourth quarter of fiscal 2002. There were seven revenue transactions in Europe that did not sell out of the Company’s distributor, as the Company had believed. There were three revenue transactions totaling $0.2 million in the fourth quarter of fiscal 2002, two transactions totaling $0.2 million in the first quarter of fiscal 2003, and two transactions totaling $0.2 million in the second quarter of fiscal 2003. Since sales to distributors are recognized upon sell out by the distributor to resellers or end users, revenue for these transactions was reversed. Two of these transactions sold out of inventory in subsequent quarters and revenue was recognized and the products for five of these transactions have been returned to the Company.

There were also two additional transactions in the first quarter of fiscal 2003 in the United States totaling $0.2 million where the terms of the original transaction were amended. The amendment requires that the Company recognize such revenue no earlier than receipt of payment, which occurred in the third quarter of fiscal 2003 for both transactions.

In addition, as part of the internal revenue investigation, the Company determined that there was one revenue transaction in the fourth quarter of fiscal 2002 totaling $0.3 million, and two revenue transactions, one in the first quarter and one in the second quarter of fiscal 2003, totaling $0.2 million, for one customer, that should have been recorded when cash was received, as the customer’s ability to pay was not certain. One transaction was later paid through a barter transaction, however revenue was not recognized as the barter arrangement was determined to be a reciprocal arrangement. Two of these transactions remain unpaid and revenue will be recognized upon receipt of cash.

As a result of the reversal of these revenues in the fourth quarter of fiscal 2002, the first quarter of fiscal 2003 and the second quarter of fiscal 2003, there was also a reversal of the cost of goods sold, commission expense and cooperative (“COOP”) advertising expense associated with these revenues.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Finally, the Company also determined that in the fourth quarter of 2002, it (i) had overaccrued for commission and bonus expenses, (ii) it had underaccrued for miscellaneous expenses, and (iii) it had incorrectly recorded accelerated depreciation for an asset acquired. The depreciation error also impacted all of the quarters in fiscal 2003.

In addition, the Company has made certain reclassifications to the prior year financial statements. These reclassifications relate to the classification of customer credits issued and long-term deposits.

The balance sheet as of September 30, 2002, and the statements of operations and comprehensive loss and cash flows for the fiscal year ended September 30, 2002, and the quarterly reporting for the three months ended December 31, 2002 and March 31, 2003 have been restated in this prospectus.

The Company is in contact with the Securities & Exchange Commission in connection with an informal inquiry related to the events leading up to the Company’s restatement.

See note 20—Quarterly Reporting for further details of the effect of the re-statements on the quarterly results of operations.

A summary of the significant effects of the restatements on previously reported consolidated financial statements is as follows:

	Fiscal Year Ended September 30, 2002
	(In thousands, except per share data)
	As Previously Reported *	As Restated
License revenues	$11,850	$11,354
Cost of license revenues	337	327
Research and development	5,649	5,641
Selling, general and administrative	19,637	19,564
Net loss	(15,786)	(16,191)
Loss per share:
Basic and diluted	$(1.95)	$(2.00)

	September 30, 2002
	(In thousands)
	As Previously Reported *	As Restated
Trade receivables, net	$3,045	$2,686
Caldera and other receivables	236	229
Prepaids and other current assets	823	780
Total current assets	11,382	10,973
Property and equipment, net	1,192	1,214
Other assets	524	567
Total assets	13,598	13,254
Royalties payable	212	202
Accrued expenses and other current liabilities	3,892	3,963
Total current liabilities	7,349	7,410
Accumulated deficit	(114,745)	(115,150)
Total shareholders’ equity	6,216	5,811
Total liabilities and shareholders’ equity	13,598	13,254

*	Amounts as previously reported reflect reclassifications made to conform to current year presentation.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 3—Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“generally accepted accounting principles”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the allowances for bad debt, product returns and certain accrued expenses and liabilities, and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Reclassifications

Certain prior year reclassifications have been made for consistent presentation.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of 90 days or less at the date of acquisition to be cash equivalents.

Available-for-sale Equity Securities

The Company classifies its investments in certain equity securities in publicly traded companies as available-for-sale. Such investments are recorded at fair market value based on quoted market prices, and unrealized gains and losses are included in other comprehensive income. Unrealized gains on such investments were $1.2 million and $158,000 as of March 31, 2004 and 2003, respectively. Unrealized gains on such investments were $461,000 as of September 30, 2003, $52,000 as of September 30, 2002 and ($69,000) as of September 30, 2001. The Company has investments in privately held companies that are classified as other assets. Realized gains and losses, which are calculated based on the specific identification method, are recorded in operations as incurred. Investments in privately held companies with less than 20% ownership are carried at the lower of cost or realizable value.

Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, and accounts receivable. Cash and cash equivalents consist primarily of cash accounts held at various banks, money market funds held at several financial institutions and a certificate of deposit. The Company sells its products to various organizations in different industries and geographies, and does not require collateral or other security to support accounts receivable. Credit risk is mitigated by the Company’s credit evaluation process and limited payment terms. In addition, the Company maintains an allowance for potential credit losses.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment are stated at cost and, except for assets recorded under capital lease and leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements and assets recorded under capitalized leases are amortized using the straight-line method over the lesser of the remaining term of the lease or the estimated life of the asset, ranging from one to ten years.

Purchased Software and Technology Licenses

Purchased software consists of core intellectual property rights owned by the Company. Technology licenses represent payments for the rights to use and integrate third party technology into the Company’s product offerings. Amounts capitalized are amortized on a straight-line basis over the estimated product life, ranging from three to ten years, or on the ratio of current revenues to total projected product revenues, whichever results in greater amortization.

Accounting for Long-Lived Assets

The Company reviews property, equipment, purchased software and technology licenses for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability is measured by comparison of its carrying amount to estimated future net cash flows the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the asset exceeds the projected discounted future operating cash flows.

Goodwill and Intangible Assets

As part of the New Moon Systems, Inc. (“New Moon “) acquisition in the third quarter of fiscal 2003, the Company allocated the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values (see Note 14). A third-party appraisal firm assisted management in determining the fair values of the assets acquired and the liabilities assumed. Such valuations required management to make estimates and assumptions, especially with respect to intangible assets. Estimates associated with the accounting for the acquisition may change as additional information becomes available regarding the assets acquired and liabilities assumed.

Critical estimates in valuing certain intangible assets include, but are not limited to: future expected cash flows from customer contracts, acquired developed technologies and patents; expected costs to develop the in-process research and development into commercially viable products and estimating cash flows from the projects when completed; and the trade name and the market position of the acquired products and assumptions about the period of time the trade name will continue to be used in the New Moon product portfolio. Management’s estimates of fair value are based upon assumptions believed to be reasonable.

In June 2001, the Financial Accounting Standard Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method and addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination. The provisions of SFAS No. 142 also require an annual goodwill impairment test. Management will perform the annual goodwill impairment test as of July 1, 2004 to determine if there is any goodwill impairment. Under SFAS 142, goodwill and intangible assets with

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

indefinite-life of a reporting unit shall be tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company believes that there has been no event as of March 31, 2004, that reduced the fair value of our reporting unit below the goodwill and intangible assets carrying amounts.

Software Development Costs

SFAS No. 86 provides for the capitalization of certain software development costs once technological feasibility is established. Capitalized costs are then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. Through March 31, 2004, the Company believes its process for developing software was essentially completed concurrent with the establishment of technological feasibility, and accordingly, no software development costs have been capitalized to date.

At each balance sheet date the Company compares the unamortized balance of purchased software and technology with its net realizable value. Any amount by which the unamortized balance exceeds the net realizable value is written off. The net realizable value is calculated as the estimated future gross revenues from the product reduced by the estimated future costs of completing and disposing of that product, including the costs of performing the maintenance and customer support required to satisfy the Company’s responsibility set forth at the time of the sale.

Revenue Recognition

The Company’s revenue is derived primarily from two sources, across many industries: (i) products license revenue, derived primarily from product sales to distributors and end users, and royalty revenue, derived primarily from initial license fees and ongoing royalties from product sales by source code OEMs (original equipment manufacturers) and ISVs (independent software vendors); and (ii) services and support revenue, derived primarily from providing software updates, support, education and consulting services to end users.

The Company accounts for revenue under the provisions of AICPA Statement of Position (“SOP”) 97-2, Software Revenue Recognition, as amended. Product revenue is recognized upon shipment if evidence of an arrangement exists, the fee is fixed and determinable and collection of resulting receivables is probable. Sales to distributors are recognized upon sale by the distributor to resellers or end users. In certain instances when distributors waive their right to return product, revenue is recognized upon shipment if evidence of an arrangement exists, the fee is fixed and determinable and collection of resulting receivables is probable. Estimated product returns are recorded upon recognition of revenue from customers having rights of return, including exchange rights for unsold products and product upgrades.

Until May 2001, the Company sold two types of software products, UNIX-based operating system software, which was sold under the UnixWare and OpenServer names, and application broker software sold under the Tarantella name. In May 2001, the Company sold the UNIX-based business to Caldera Systems, Inc.

The Company sold UnixWare and OpenServer products separately and as a result, for contracts involving the sale of UnixWare and OpenServer that contained multiple obligations (e.g. delivered and undelivered products, maintenance and other services), the Company allocated revenue to each component of the contract based on objective evidence of its fair value, which is specific to the Company. The fair value of each element is based on the price as sold separately. The Company recognized revenue allocated to undelivered products when the criteria for product revenue set forth above was met.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For multiple element contracts involving the sale of the Tarantella product the Company uses the residual value method to allocate revenue to each component. Vendor specific objective evidence of the fair value of maintenance for license agreements is based on stated renewal rates, and for contracts that do not include stated renewal rates, vendor specific objective evidence of the fair value is determined by reference to the price paid by the Company’s customers when maintenance is sold separately. Past history has shown that the rate the Company charges for maintenance on license agreements with a stated renewal rate is similar to the rate the Company charges for maintenance on license agreements without a stated renewal rate.

The Company recognizes revenue from maintenance fees for ongoing customer support and product updates ratably over the period of the maintenance contract. Payments for maintenance fees are generally made in advance and are non-refundable. For revenue allocated to education and consulting services or derived from the separate sale of such services, the Company recognizes revenue as the related services are performed.

The Company recognizes product revenue from royalty payments upon receipt of quarterly royalty reports from OEMs and ISVs related to their product sales.

The Company performs ongoing credit evaluations of its customers’ financial condition and does not require collateral. The Company maintains allowances for potential credit losses and such losses have been within management’s expectations.

Advertising

The Company expenses advertising costs as incurred in operating expenses, in accordance with EITF 01-9, Accounting for Consideration Given by a Vendor to a Customer (including a Reseller of the Vendors products). The majority of advertising expense relates to the Company reimbursing certain qualified customers for a portion of the advertising costs related to their promotion of the Company’s products. The Company’s maximum liability for reimbursement is accrued at the time revenue is recognized as a percentage of the qualified customer’s net revenue derived from the Company’s products. For each of the six months ended March 31, 2004 and 2003, advertising expense totaled approximately $0.3 million and $0.2 million. For 2003, 2002 and 2001, advertising expense totaled approximately $0.4 million, $0.2 million, and $2.1 million, respectively.

Income Taxes

The Company records income taxes using an asset and liability approach that results in the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements or tax returns. In estimating future tax consequences, all expected future events other than enactment of changes in tax laws are considered. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The provision for income taxes represents taxes payable for the current period, plus the net change in deferred tax amounts.

Stock Based Compensation

The Company accounts for stock-based compensation arrangements under the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees for its fixed stock option plan and employee stock purchase plan and accordingly, has not recognized compensation cost in the accompanying consolidated statement of operations for options issued at fair value. SFAS 123, Accounting for Stock Based Compensation, permits the use of either a fair value based method or the intrinsic value method to

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

measure the expense associated with stock-based compensation arrangements. In accordance with the disclosure provisions of SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure, the pro forma effect on the Company’s net loss had compensation expense been recorded for the six months ended March 31, 2004 and 2003 and the fiscal years ended September 30, 2003, September 30, 2002 and September 30, 2001, respectively, as determined under the fair value method, is shown below (in thousands, except per share amounts):

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands, except per share)
Net loss, as reported	$(6,429)	$(4,016)	$(9,684)	$(16,191)	$(5,735)
Add: Stock-based employee compensation expense included in reported net loss	240	—	10	595	61
Less: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,765)	(2,756)	(5,238)	(6,069)	(7,269)

Pro forma net loss	$(7,954)	$(6,772)	$(14,912)	$(21,665)	$(12,943)

Basic and diluted net loss per share:
As reported	$(0.39)	$(0.49)	$(1.10)	$(2.00)	$(0.72)

Pro forma	$(0.48)	$(0.82)	$(1.69)	$(2.68)	$(1.62)

The fair value of the options granted under the Option Plans and the Director Plan were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands, except per share)
Risk-free interest rate	2.88%	2.97%	2.64%	3.73%	4.91%
Dividend yield	0%	0%	0%	0%	0%
Common stock volatility factor	105.0%	94.0%	100.0%	94.0%	87.5%
Expected employee option life	4 years	4 years	4 years	4 years	4 years
Expected executive option life	5 years	5 years	5 years	5 years	5 years

The fair value for the Employee Stock Purchase Plan rights were also estimated at the date of grant using a

Black-Scholes option pricing model with the following assumptions:

	Six Months Ended March 31,		Fiscal Years Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands, except per share)
Risk-free interest rate	1.22%	1.69%	1.42%	2.09%	4.74%
Dividend yield	0%	0%	0%	0%	0%
Common stock volatility factor	107.0%	94.0%	107.0%	94.0%	87.5%
Expected option life	1 year	6 months	6 months	6 months	6 months
Weighted average per share fair value of rights granted	$0.49	$0.41	$0.37	$0.27	$1.02

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Computation of Earnings (Loss) Per Share

Basic earnings (loss) per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by giving effect to all dilutive potential common shares that were outstanding during the period. For the Company, dilutive potential common shares consist of the incremental common shares issuable upon the exercise of stock options and warrants for all periods. All potentially dilutive securities have been excluded from the computation of diluted earnings per share as their affect is anti-dilutive on the loss from operations for all periods presented. The potentially dilutive securities are as follows:

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2004	2003	2003	2002	2001
	(In thousands)
Options and warrants outstanding not included in computation of diluted loss per share because the exercise price was greater than the average market price.	2,891	2,839	4,033	1,823	1,796

Options and warrants outstanding not included in computation of diluted loss per share because their inclusion would have been anti-dilutive.	2,417	504	1,203	737	482

Segment Information

The Company operates and is managed internally as one operating segment in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the Chief Executive Officer of the Company.

Recent Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (“FASB”) issued “SFAS” No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”), which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94 3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” (“EITF 94-3”). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also establishes that the liability should initially be measured and recorded at fair value. The Company adopted the provisions of SFAS 146 for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In November 2002, FASB issued FASB Interpretation 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The Interpretation elaborates on the existing disclosure requirements for most guarantees, including loan guarantees

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under the guarantee and must disclose that information in its interim and annual financial statements. The provisions related to recognizing a liability at inception of the guarantee for the fair value of the guarantor’s obligations do not apply to product warranties or to guarantees accounted for as derivatives. The initial recognition and initial measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations. The Company provides disclosures required by FIN 45 in Note 16.

In May 2003, the EITF reached a consensus on EITF Issue No. 00 21, “Revenue Arrangements with Multiple Deliverables”. This Issue addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. This Issue addresses when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. The guidance in this Issue is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of these provisions did not have a material effect on the Company’s financial position or results of operations.

In January 2003 the FASB issued FIN No. 46, Consolidation of Variable Interest Entities and a revised interpretation of FIN No. 46 (FIN No. 46-R”) in December 2003. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46-R was effective for the Company during the quarter ended March 31, 2004. The Company has no interest in variable interest entities, so the adoption of FIN No. 46-R had no effect on the Company’s financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise became effective for the Company July 1, 2003. The adoption of SFAS No. 150 did not have a material effect on the Company’s financial position or results of operations.

Foreign Currency Translation

The functional currency of the Company’s foreign subsidiaries is the local foreign currency. All assets and liabilities denominated in foreign currencies are translated into U.S. dollars at the exchange rate prevailing on the balance sheet date. Revenues, costs and expenses are translated at average rates of exchange prevailing during the period. Translation adjustments resulting from translation of the subsidiaries’ accounts are accumulated as a separate component of shareholders’ equity. Gains and losses resulting from foreign currency transactions are included in the consolidated statements of operations and comprehensive loss and have not been significant.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, receivables, accounts payable, accrued payroll and other accrued liabilities, approximate fair value because of their short maturities. The fair values of available-for-sale equity securities are determined using quoted market prices for those securities or similar financial instruments.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unaudited Interim Financial Information

The interim financial information as of March 31, 2004 and for the six months ended March 31, 2004 and 2003 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such financial information included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the six months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ended September 30, 2004.

Note 4—Cash and Cash Equivalents

	March 31, 2004	September 30,
		2003	2002
	(unaudited)
	(In thousands)
Bank demand deposits	$2,552	$3,151	$1,538
Money market accounts	14,023	—	5,517

	$16,575	$3,151	$7,055

Note 5—Available-for-sale Equity Securities and Investments

In fiscal 2002 and 2001, the Company had realized gains from investments of $4.5 million and $2.1 million, respectively. There were no realized gains or losses from investments in the six months ended March 31, 2004 and in fiscal 2003.

In November 1996, the Company purchased $2.0 million of convertible debentures from a domestic distribution channel partner. In February 1999, the Company elected to convert, in its entirety, the debenture into shares of preferred stock. In January 2000 the Company redeemed 68,805 shares at their cost of $2.181 per share. After the redemption the Company had 848,259 shares of preferred stock at a cost of $1.85 million. On January 4, 2001 the channel distribution partner was purchased by Ebiz Enterprises, Inc., and the Company received 2,367,999 shares of Ebiz common stock.

In March 2000, the Company purchased $2.0 million of preferred stock in a private Linux distribution company. On October 5, 2000 this company was purchased by Ebiz Enterprises, Inc. The Company received 2,208,749 shares of Ebiz common stock and 787,878 warrants to purchase shares.

During the quarter ended June 30, 2001, the Company determined the decline in the fair value of its investment in Ebiz was other than temporary and thus required a permanent write-down of the investment by $1.5 million.

At September 30, 2002, the Company had written off all receivables related to Ebiz since they were no longer in business. At September 30, 2001, the Company had gross accounts receivable with Ebiz of $1.1 million. This amount was fully reserved as Ebiz declared bankruptcy on September 7, 2001, and did not have the ability to pay. There were no sales to this related party in fiscal 2003 or the six month period ended March 31, 2004. Sales to this related party were $25,398 for fiscal 2002 and $2.0 million for fiscal 2001. Sales in fiscal 2001 included product and services sold to the Company’s channel distribution partner prior to its acquisition by Ebiz.

In January 1995, the Company purchased 10% of the preferred stock of Rainmaker Systems, Inc. (“Rainmaker”), another of the Company’s domestic distribution partners, in exchange for cash, product and equipment valued at $1.0 million. In addition, the Company loaned $1.0 million to Rainmaker in exchange for

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

convertible debentures. In February 1999, the Company exchanged the preferred stock and debentures for shares of Series D Convertible Participating Preferred Stock (the “Series D Preferred”). During fiscal year 1999, the Company sold approximately 1,704,011 shares of Series D with a cost basis of $0.6 million, and received cash proceeds of $3.8 million. The Company’s interest of ownership of Rainmaker before and after the sale was 15.3% and 10.3% respectively. On November 17, 1999, Rainmaker completed an initial public offering of its common stock, at which time, the shares of Series D Preferred held by the Company automatically converted into shares of Rainmaker’s common stock on a one-for-one basis. During fiscal 2001, the Company sold 3,200,000 shares of Rainmaker stock with a cost basis of $1.1 million, and received cash proceeds of $3.2 million. At March 31, 2004, September 30, 2003, and September 30, 2002, the Company held 505,767 shares of Rainmaker’s common stock. The Company accounts for these shares as available-for-sale securities and records them at fair market value, based on quoted market prices with any unrealized gains or losses included as part of accumulated other comprehensive income. During fiscal 2004, fiscal 2003 and fiscal 2002, the Company did not sell any shares of Rainmaker stock.

The fair value of the Company’s investment in Rainmaker at March 31, 2004 was $1.4 million and cost was $0.2 million for an unrealized gain of $1.2 million. Rainmaker’s common stock is traded on the Nasdaq under the symbol “RMKR.” The Company no longer has the right to appoint a member to the Board of Directors.

At March 31, 2004, September 30, 2003 and September 30, 2002, the Company did not have any accounts receivable from Rainmaker. There were no sales to Rainmaker in the first six months of fiscal 2004, or in fiscal 2003 and fiscal 2002. Sales to Rainmaker were $3.7 million for fiscal 2001.

Note 6—Related Parties

	March 31,		September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands)
Net Revenues:
License, third parties	$4,525	$5,795	$10,959	$10,808	$50,455
License, related parties	—	—	—	546	5,391
Service, third parties	2,080	1,380	3,047	2,556	9,058
Service, related parties	—	—	—	310	1,758

Total net revenues	$6,605	$7,175	$14,006	$14,220	$66,662

There were no related party revenues for the six months ended March 31, 2004 and for fiscal 2003. Related party revenues for fiscal 2002 were sales to two companies in which the Company had significant investments. In fiscal 2001, related party revenues were sales to five companies in which the Company had significant investments. There were no related party receivables at March 31, 2004, September 30, 2003 or September 30, 2002.

Below are transactions and series of similar transactions, during the six month period ended March 31, 2004 and the last three fiscal years, to which the Company was a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $60,000; and

•	a director, executive officer, holder of more than 5% of the Company’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Described below are also certain other transactions with our directors, executive officers and shareholders.

On March 29, 2004, the company entered into a Stock Exchange Agreement with Caststream, Inc. and the shareholders of Caststream, Inc. Under the terms of the agreement, the Company acquired all of the capital stock of Caststream in exchange for 100,000 shares of common stock and warrants for 100,000 shares. The Company also assumed certain liabilities of Caststream of approximately $40,000. The transaction was considered a related party transaction because two of the Caststream shareholders, E. Joseph Vitetta, Jr. and Stephen Bannerman were hired in December 2003 as Vice President Corporate Development and Chief Marketing Officer, respectively. In January 2004, Mr. Vitetta was appointed as Corporate Secretary. In addition, the Company hired three other Caststream shareholders in December 2003 in various marketing and technical positions. The Audit Committee of the Company’s Board of Directors, and the Board of Directors approved the transaction.

The J3D Family Limited Partnership and the Lawrence Michels Family Limited Partnership (both of which Douglas Michels, one of the Company’s directors and the Company’s former CEO, is a general partner) are partners in Encinal Partnership No. 1 (“EP1”), which leases certain office premises located in Santa Cruz, California under two leases to the Company. The first lease commenced on January 1, 1989 and had a ten-year term, with two options to renew for five-year periods. The lease has been renewed through June 30, 2005. The lease covers approximately 50,830 square feet of building space at a current cost of approximately $94,587 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and had a seven-year term, with two options to renew for five-year periods. The second lease has been renewed through June 30, 2005. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $31,268 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001 the second lease was assumed by Caldera International, Inc.

The third partner in EP1 is Wave Crest Development, Inc. (“Wave Crest”). From time to time, Douglas Michels engages in real estate transactions with Wave Crest and its president. Until May 7, 2001, Wave Crest leased 61,500 square feet of office space in Santa Cruz, California to us under three separate leases, all of which had been renewed through June 30, 2005. The costs of the three leases were $6,473, $14,110, and $67,363 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001, all three leases were assumed by Caldera International, Inc.

On December 10, 2003, the Company entered into a private placement transaction pursuant to which it issued common stock and warrants to the following investors: Special Situations Technology Funds, Starlight Technology Partners, LLC, an investment group in which Mr. Wilde, the Company’s President, Chief Executive Officer and Director, acts as Managing Director and Joseph Makoid, the Company’s Vice President OEM Sales is an investor, and an additional private investor, resulting in gross proceeds to the Company of approximately $2,750,000.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 7—Property and Equipment

	March 31, 2004	September 30,
		2003	2002
	(unaudited)
	(In thousands)
Computer and office equipment	$2,496	$2,429	$2,645
Furniture and fixtures	768	760	835
Leasehold improvements	1,743	1,582	1,738
Purchased software and technology licenses, at cost	982	855	846

	5,989	5,626	6,064
Less accumulated depreciation and amortization	(5,323)	(4,892)	(4,850)

Net property and equipment	$666	$734	$1,214

Depreciation and amortization expense was $0.5 million and $0.4 million for the six months ended March 31, 2004 and 2003 respectively, and $0.9 million, $1.0 million and $5.1 million for the fiscal years ended September 30, 2003, 2002 and 2001, respectively.

The cost of assets recorded under capital leases was $44,934 at March 31, 2004 and $64,754 and $19,820 at September 30, 2003 and 2002, respectively. Accumulated amortization on those dates was $44,934, $38,152 and $17,618, respectively.

During fiscal 2001, the Company sold net property and equipment of $8.4 million to Caldera as part of the sale of the Server and Professional Services divisions. During fiscal 2003, the Company purchased property and equipment of $0.1 million as part of the acquisition of New Moon. The majority of the assets purchased had useful lives of one year or less at the time of purchase. During the six months ended March 31, 2004, the Company purchased equipment of $4,000 as part of the acquisition of Caststream, comprising of two computers that both had a useful life of one year.

Note 8—Accrued Expenses and Other Current Liabilities

	March 31, 2004	September 30,
		2003	2002
	(unaudited)
	(In thousands)
Accrued wages, commissions, bonuses	$1,404	$1,176	$1,536
Accrued fringe benefits	260	250	502
Accrued advertising	520	467	247
Customer deposits	344	353	388
Capital lease obligations	—	31	2
Other accrued expenses	1,925	1,338	1,288

	$4,453	$3,615	$3,963

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 9—Commitments and Contingencies

Lease Commitments Future minimum lease payments under non-cancelable operating leases, net of sublease rent to be received (with initial or remaining lease terms in excess of one year) as of March 31, 2004 were as follows:

(In thousands)	Operating Leases
Year Ending September 30,
2004	$801
2005	1,656
2006	422
2007	406
2008	545
Later years, through 2020	7,400

Total minimum lease payments	$11,230

Rent expense was approximately $0.8 million for the six months ended March 31, 2004 and 2003. Rent expense was approximately $1.6 million, $2.0 million, and $4.9 million in fiscal 2003, 2002, and 2001, respectively.

Included in the Company’s operating lease commitments are facilities leased from Encinal Partnership No. 1, a partnership which includes Doug Michels, the Company’s former President and Chief Executive Officer, and currently a director of the Company (see note 6). The remaining lease term of this facility is through June 2005. Rent expense for this facility was $0.6 million for the six months ended March 31, 2004 and 2003 and $1.0 million in fiscal 2003, $1.1 million in fiscal 2002, and $1.4 million in fiscal 2001.

Note 10—Shareholders’ Equity

Preferred Stock The Company is authorized to issue 20,000,000 shares of Preferred Stock. As of March 31, 2004, there were no shares of Preferred Series stock either issued or outstanding.

Employee Stock Purchase Plan The Company has an Employee Stock Purchase Plan (“ESPP”) for all eligible employees which is administered by the Board of Directors. Under the ESPP, shares of the Company’s common stock may be purchased at six-month intervals at 85% of the fair market value on the first or last day of each six-month period whichever is lower. Employees may purchase shares through payroll deductions of up to 10% of gross compensation during an offering period. During 2003, 2002 and 2001, employees purchased 81,972, 123,814 and 134,119 shares at an average per share price of $0.72, $1.34 and $8.70, respectively. No shares were purchased during the first six months of fiscal 2004. The number of shares reserved for issuance under the ESPP was increased by 50,000 shares in February, 2002. The number of shares reserved for future issuance as of March 31, 2004 was 83,509.

2002 Incentive Stock Option Plan As of March 31, 2004, the Company had authorized 4,302,733 shares of Common Stock for issuance under the 2002 Incentive Stock Option Plan (the “Option Plan”). The Company’s Board of Directors administers the Option Plan and determines the terms of the options granted under the Option Plan, including the exercise price, number of shares subject to each option and the exercisability thereof. As of March 31, 2004 there were 261,236 shares available for issuance.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The exercise price of all incentive options granted under the Option Plan must be at least equal to the fair market value. Options granted under the Option Plan generally become exercisable over a four-year period. The term of each option is ten years.

2003 Stock Option Plan On April 2, 2003, the Board of Directors adopted the 2003 Stock Option Plan and authorized 200,000 shares of Common Stock for issuance under the plan. On December 9, 2003, the Board of Directors authorized an additional 1,300,000 shares of Common Stock for issuance under the plan. The Company’s Board of Directors administers the Stock Option Plan and determines the terms of the options granted under the Stock Option Plan, including the exercise price, number of shares subject to each option and the exercisability thereof. Options may be granted to new employees and up to 35 employees who qualify as sophisticated investors. As of March 31, 2004 there were 69,693 shares available for issuance.

Options granted under the 2003 Stock Option Plan generally become exercisable over a four-year period. The term of each option is ten years.

Director Option Plan The Company’s Director Option Plan (the “Director Plan”) provides for the granting of non-statutory stock options to non-employee directors of the Company and is administered by the Board of Directors. As of March 31, 2004 there were 194,400 shares available for issuance. Options granted under the Director Plan have a term of ten (10) years unless terminated sooner upon termination of the optionee’s status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Initial grant options granted under the Director Plan vest over five years and annual grant options vest over one year.

In fiscal 2002 there were 4,470,880 options granted at below fair value. A summary of the status of the Company’s stock option plans as of September 30, 2003, 2002, and 2001, and changes during the years then ended are presented below:

	2003		2002		2001
Option and Director Plans	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	2,294	$14.28	1,793	$22.10	2,373	$33.00
Granted	998	1.19	910	1.20	786	9.50
Exercised	(129)	0.95	(58)	0.45	(2)	9.15
Cancelled	(427)	5.93	(351)	22.70	(1,364)	33.80

Outstanding at end of year	2,736	10.90	2,294	14.28	1,793	22.10

Options exercisable at end of year	2,058	12.96	1,449	16.60	855	27.20
Weighted-average fair value of options granted during the year, using Black-Scholes calculation		$0.81		$1.40		$6.35

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about stock options outstanding at September 30, 2003:

(In thousands)
Range of Exercise Price	Outstanding	Weighted-Avg. Remaining Contractual Life	Weighted-Avg. Exercise Price	Exercisable	Weighted-Avg. Exercise Price
$ 0.45 - 0.45	341	7.7 years	$0.45	341	$0.45
0.70 - 0.91	258	9.1	0.89	53	0.88
1.10 - 1.30	462	7.9	1.11	417	1.11
1.75 - 2.45	455	7.9	1.95	207	1.82
2.80 - 2.80	1	8.1	2.80	1	2.80
6.41 - 9.50	327	6.8	8.38	213	8.38
10.55 - 15.63	215	6.0	13.82	177	13.84
16.09 - 23.75	184	4.4	20.87	170	21.03
24.38 - 33.13	336	3.6	27.50	336	27.50
40.63 - 59.69	102	5.9	47.05	95	47.19
65.63 - 92.50	54	5.4	82.45	48	82.45
156.25 - 156.25	1	6.3	156.25	—	156.25

$ 0.45 - 156.25	2,736	6.8 years	$10.90	2,058	$12.96

Common Stock Repurchases The Company repurchases its common stock on the open market, both systematically and non-systematically. Under the systematic stock repurchase plan, shares of common stock are repurchased to help negate the dilutive effects of the Incentive Stock Option Plan and the Employee Stock Purchase Plan. Under the non-systematic repurchase plan, the Company may repurchase up to 1,200,000 shares of its common stock. During the fiscal years ended September 30, 2003, 2002 and 2001, the Company did not repurchase shares under either plan.

Shareholder Rights In September 1997, the Company adopted a Shareholder Rights Plan which provides existing shareholders with the right to purchase a partial share of preferred stock for each share of common stock owned by the shareholder in the event of certain changes in the Company’s ownership. These rights may serve as a deterrent to certain takeover attempts not approved by the Company’s Board of Directors. The rights expire in September 2007.

Warrants

During fiscal 2001, in connection with a line of credit, the Company issued warrants to purchase 288,000 shares of common stock at an exercise price of $7.8125 per share. The warrants expired on January 8, 2003. The Company recorded a liability of $969,000 for this warrant, and amortized the related expense over one year, the vesting period of the warrant.

During fiscal 2002, in connection with financial consulting and investment banking advice, the Company issued warrants to purchase 80,000 shares of common stock at an exercise price of $2.20 per share. The warrants expire on April 22, 2006. The Company recorded a one-time charge of $138,000 in fiscal 2002 for this warrant.

On September 29, 2003, in connection with a private placement, the Company issued warrants to purchase 1,950,000 shares of common stock at $1.395 per share. The warrants have a five year term.

On December 10, 2003, in connection with a private placement, the Company issued warrants to purchase 550,000 shares of common stock at $1.39 per share. The warrants have a five year term.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On February 20, 2004, in connection with a private placement, the Company issued warrants to purchase 2,658,214 shares of common stock at $1.70 per share. The warrants have a five year term.

On March 29, 2004, in connection with the acquisition of Caststream, Inc., the Company issued warrants to purchase 100,000 shares of common stock at $2.10 per share. The warrants have a three year term.

Private Placement Financing

On September 29, 2003, the Company entered into a private placement transaction pursuant to which it issued common stock and warrants to Special Situations Technology Funds and Vertical Ventures resulting in gross proceeds to the Company of approximately $2,254,200 for which the Company paid fees of $155,345. The Company issued 1,950,000 shares of common stock at a price of $1.156 per share and warrants to purchase 1,950,000 shares of common stock at $1.395 per share. The warrants have a value of $895,592, based on the relative fair value using a Black-Scholes calculation, using a volatility of 100%, an annual dividend of zero and a discount rate of 2.63%. The Company can require the warrant holders to exercise one-third of the warrants provided the shares issuable thereunder are registered with the SEC and the share price equals or exceeds $1.674 for a period of twenty consecutive trading days. In addition, the Company can redeem up to two-thirds of the warrants or all of the warrants for $0.01 per share should the closing bid price of the shares reach the target prices of $2.232 and $2.790, respectively. The warrant holders may exercise the warrants prior to redemption. The warrants have a five year term. If the warrants are fully exercised, the Company would receive additional gross proceeds of approximately $2,700,000.

The Company has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants once the Company has complied with its reporting obligations under the Securities Exchange Act of 1934, as amended. If the shares and warrants are not registered in a timely manner, the Company will be obligated to pay damages for the delay, in an amount equal to one-percent per month of the aggregate amount invested, until registered.

On December 10, 2003, the Company entered into a private placement transaction pursuant to which it issued common stock and warrants to Special Situations Technology Funds, Starlight Technology Partners LLC, an investment group in which Mr. Wilde acts as Managing Director and Mr. Makoid is an investor, and an additional private investor, resulting in gross proceeds to the Company of approximately $2,750,000. In connection with the financing, we paid placement fees in the amount of $91,250 and issued 140,000 shares of common stock. The Company issued 2,750,000 shares of common stock at a price of $1.00 per share and warrants to purchase 550,000 shares of common stock at $1.39 per share. The warrants have a value of $310,624 based on the relative fair value using a Black-Scholes calculation, using a volatility of 100%, an annual dividend of zero and a discount rate of 3.20%. The warrants have a five year term. If the warrants are fully exercised, the Company would receive additional gross proceeds of $764,500. The Company has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants once the Company has complied with its reporting obligations under the Securities Exchange Act of 1934, as amended.

On February 23, 2004, the Company completed a private placement of common stock and warrants to various investors. In the private placement, the investors purchased 11,678,580 shares of Tarantella common stock at a price of $1.40 per share. The investors also acquired warrants to purchase up to an additional 2,335,714 shares at an exercise price of $1.70 per share for gross proceeds of $16,350,000. The warrants are exercisable for five years. If the warrants are fully exercised, the Company would receive additional gross proceeds of approximately $3,970,714. The Company also has agreed to register the shares of common stock issued to the investors as well as the shares issuable upon exercise of the warrants for resale once the Company has complied

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with its reporting obligations under the Securities Exchange Act of 1934, as amended. In connection with the financing, the Company incurred fees in the amount of $1,198,000 which included private placements, legal and accounting fees, and issued warrants to purchase up to 322,500 shares of common stock at $1.70 per share. The warrants have a five year term.

On March 29, 2004, the Company completed an agreement pursuant to which it issued 140,000 shares in lieu of payment of a finders fee for the December 2003 private placement.

Note 11—Income Taxes

Loss (income) before income taxes for the six months ended March 31, 2004 and 2003, fiscal 2003, 2002 and 2001 includes foreign pretax profit (loss) of approximately ($68,000), $13,000, $0.1 million, $0.1 million and $2.6 million respectively.

The components of income taxes are as follows:

	Six Months Ended March 31,		Fiscal Year Ended September 30,
(In thousands)	2004	2003	2003	2002	2001
	(unaudited)
Current:
Federal	$—	$—	$—	$(259)	$—
State	—	—	—	—	—
Foreign	195	158	300	(817)	(1,070)

Total current	195	158	300	(1,076)	(1,070)

Deferred	—	—	—	—	—

Total	$195	$158	$300	$(1,076)	$(1,070)

Income taxes differ from the amount computed by applying the statutory federal income tax rate to loss before income taxes as follows:

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands)
Statutory federal income tax benefit at 34%	$(2,120)	$(1,312)	$(3,191)	$(5,871)	$(2,314)
Foreign taxes less related tax benefit, if any	129	104	317	(619)	(1,530)
Losses and expenses without tax benefit, including valuation allowances	2,186	1,366	3,174	5,414	2,774

Total	$195	$158	$300	$(1,076)	$(1,070)

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	March 31, 2004	September 30,
		2003	2002
	(unaudited)
	(In thousands)
Deferred tax assets:
Investment reserves	$644	$644	$586
Accruals and reserve accounts	1,587	1,587	1,455
Property, equipment and software	6,197	5,783	4,839
Net operating loss carryforward	44,996	42,924	40,591
Capital loss carryforward	24,496	24,496	24,496
Research credit	8,850	8,850	9,042
Other credits	669	669	1,829

Total gross deferred tax assets	87,439	84,953	82,838
Less valuation allowance	(87,439)	(84,953)	(82,838)

Net deferred tax assets	$—	$—	$—

The net change in the total valuation allowance for fiscal years 2003, 2002 and 2001 was an increase of approximately $2.1 million, $5.0 million and $25.0 million, respectively. Subsequently recognized tax benefits relating to the valuation allowance for deferred tax assets at September 30, 2003 will be allocated to income tax benefit and additional paid in capital in the amounts of $83.4 million and $1.6 million respectively. The Company’s management believes the uncertainty regarding the timing of the realization of net deferred tax assets requires a full valuation allowance.

At September 30, 2003, the Company has net operating loss carry forwards of approximately $125 million which expire in fiscal years 2012 through 2023, and research credit carry forwards of approximately $7.5 million, which primarily expire in fiscal years 2004 through 2020. Additionally, the Company has other tax credits of approximately $0.4 million that have no expiration date. The extent to which the loss and credit carry forwards can be used to reduce future income taxes is significantly limited or eliminated, based on a change in ownership of the Company under Internal Revenue Code Section 382.

At September 30, 2003, the cumulative un-remitted foreign earnings of the Company were not material. The Company intends to reinvest these earnings indefinitely.

Note 12—Transactions with Caldera

On May 4, 2001, the Company consummated the sale of its Server Software and Professional Services divisions to Caldera Systems, Inc. Under the terms of the transaction, Caldera Systems, Inc. acquired the assets of the Server and Professional Services groups. A new company, Caldera International, Inc. (“Caldera International”), was formed which combined the assets acquired from the Company with the assets of Caldera Systems, Inc. Upon the completion of the sale, the Company continued to operate its Tarantella business, and accordingly, changed its corporate name to Tarantella, Inc. and its trading symbol to TTLA to reflect the new corporate name. Since the Company has subsequently been de-listed from Nasdaq, the trading symbol has changed to TTLA.PK.

As consideration for the transaction, the Company received 16 million shares of common stock of Caldera International (representing approximately 28.2% of Caldera International), $23 million in cash (of which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

$7 million was received on January 26, 2001) and a non-interest bearing promissory note in the amount of $8 million that was originally to be received in quarterly installments of $2 million beginning in August 2002.

As part of the original transaction, if the OpenServer line of business of the Server and Professional Services groups generated revenues in excess of specified thresholds during the three-year period following the completion of the combination, the Company had earn-out rights entitling it to receive 45% of these excess revenues. The transaction was treated as a disposal of Server and Professional Services groups and a gain of $53,267,000 was recorded upon completion of the transaction.

For the fourth fiscal quarter of 2001, the Company’s operating results included 28.2% of the operating results of Caldera International, adjusted for amortization of 5 months of negative goodwill of approximately $0.7 million. The net amount of the losses included was $4.6 million. In the fourth fiscal quarter of 2001, the Company also recorded an impairment of the investment, net of the remaining negative goodwill of $7.8 million, in the amount of $22.5 million. The impairment was recorded as the share price of Caldera International was significantly below the fair market value of Tarantella’s and was deemed to be other than temporarily impaired.

During the first fiscal quarter of 2002, the Company’s net loss included equity losses of $4.0 million for its share of Caldera International losses. After recording this loss, the carrying value of the shares of Caldera International stock was reduced to zero, in accordance with APB opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

During the second quarter of fiscal 2002, the Company signed an agreement with Caldera International to redeem the $8 million note receivable held by the Company for $5 million. The note was originally payable in four quarterly installments of $2 million each, beginning in August 2002. A loss of $3,038,000 was recorded against the gain on the sale of divisions to Caldera for the redemption of the note receivable.

Additionally, Caldera International agreed to the buyout of certain licenses for products bundled in older releases of The Santa Cruz Operation, Inc.’s software, and the buyback of 500,000 post split shares of Caldera International stock held by the Company for $555,000. On March 7, 2002, Caldera International executed a 1 for 4 reverse stock split. Accordingly, the shares held by the Company were adjusted to reflect the stock split.

During the third quarter of fiscal 2002, Tarantella announced an agreement with Caldera International for Caldera International to repurchase the remaining 3,289,401 shares of Caldera International common stock held by Tarantella. Tarantella recorded other income of $3,059,250 from this transaction in the third fiscal quarter and subsequently received the cash in July 2002. For the fiscal year ended September 30, 2002, the Company sold 4,010,417 post split shares of Caldera International stock for total proceeds of $4,360,938. As of September 30, 2002, the Company did not own any securities in Caldera International. During the third quarter of fiscal 2002, Caldera International also bought out the remaining term of the OpenServer revenue sharing plan that was part of the original transaction, for $100,000, which was recorded as a gain on the sale of divisions to Caldera. In addition, royalty reserves of $345,000 related to the original transaction were written off and recorded as a gain on the sale of divisions to Caldera.

As part of the agreement between the Company and Caldera International, various building leases were assigned to Caldera International, however, the Company was a guarantor under such leases which expire in 2005. In the fourth quarter of fiscal 2002 the Company was released from its obligation as guarantor. There were also building leases, related to the agreement between the Company and Caldera International, that were assigned to the Company, for which Caldera International was a guarantor, and for which the Company had $0.5 million of restricted cash in escrow. During the third quarter of fiscal 2003 Caldera International was released from its obligation as guarantor and the $0.5 million restricted cash that was in escrow was returned to the Company.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 13—Reverse Stock Split

On November 14, 2002, the Board of Directors unanimously adopted resolutions approving and recommending to the shareholders for their approval a series of amendments to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s Common Stock at a ratio to be determined by the Company’s Board of Directors. On February 27, 2003, the stockholders approved amendments to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split. On May 19, 2003, the Board of Directors unanimously approved the implementation of a reverse split with a ratio of one for five. On June 6, 2003, the Company implemented a one-for-five reverse split and the Company’s outstanding common shares were reduced from 49.7 million shares to approximately 9.9 million shares. The reverse stock split has been retroactively reflected in the accompanying consolidated financial statements and notes thereto for all periods presented.

Note 14—Business Combinations

Acquisition of New Moon Systems, Inc.

On June 5, 2003, Tarantella completed the acquisition of New Moon Systems, Inc., a privately held California corporation (“New Moon”) pursuant to an Agreement and Plan of Reorganization (the “Agreement”), dated May 29, 2003. New Moon, headquartered in San Jose, CA, develops software to simply and cost-effectively manage and deploy Windows-based applications to end-user desktops in small and medium-sized businesses, as well as enterprise departmental customers. New Moon Canaveral™ iQ from Tarantella® (“Canaveral iQ”) extends the capabilities of Microsoft’s Windows Terminal Services and answers the demand for a simple and intelligent means of centrally managing remote applications.

Pursuant to the Agreement, Tarantella issued a total of 1,592,014 shares of Tarantella common stock valued at $3.6 million in exchange for all of the outstanding shares of New Moon and to satisfy its obligations to the former employees of New Moon. The fair value of the Company’s common stock was determined based on the average closing price per share of the Company’s common stock over the five day period including the two days before and after the terms of the acquisition were agreed to and announced. The New Moon shareholders shall also receive a minimum cash earnout of approximately $1.7 million over a period from January 1, 2004 to December 31, 2006 based on a royalty of 30% of New Moon product revenues, net of direct costs. After the shareholders have been paid the minimum earnout, they would be entitled to an additional royalty of 15% of New Moon product revenues, net of direct costs, during this period. In the event the minimum earnout is not achieved by the conclusion of the quarter ending December 31, 2006, Tarantella shall pay along with the final earnout payment an amount equal to the minimum earnout less all aggregate earnouts paid to date, less any off-sets and any escrow claim deficiencies. The Company also incurred approximately $0.3 million of direct merger costs, for a total purchase price of approximately $5.7 million.

The results of operations of New Moon subsequent to June 5, 2003, have been included in the Company’s consolidated financial statements.

The pro forma financial information reflects a total purchase price for New Moon of $5.7 million as follows (in thousands):

Purchase price:
Fair Value of Tarantella common stock issued	$3,614
Minimum cash earnout	1,725
Acquisition costs	327

Total consideration	$5,666

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the purchase method of accounting, the estimated total price is allocated to New Moon’s net tangible and intangible assets based upon their estimated fair market value as of the date of acquisition, June 5, 2003. The allocation of the purchase price to goodwill and intangibles is based upon an independent, third-party appraisal and management’s estimates, as follows (in thousands):

Allocation of purchase price
Net tangible assets acquired
Assets
Cash and cash equivalents	$3,323
Trade receivables, net	110
Prepaids and other current assets	91
Property and equipment, net	145

Total assets	3,669

Liabilities
Trade payables	435
Accrued expenses and other current liabilities	1,008
Deferred revenues	112
Capital lease obligation, current portion	259

Total liabilities	1,814

Net tangible assets acquired	1,855

Intangible assets acquired
Developed technology	500
Patents/core technology	700
Customer base	20
Trade name/Trademark	200

Total intangible assets acquired	1,420

Goodwill	2,391

Total purchase price	$5,666

Net tangible assets acquired as of June 5, 2003 of approximately $1.9 million represent the net tangible assets of New Moon. $1.4 million of the purchase price has been allocated to identifiable intangible assets. The income approach, which includes an analysis of cash flows and risks associated with achieving such cash flows, was used to estimate the fair value of the Company’s existing technology and subscription/maintenance agreements. The royalty savings approach, which estimates the value of an asset by capitalizing the royalties saved because the Company owns the asset, was used to estimate the fair value of the Company’s patents/core technology and trade name/trademarks. The cost approach, which uses the concept of replacement cost as an indicator of fair value, was used to estimate the fair value of the Company’s value-added reseller (“VAR”) relationships. The Company is amortizing all identifiable intangible assets on a straight-line basis over an estimated useful life of three years.

The residual purchase price of $2.4 million was recorded as goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill relating to the New Moon acquisition is not being amortized and will be carried at cost and tested for impairment annually and whenever events indicate that an impairment may have occurred. As of March 31, 2004, the Company has incurred acquisition costs of $331,000.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The allocation of the purchase price to goodwill is subject to change as more information becomes available related to acquisition costs.

New Moon had approximately 27 employees at the date of the acquisition. Prior to June 6, 2003, and in connection with the merger, the Company gave redundancy notices to 15 former New Moon employees, and accrued $0.3 million related to their severance benefits. The estimated cost of terminating the employees was accounted for as part of the purchase price. Of the total number of employees to be terminated, 7 were in research and development, 3 were in sales and marketing and 5 in general and administration. During the three months ended June 30, 2003, 8 of the redundant employees left the Company and the remainder left at various dates through September 30, 2003. During the three months ended June 30, 2003, $0.1 million was paid out as termination benefits and the remaining $0.2 million was paid out during the three months ended September 30, 2003.

The following unaudited pro forma information shows the results of operations for the fiscal years ended September 30, 2003 and 2002, as if the New Moon acquisition had occurred at the beginning of the periods presented and at the purchase price established at the time of the acquisition (in thousands, except per share amounts):

	Fiscal Year Ended September 30,
	2003	2002
(In thousands, except per share data)	(Unaudited)
Net revenues	$14,287	$14,620
Net loss	$(16,250)	$(25,906)
Loss per share	$(1.56)	$(2.67)

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the acquisition had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results.

Acquisition of Caststream, Inc.

On March 29, 2004, the Company entered into a Stock Exchange Agreement with Caststream, Inc. (“Caststream”). Pursuant to the terms of the agreement, the Company acquired all of the capital stock of Caststream in exchange for 100,000 shares of the Company’s common stock and warrants for 100,000 shares of common stock. The Company also assumed certain liabilities of Caststream of approximately $40,000. The transaction was considered a related party transaction because two of the Caststream shareholders were hired in December 2003 as the Company’s Vice President of Corporate Development and Chief Marketing Officer. In addition, the Company hired three other Caststream shareholders in December 2003 in various marketing and technical positions. The Company’s Audit Committee and the Board of Directors approved the transaction.

The acquisition has been accounted for as a purchase of assets by the Company for financial reporting purposes. Beginning March 30, 2004, the results of Caststream are being included in the Company’s consolidated financial statements. The purchase price has been allocated based on the fair value of the assets acquired and the liabilities assumed. Pursuant to the Emerging Issues Task Force’s Issue No. 98-3, “Determining Whether a Non-monetary Transaction Involves the Receipt of Productive Assets or of a Business”, Caststream does not meet the criteria necessary to qualify as a business. Therefore, the Company’s acquisition of Caststream does not qualify as a business combination under SFAS No. 141, Business Combinations, and no goodwill resulted from recording the transaction. Identified intangible assets with finite lives will be amortized over their respective

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

estimated useful life. The Company is required to review long-lived assets on at least an annual basis. To the extent the value of the long-lived assets are impaired, the Company will be required to record the impairment charge. The fair market value of the Company’s stock and stock warrants, issued net of liabilities assumed exceeds the fair market value of the acquired assets based upon an independent, third party appraisal. This excess value has been charged to operations upon the close of the merger as compensation expense.

The total purchase price for Caststream is $432,000 as follows (in thousands):

Fair value of Tarantella common stock	$227
Fair value of Tarantella common stock warrants	150
Liabilities assumed	40
Acquisition costs	15

Total consideration	$432

The allocation of the purchase price is based upon an independent, third-party appraisal and management’s estimates as follows (in thousands):

Technology	$304
Compensation expense	124
Computer equipment	4

Total purchase price allocation	$432

Note 15—Acquired Intangible Assets, Net

	March 31, 2004 (unaudited)				September 30, 2003
	Gross Carrying Amount	Estimated Useful Lives	Accumulated Amortization	Intangible Assets, Net	Gross Carrying Amount	Estimated Useful Lives	Accumulated Amortization	Intangible Assets, Net
	(In thousands)	(In years)	(In thousands)		(In thousands)	(In years)	(In thousands)
Amortized intangible assets:
Technology	$804	3	$139	$665	$500	3	$56	$444
Patents	700	3	194	506	700	3	78	622
Trademarks	200	3	56	144	200	3	22	178
Other	20	3	5	15	20	3	2	18

Total	$1,724		$394	$1,330	$1,420		$158	$1,262

Aggregate amortization expense:
For six months ended March 31, 2003	$—

For six months ended March 31, 2004	$237

Estimated remaining amortization expense:
For remaining six months ending September 30, 2004	$287
For year ending September 30, 2005	575
For year ending September 30, 2006	417
For year ending September 30, 2007	51

	$1,330

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 16—Indemnification and Warranties

Indemnification The Company licenses its software and services pursuant to a software license agreement, in which the Company agrees to indemnify, hold harmless and defend the customer against damages arising out of claims filed by third parties that the Company’s products infringe any copyright or other intellectual property right. The term of the indemnification is generally perpetual, limited by applicable statutes of limitations. The license agreement generally limits the scope of the remedies for such indemnification obligation, including but not limited to certain product usage limitations and the right to replace an infringing product or modify it to make it non-infringing. If the Company cannot address the infringement by replacing or repairing the product, the Company is allowed to cancel the license and return the fees paid by the customer. The Company has never incurred expense under such indemnification provisions. The Company believes that the expense from these indemnification agreements is minimal.

As permitted under California law, the Company has agreements whereby it indemnifies its officers and directors for certain events while the officer or director is, or was serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Director’s and Officer’s insurance policy that limits the Company’s exposure and enables it to recover at least a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal.

Warranties The Company generally warrants for a period of 90 days that its software products will perform substantially in accordance with its published specifications, that the reproduction of the software on the media material provided by the Company is correct and that the documentation is correctly printed. In the event of any non-conformance, the Company agrees to repair, replace or accept return of the non-conforming product and refund any fees paid by the customer for said non-conforming product. The Company has never incurred significant expense under its product warranties. The Company believes the estimated fair value of these warranty agreements is immaterial.

As discussed in Note 12, as part of the agreement between the Company and Caldera International, various building leases were assigned to Caldera International. However, the Company was a guarantor under such leases which expire in 2005. In the fourth quarter of fiscal 2002 the Company was released from its obligation as guarantor. There were also building leases, related to the agreement between the Company and Caldera International, that were assigned to the Company, for which Caldera International was a guarantor, and for which the Company had $0.5 million of restricted cash in escrow. During the third quarter of fiscal 2003 Caldera International was released from its obligation as guarantor and the $0.5 million restricted cash that was in escrow was returned to the Company.

Note 17—Accrued Restructuring Charge

Fiscal 2004

During the first quarter of fiscal 2004, the Company reduced the number of European countries in which it had a legal presence, resulting in the implementation of a restructuring which reduced the existing workforce by one employee. This reduction eliminated the Company’s presence in one European country. The Company recorded a charge of $19,000 for this restructuring for severance payments.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2004 First Quarter Restructuring Accrual

(In Thousands)	Reduction in Force	Total
Restructuring charge accrued *	$19	$19
Payments/utilization of the accrual *	(15)	(15)

Accrual at December 31, 2003 *	4	4

Payments/utilization of the accrual *	(4)	(4)

Accrual at March 31, 2004 *	$—	$—

*	unaudited

Fiscal 2003

On July 24, 2003, the Company announced a restructuring plan, which resulted in a charge of $0.4 million. Revenues for third quarter of fiscal 2003 and for the nine months ended June 30, 2003 were lower than planned. The Company reduced its spending levels to align its operating expenses with the Company’s lower than expected revenues. The restructuring included a reduction in staffing of 23 employees, and the disposal of fixed assets.

The expense included a severance charge of $0.4 million for the elimination of 12 positions in the United States and 11 positions in the United Kingdom. The reductions in force affected the product development, support, sales, marketing and general and administrative functions of the Company. There was also a charge of $6,508 for the disposal of fixed assets. As of March 31, 2004, all 23 positions had been eliminated.

Fiscal 2003 Fourth Quarter Restructuring Accrual

(In Thousands)	Reduction in Force	Disposal of Fixed Assets	Total
Restructuring charge accrued	$442	$6	$448
Payments/utilization of the accrual	(393)	(6)	(399)

Accrual at September 30, 2003	49	—	49

Payments/utilization of the accrual *	(24)	—	(24)
Provision Adjustment *	—	—	—

Accrual at December 31, 2003 *	25	—	25

Payments/utilization of the accrual *	(17)	—	(17)
Provision Adjustment *	(8)	—	(8)

Accruals at March 31, 2004 *	$—	$—	$—

*	unaudited

On June 5, 2003, the Company announced a restructuring plan, which resulted in a charge of $0.2 million. Also, on June 5, 2003 the Company acquired New Moon Systems, Inc. (“New Moon”). As part of the acquisition, the Company hired 12 New Moon employees. In order to keep spending levels flat with pre-acquisition levels, the Company assessed the overall resource requirements for the combined business and reduced infrastructure from the existing Tarantella business accordingly.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The entire restructuring charge of $0.2 million was for severance, related to the elimination of 12 positions. The positions eliminated were 9 in the US, 2 in the UK and 1 in Germany. The reductions in work force affected the product development, sales, marketing and general and administrative functions of the Company. As of September 30, 2003, all 12 positions had been eliminated.

Fiscal 2003 Third Quarter Restructuring Accrual

(In Thousands)	Reduction in Force	Total
Restructuring charge accrued	$153	$153
Payments/utilization of the accrual	(57)	(57)

Accrual at June 30, 2003	96	96

Payments/utilization of the accrual *	(95)	(95)
Provision Adjustment *	(1)	(1)

Accrual at September 30, 2003 and March 31, 2004 *	$—	$—

*	unaudited

During the first quarter of fiscal 2003, the Company announced a restructuring plan, which resulted in a charge of $1.1 million. The Company’s revenue were lower than planed for the twelve months ended September 30, 2002 and also for the three months ended December 31, 2002. Because revenues did not begin increasing at the start of fiscal 2003 as expected, the Company reduced its spending levels to align its operating expenses with the Company’s continued lower than expected revenues.

A severance charge of $0.8 million included the elimination of 10 positions in the United States, 13 positions in the United Kingdom, and 2 positions in Italy. The reductions in work force affected the product development, sales, marketing and general and administrative functions of the Company. As of June 30, 2003, all 25 positions had been eliminated.

A facilities charge of $0.3 million was related to space the Company vacated at two locations in the U.K. This included a non-cash charge of $89,000 related to the write-off of leasehold improvements at the two vacated facilities.

The Company completed all of the cost reduction actions initiated in the first quarter of fiscal year 2003 during the fiscal year. Liabilities remain for lease obligation on one facility in the U.K. The lease for this facility expires at the end of the second quarter of fiscal 2004.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2003 First Quarter Restructuring Accrual

(In Thousands)	Reduction in Force	Facilities	Disposal of Fixed Assets	Total
Restructuring charge accrued	$820	$238	$89	$1,147
Payments/utilization of the accrual	(408)	(24)	(89)	(521)

Accrual at December 31, 2002	412	214	—	626

Payments/utilization of the accrual	(240)	(74)	—	(314)

Accrual at March 31, 2003	172	140	—	312

Payments/utilization of the accrual	(113)	(33)	—	(146)
Provision Adjustment	(59)	—	—	(59)

Accrual at June 30, 2003	—	107	—	107

Payments/utilization of the accrual	—	(34)	—	(34)

Accrual at September 30, 2003	—	73	—	73

Payments/utilization of the accrual *	—	(23)	—	(23)

Accrual at December 31, 2003 *	—	50	—	50

Payments/utilization of the accrual *	—	(25)	—	(25)

Accrual at March 31, 2004 *	$—	$25	$—	$25

*	unaudited

Fiscal 2002

During the first quarter of fiscal 2002, the Company announced a restructuring plan, which resulted in a charge of $1.6 million. The Company’s revenues continued to fall below plan in fiscal 2002, so the Company determined that a more significant reduction in headcount was needed to reduce its spending levels to align its operating expenses with the Company’s lower than expected revenues. The restructuring included a reduction in staffing of 52 employees, a reserve for unused facilities at the Company’s corporate headquarters, and costs associated with closing several foreign offices.

This included a severance charge of $0.9 million for the elimination of 19 positions in the United States, 23 positions in the United Kingdom, and 10 positions in Japan. The reductions in force affected the product development, support, sales, marketing and general and administrative functions of the Company. As of March 31, 2002, all 52 positions had been eliminated.

Also included was a facilities charge of $0.7 million related to space the Company vacated. The Company had anticipated that it would sub-lease the space by December 31, 2002. As of September 30, 2003, the Company had not secured a sub-lease tenant, so provision adjustments of $0.5 million and $0.6 million were made at the end of fiscal 2003 and fiscal 2002, respectively. The space is now reserved through September 2004. The Company believes it will be able to sub-lease the space by that date. The lease for this building expires on June 30, 2005. In addition, a charge was taken for expenses associated with office closures in Japan and Brazil. There was a non-cash charge of $39,000 related to fixed asset disposals at the Japan subsidiary.

The Company completed the cost reduction actions initiated in fiscal 2002, with the exception of sub-leasing excess space at the Company’s corporate headquarters in Santa Cruz, California.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2002 First Quarter Restructuring Accrual

(In Thousands)	Facilities	Total
Accrual at September 30, 2002	$750	$750

Payments/utilization of the accrual	(157)	(157)

Accrual at December 31, 2002	593	593

Payments/utilization of the accrual	(140)	(140)

Accrual at March 31, 2003	453	453

Payments/utilization of the accrual	(158)	(158)

Accrual at June 30, 2003	295	295

Payments/utilization of the accrual	(135)	(135)
Provision Adjustment	485	485

Accrual at September 30, 2003	645	645

Payments/utilization of the accrual *	(158)	(158)

Accrual at December 31, 2003 *	487	487

Payments/utilization of the accrual *	(142)	(142)

Accrual at March 31, 2004 *	$345	$345

*	unaudited

Fiscal 2001

During the fourth quarter of fiscal 2001, the Company announced a restructuring plan, which resulted in a charge of $0.5 million. The restructuring charge included a reduction in personnel of 10 employees and a planned elimination of offices in Singapore and Australia. Total cash expenditures were $0.4 million. This restructuring plan was implemented because revenues for the twelve months ended September 30, 2001 were lower than plan.

The severance charge of $0.4 million included the elimination of 4 positions in the United States and 6 positions in the United Kingdom. The reductions in work force affected the sales, marketing and general and administrative functions of the Company. At September 30, 2001, all 10 positions had been eliminated. A provision adjustment of $64,000 was made to release excess restructuring reserve, which resulted from the fact that the Company had not anticipated that the Australian office would be sub-leased. The provision adjustment of $8,453 in the fourth quarter of fiscal 2003 was for the final costs associated with closing the Australian office.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2001 Fourth Quarter Restructuring Accrual

(In Thousands)	Facilities	Total
Accrual at September 30, 2002	$15	$15

Payments/utilization of the accrual	(1)	(1)

Accrual at December 31, 2002	14	14

Payments/utilization of the accrual	(9)	(9)

Accrual at March 31, 2003	5	5

Payments/utilization of the accrual	(3)	(3)

Accrual at June 30, 2003	2	2

Payments/utilization of the accrual *	(10)	(10)
Provision Adjustment *	8	8

Accrual at September 30, 2003 and March 31, 2004 *	$—	$—

*	unaudited

During the second quarter of fiscal 2001, the Company announced a restructuring plan which resulted in a charge of $1.6 million, which when taken with a provision adjustment to a previously established restructuring reserve for severance related to the sale of divisions to Caldera, resulted in a net charge for the period of $1.1 million. The restructuring charge included a reduction in personnel of 28 employees and a reserve for unused facilities. Total cash expenditures were $1.6 million. This restructuring plan was implemented because revenues for the six months ended March 31, 2001 were lower than plan. When the Company sold two divisions which accounted for most of the Company’s revenues, the remaining business was significantly smaller.

The $1.6 million restructuring charge included a severance charge of $1.5 million for the elimination of 16 positions in the United States, 4 positions in the United Kingdom, and 8 positions in various other geographies. The reduction in work force affected the sales, marketing and general and administrative functions of the Company. As of September 30, 2001, all 28 positions had been eliminated. The Company vacated additional space within its Santa Cruz, California office in the first quarter of fiscal 2002, and an additional charge of $81,000 was recorded for estimated payments on the lease for an additional 12 months. In the fourth quarter of fiscal 2002, an additional charge of $85,000 was recorded and in the fourth quarter of fiscal 2003, an additional charge of $64,000 was recorded because the facility was not yet sub-leased. The facility was not sub-leased as of September 30, 2003 and the restructuring reserve at the end of the fourth quarter of fiscal 2003 covers rents through September 30, 2004. The Company believes it will be able to sub-lease the space by that date. The lease for this building expires on June 30, 2005.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fiscal 2001 Second Quarter Restructuring Accrual

(In Thousands)	Facilities	Total
Accrual at September 30, 2002	$106	$106

Payments/utilization of the accrual	(22)	(22)

Accrual at December 31, 2002	84	84

Payments/utilization of the accrual	(20)	(20)

Accrual at March 31, 2003	64	64

Payments/utilization of the accrual	(22)	(22)

Accrual at June 30, 2003	42	42

Payments/utilization of the accrual	(19)	(19)
Provision Adjustment	64	64

Accrual at September 30, 2003	87	87

Payments/utilization of the accrual *	(22)	(22)

Accrual at December 31, 2003 *	65	65

Payments/utilization of the accrual *	(19)	(19)

Accrual at March 31, 2004 *	$46	$46

*	unaudited

Note 18—Industry and Geographic Segment Information

Beginning on May 4, 2001, with the sale of the Server Software and Professional Services divisions, the Company discontinued managing the business by division or geographic segment. Prior to May 4, 2001, the Company reviewed performance on the basis of its three divisions—the Server Software Division, the Tarantella Division, and the Professional Services Division. Accordingly, the Company now operates in one reportable segment, Tarantella.

For the six months ended March 31, 2004, Clarity Technology, the Company’s U.K. distributor, accounted for 10% of the Company’s net revenues. For the six months ended March 31, 2003, Northrop Grumman Computing accounted for 16% of the Company’s net revenues and Tomen Cyber Business Corporation, the Company’s Japanese distributor, accounted for 10% of the Company’s net revenues. For the fiscal year ended September 30, 2003, Northrop Grumman Computing accounted for 13.7% of the Company’s net revenues and for the fiscal year ended September 30, 2002, Netilla Networks, Inc. accounted for 10.3% of the Company’s net revenues. For the fiscal year ended September 30, 2001, no single customer accounted for more than 10% of the Company’s net revenues.

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents information on revenue by geography and by product and long-lived assets by geography. Revenue is allocated based on the location from which the sale is satisfied and long-lived asset information is based on the physical location of the asset.

The significant reduction of revenues and long-lived assets from fiscal 2001 is due to the sale of the Server and Professional Services divisions to Caldera International in May 2001.

	Six Months Ended March 31,		Fiscal Year Ended September 30,
	2004	2003	2003	2002	2001
	(unaudited)
	(In thousands)
Net revenues by geography:
United States	$2,635	$3,255	$6,544	$8,011	$31,920
Canada and Latin America	685	397	821	769	4,034
EMEIA (1)	2,606	2,588	5,012	4,044	24,930
Asia Pacific	679	935	1,629	1,396	5,778

Total net revenues	$6,605	$7,175	$14,006	$14,220	$66,662

Net revenues by Product:
Tarantella	$5,595	$6,203	$11,588	$12,210	$11,124
Client Integration Division (CID)	549	972	2,002	2,010	3,220
New Moon (CIQ)	461	—	416	—	—
Server	—	—	—	—	52,318

Total net revenues	$6,605	$7,175	$14,006	$14,220	$66,662

	March 31, 2004	September 30, 2003	September 30, 2002

	(unaudited)
	(In thousands)
Long-lived assets by geography:
United States	$4,467	$4,381	$1,810
EMEIA (1)	327	349	471

Total long-lived assets	$4,794	$4,730	$2,281

(1)	Europe, Middle East, India and Africa

Note 19—Employee Benefit Plan

The Company maintains an employee savings plan, which qualifies under section 401(k) of the Internal Revenue Code. Under the plan, participating U.S. employees may defer up to 50% of their pre-tax salary, up to certain statutory limits. Until December 31, 2002, the Company matched 50% of employee contributions up to the lower of 6% of the employee’s annual salary or $3,000. As of December 31, 2002, the Company no longer makes any contribution. There was no contribution from the Company for the six months ended March 31, 2004. For the six months ended March 31, 2003, the Company’s total contributions towards the 401(k) plan amounted to $14,000. For fiscal 2003, 2002, and 2001, the Company’s total contributions towards the 401(k) plan amounted to $14,000, $0.1 million and $0.6 million, respectively.

During fiscal 2003, there was a partial plan termination of the Company’s 401(k) plan, which was triggered by the Company’s planned reductions in force. As a result, the participants that were terminated became fully

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

vested, regardless of years of service. This did not result in any additional contribution from the Company. The eight employees that were impacted received additional funds from the plan of approximately $13,000.

Note 20—Quarterly Reporting (unaudited)

The following tables present Tarantella’s condensed operating results for each of the ten fiscal quarters in the six months ended March 31, 2004, the fiscal years ended September 30, 2003, September 30, 2002, and September 30, 2001. The information for each of these quarters is unaudited and has been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. In addition, the information includes the effect of the restatement described in Note 2. This data should be read together with Tarantella’s consolidated financial statements and the notes to those statements included in this prospectus.

TARANTELLA, INC.

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

	Six Months Ended March 31, 2004
	Q2	Q1
	(In thousands, except per share data)
Net revenues	$3,137	$3,468
Cost of revenues	596	498

Gross margin	2,541	2,970
Operating expenses	6,064	5,565

Operating loss	(3,523)	(2,595)
Other income (expense):
Gain (loss) on sale of divisions to Caldera	—	—
Gain on sale of Caldera common stock	—	—
Loss and impairment of equity investment in Caldera	—	—
Interest income/(expense), net	2	(7)
Other income (expense), net	(61)	(50)

Income (loss) before income taxes	(3,582)	(2,652)
Income tax expense/(benefit)	97	98

Net income (loss)	$(3,679)	$(2,750)

Earnings (loss) per share—basic	$(0.18)	$(0.22)

Earnings (loss) per share—diluted	$(0.18)	$(0.22)

Shares used in per share calculation—basic	20,232	12,689

Shares used in per share calculation—diluted	20,232	12,689

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TARANTELLA, INC.

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

	Fiscal Year Ended September 30, 2003
	Q4	Q3	Q2	Q2	Q1	Q1
			(As previously reported)	(As restated, see note 2)	(As previously reported)	(As restated, see note 2)
	(In thousands, except per share data)
Net revenues	$3,079	$3,752	$4,404	$4,230	$3,585	$2,945
Cost of revenues	577	291	376	373	327	314

Gross margin	2,502	3,461	4,028	3,857	3,258	2,631
Operating expenses	6,800	4,471	4,717	4,646	5,849	5,795

Operating loss	(4,298)	(1,010)	(689)	(789)	(2,591)	(3,164)
Other income (expense):
Gain (loss) on sale of divisions to Caldera	—	—	—	—	—	—
Gain on sale of Caldera common stock	—	—	—	—	—	—
Loss and impairment of equity investment in Caldera	—	—	—	—	—	—
Interest income/(expense), net	(4)	4	14	14	32	32
Other income (expense), net	(100)	(118)	63	63	(14)	(14)

Income (loss) before income taxes	(4,402)	(1,124)	(612)	(712)	(2,573)	(3,146)
Income tax expense/(benefit)	20	122	98	98	60	60

Net income (loss)	$(4,422)	$(1,246)	$(710)	$(810)	$(2,633)	$3,206

Earnings (loss) per share—basic	$(0.44)	$(0.14)	$(0.09)	$(0.10)	$(0.32)	$(0.39)

Earnings (loss) per share—diluted	$(0.44)	$(0.14)	$(0.09)	$(0.10)	$(0.32)	$(0.39)

Shares used in per share calculation—basic	10,014	8,764	8,240	8,240	8,206	8,206

Shares used in per share calculation—diluted	10,014	8,764	8,240	8,240	8,206	8,206

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

TARANTELLA, INC.

QUARTERLY RESULTS OF OPERATIONS

(Unaudited)

	Fiscal Year Ended September 30, 2002
	Q4	Q4	Q3	Q2	Q1
	(As previously reported)	(As restated, see note 2)
	(In thousands, except per share data)
Net revenues	$3,902	$3,406	$3,650	$4,339	$2,825
Cost of revenues	286	276	487	418	318

Gross margin	3,616	3,130	3,163	3,921	2,507
Operating expenses	5,759	5,678	5,964	6,005	9,857

Operating loss	(2,143)	(2,548)	(2,801)	(2,084)	(7,350)
Other income (expense):
Gain (loss) on sale of divisions to Caldera	150	150	445	(3,038)	—
Gain on sale of Caldera common stock	—	—	3,141	1,083	267
Loss and impairment of equity investment in Caldera	—	—	—	—	(4,010)
Interest income/(expense), net	41	41	36	208	233
Other income (expense), net	(146)	(146)	444	(538)	(800)

Income (loss) before income taxes	(2,098)	(2,503)	1,265	(4,369)	(11,660)
Income tax expense/(benefit)	(316)	(316)	0	(760)	0

Net income (loss)	$(1,782)	$(2,187)	$1,265	$(3,609)	$(11,660)

Earnings (loss) per share—basic	$(0.22)	$(0.27)	$0.16	$(0.45)	$(1.45)

Earnings (loss) per share—diluted	$(0.22)	$(0.27)	$0.15	$(0.45)	$(1.45)

Shares used in per share calculation—basic	8,177	8,177	8,114	8,070	8,024

Shares used in per share calculation—diluted	8,177	8,177	8,548	8,070	8,024

TARANTELLA, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Note 21—Valuation and Qualifying Accounts

TARANTELLA, INC.

SCHEDULE II/RULE 5-04

VALUATION AND QUALIFYING ACCOUNTS

Six months ended March 31, 2004 and years ended September 30, 2003, 2002, and 2001

Description	Balance at Beginning of Period	Charged to Revenues or Expenses	Deductions	Balance at end of Period
	(In thousands)
Six months ended March 31, 2004
Allowance for returns *	$209	$440	$372	$277
Allowance for doubtful accounts *	323	27	277	73

Total Allowance *	$532	$467	$649	$350

Year ended September 30, 2003
Allowance for returns	$111	$907	$809	$209
Allowance for doubtful accounts	229	(16)	(110)	323

Total Allowance	$340	$891	$699	$532

Year ended September 30, 2002
Allowance for returns	$920	$27	$836	$111
Allowance for doubtful accounts	1,415	371	1,557	229

Total Allowance	$2,335	$398	$2,393	$340

Year ended September 30, 2001
Allowance for returns	$2,330	$2,408	$3,818	$920
Allowance for doubtful accounts	862	950	397	1,415

Total Allowance	$3,192	$3,358	$4,215	$2,335

*	unaudited

Note 22—Subsequent Events (unaudited)

On April 15, 2004 the Company signed an Agreement to Surrender (“Agreement”) its property lease in Leeds, UK. The Agreement has a completion date of July 12, 2004, upon which date the lease agreement shall terminate, provided the conditions stated in the Agreement to Surrender have been met. The conditions include a payment of $28,000 to the landlord for dilapidations and repairs to be made to the property, and payment of all lease amounts owed up to and including July 12, 2004. The termination of this lease will reduce the total future operating lease commitment, net of sublease income, by $9.3 million. After the termination of this lease, which extended to 2020, the Company’s various remaining operating lease commitments will extend to 2007.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant in connection with the sale of common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$4,999.68
Printing expenses	$25,000.00
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$75,000.00
Miscellaneous	$25,000.00

Total	$179,999.68

Item 14. Indemnification of Officers and Directors.

As permitted under California law, the Company has agreements whereby it indemnifies its officers and directors for certain events while the officer or director is, or was serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a Director’s and Officer’s insurance policy that limits the Company’s exposure and enables it to recover at least a portion of any future amounts paid. As a result of its insurance policy coverage, the Company believes the estimated fair value of these indemnification agreements is minimal.

Article IV of the Company’s Amended and Restated Articles of Incorporation authorizes the Company to indemnify its directors and officers to the fullest extent permissible under California law.

Article VI of the Company’s Amended and Restated Bylaws provides for mandatory indemnification of its officers and directors to the maximum extent allowable under California law. The Company is authorized to indemnify its employees and agents to the maximum extent allowable under California law. The rights to indemnity thereunder continue as to as person who has ceased to be a director, officer, employee or agent of the Company. In addition, the indemnity extends to persons who are or were serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, join venture, trust or other enterprise or who was a director, officer, employee or agent of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation.

Item 15. Recent Sales of Unregistered Securities.

Since June 2001, the Registrant has sold the following securities without registration under the Securities Act of 1933:

On June 5, 2003 we issued 1,592,014 unregistered shares of our common stock valued at $3.6 million in connection with our acquisition of all of the outstanding capital stock of New Moon Systems, Inc. and to satisfy New Moon’s obligations to the former employees of New Moon. The New Moon shareholders shall also receive a minimum cash earnout of approximately $1.7 million over a period from January 1, 2004 to December 31, 2006 based on a royalty of 30% of New Moon product revenues, net of direct costs. After the shareholders have been paid the minimum earnout, they will be entitled to an additional royalty of 15% of New Moon product revenues, net of direct costs, during this period. In the event the minimum earnout is not achieved by the conclusion of the quarter ending December 31, 2006, Tarantella shall pay along with the final earnout payment an amount equal to the minimum earnout less all aggregate earnouts paid to date, less any off-sets and any escrow claim deficiencies. We also incurred approximately $0.3 million of direct merger costs, for a total purchase price of approximately $5.7 million. Our common stock issued to the New Moon Systems shareholders in the acquisition was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

On December 9, 2003, we entered into an agreement whereby we issued 570,250 shares of our restricted and unregistered common stock at $0.93 per share to five of our senior executives and directors in lieu of a substantial portion of their calendar year 2004 cash compensation. The aggregate value of the shares issued to the executives and directors is $530,332.50, based on the market price of our common stock as of the date of the issuance. Our common stock issued to the five senior executives was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof.

On January 23, 2004, we entered into an Independent Contractor Agreement whereby we issued 90,000 shares of our unregistered common stock at a value of $1.95 per share to InteSec Group LLC. InteSec will perform certain services for us in consideration for the issuance of the shares. The aggregate value of the shares issued to InteSec is $175,500, based on the market price of our common stock as of the date of the issuance. Our common stock issued to InteSec was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereof.

On September 30, 2003, we issued 1,950,000 unregistered shares of our common stock at a price of $1.156 per share, and warrants to purchase an additional 1,950,000 shares of our common stock at $1.395 per share. The warrants carry a five-year term. Our common stock and warrants issued to the selling shareholders were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

On December 10, 2003, we entered into a private placement transaction pursuant to which we issued 2,750,000 unregistered shares of our common stock at a price of $1.00 per share, and warrants to purchase an additional 550,000 shares of our common stock at $1.39 per share. The warrants carry a five year term. The shares and warrant shares were issued under two separate purchase agreements. Our common stock and warrants issued to the selling shareholders were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

On February 23, 2004, we completed a private placement transaction pursuant to which we issued 11,678,580 shares of our common stock at a price of $1.40 per share, and warrants to purchase an additional 2,335,714 shares of our common stock at $1.70 per share. The shares and warrant shares were issued under two separate purchase agreements. The warrants carry a five-year term. Additional warrants were issued in the February 2004 private placement as consideration for the placement agents, and are exercisable for up to 322,500 shares of our common stock at $1.70 per share, and carry a five-year term. Our common stock and warrants issued to the selling shareholders and the placement agents were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

On March 29, 2004, we issued 140,000 unregistered shares of our common stock to Olympus Securities LLC at a price of $1.00 per share in lieu of payment of a finders fee for the December 2003 private placement. The aggregate price of the shares issued to Olympus Securities is $140,000. Our common stock issued to Olympus was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

On March 29, 2004, we acquired all of the outstanding capital stock of Caststream, Inc. in exchange for 100,000 shares of our common stock at a price of $2.27 per share, and warrants to purchase up to 100,000 shares of our common stock at a price of $2.10. Our common stock and warrants issued to the selling shareholders were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules.

2.1	Agreement and Plan of Reorganization by and among Tarantella, Inc., Tarantella Acquisition Corporation and New Moon Systems, Inc. (5)

3.1	Amended and Restated Articles of Incorporation of Registrant. (8)

3.2	Bylaws of Registrant, as amended. (2)

4.1	Specimen Common Stock Certificate of Registrant. (1)

4.2	Purchase Agreement by and between Tarantella, Inc. and certain investors. (7)

4.3	Registration Rights Agreement by and between Tarantella, Inc. and certain investors. (7)

4.4	Warrants by and between Tarantella, Inc. and certain investors. (7)

4.5	Purchase Agreement by and between Tarantella, Inc. and Hitschler Enterprises, LLC and by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.6	Registration Rights Agreement by and between Tarantella, Inc. and Hitschler Enterprises, LLC and by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.7	Warrants by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.8	Warrants by and between Tarantella, Inc. and Hitschler Enterprises, LLC. (7)

4.9	Purchase Agreement by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

4.10	Registration Rights Agreement by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

4.11	Warrants by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

5.1*	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.

10.13	Lease with Encinal Partnership No. 1 commencing January 1, 1989 (425 Encinal Street). (1)

10.17	Indemnification Agreement. (1)

10.18	Master Registration Rights Agreement as amended. (6)

10.19	Employee Stock Purchase Plan. (7)

10.20	2002 Incentive Stock Option Plan and form of Incentive Stock Option Agreement. (7)

10.21	401(k) Plan, as amended. (1)

10.24	2003 Director Stock Option Plan. (7)

10.34	Shareholders’ Rights Agreement. (3)

10.35	Change-in-control agreement between the Company and certain key management. (4)

10.36	Consulting Agreement with Alok Mohan. (7)

10.37	Michels transition agreement (8)

10.38*	Bresee Severance Agreement

14.1	Form of Tarantella, Inc. Code of Ethics for Chief Executive Officer, Senior Financial Officers and Employees with Financial Reporting Responsibilities (7)

21.1	Subsidiaries of Registrant. (7)

23.1†	Consent of Deloitte & Touche LLP Independent Auditors

23.2*	Consent of WSGR (Included in Exhibit 5.1)

24.1	Power of Attorney (see page II-6 of the Registration Statement)

*	Previously filed.
†	Filed herewith.
(1)	Incorporated by reference to Registration Statement 33-60548 on Form S-1.
(2)	Incorporated by reference to the Form 10-K filed on December 22, 1995.
(3)	Incorporated by reference to the Form 8-A12G filed on September 18, 1997.
(4)	Incorporated by reference to the Form 10-K filed on December 23, 1998.
(5)	Incorporated by reference to the Form 8-K filed on June 9, 2003.
(6)	Incorporated by reference to the Form 8-K filed on December 12, 2003.
(7)	Incorporated by reference to the Form 10-K filed on March 8, 2004.
(8)	Incorporated by reference to the Form 10-Q filed on May 14, 2004.

Item 17. Undertakings.

We hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the 1934 Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Cruz, County of Santa Cruz, State of California, on the 11th day of August, 2004.

TARANTELLA, INC.

By:	/s/ FRANCIS E. WILDE
Francis E. Wilde
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ FRANCIS E. WILDE Francis E. Wilde	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2004

/s/ JOHN M. GREELEY John M. Greeley	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2004

* Alok Mohan	Chairman	August 11, 2004

* Douglas Michels	Director	August 11, 2004

* Gilbert Williamson	Director	August 11, 2004

* Ronald Lachman	Director	August 11, 2004

Bruce Ryan	Director	August 11, 2004

* Ninian Eadie	Director	August 11, 2004

By:	/s/ JOHN M. GREELEY
John M. Greeley Attorney-in-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Reorganization by and among Tarantella, Inc., Tarantella Acquisition Corporation and New Moon Systems, Inc. (5)

3.1	Amended and Restated Articles of Incorporation of Registrant. (7)

3.2	Bylaws of Registrant, as amended. (2)

4.1	Specimen Common Stock Certificate of Registrant. (1)

4.2	Purchase Agreement by and between Tarantella, Inc. and certain investors. (7)

4.3	Registration Rights Agreement by and between Tarantella, Inc. and certain investors. (7)

4.4	Warrants by and between Tarantella, Inc. and certain investors. (7)

4.5	Purchase Agreement by and between Tarantella, Inc. and Hitschler Enterprises, LLC and by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.6	Registration Rights Agreement by and between Tarantella, Inc. and Hitschler Enterprises, LLC and by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.7	Warrants by and between Tarantella, Inc. and Starlight Technology Ventures, LLC. (7)

4.8	Warrants by and between Tarantella, Inc. and Hitschler Enterprises, LLC. (7)

4.9	Purchase Agreement by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

4.10	Registration Rights Agreement by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

4.11	Warrants by and between Tarantella, Inc. and Special Situations Technology Fund II, LP. (7)

5.1*	Opinion of Wilson, Sonsini, Goodrich & Rosati, P.C.

10.13	Lease with Encinal Partnership No. 1 commencing January 1, 1989 (425 Encinal Street). (1)

10.17	Indemnification Agreement. (1)

10.18	Master Registration Rights Agreement as amended. (6)

10.19	Employee Stock Purchase Plan. (7)

10.20	2002 Incentive Stock Option Plan and form of Incentive Stock Option Agreement. (7)

10.21	401(k) Plan, as amended. (1)

10.24	2003 Director Stock Option Plan. (7)

10.34	Shareholders’ Rights Agreement. (3)

10.35	Change-in-control agreement between the Company and certain key management. (4)

10.36	Consulting Agreement with Alok Mohan. (7)

10.37	Michels transition agreement (8)

10.38*	Bresee Severance Agreement

14.1	Form of Tarantella, Inc. Code of Ethics for Chief Executive Officer, Senior Financial Officers and Employees with Financial Reporting Responsibilities (7)

21.1	Subsidiaries of Registrant. (7)

23.1†	Consent of Deloitte & Touche LLP Independent Auditors

23.2*	Consent of WSGR (Included in Exhibit 5.1)

24.1	Power of Attorney (see page II-6 of the Registration Statement)

*	Previously filed.
†	Filed herewith.
(1)	Incorporated by reference to Registration Statement 33-60548 on Form S-1.
(2)	Incorporated by reference to the Form 10-K filed on December 22, 1995.
(3)	Incorporated by reference to the Form 8-A12G filed on September 18, 1997.
(4)	Incorporated by reference to the Form 10-K filed on December 23, 1998.
(5)	Incorporated by reference to the Form 8-K filed on June 9, 2003.
(6)	Incorporated by reference to the Form 8-K filed on December 12, 2003.
(7)	Incorporated by reference to the Form 10-K filed on March 8, 2004.
(8)	Incorporated by reference to the Form 10-Q filed on May 14, 2004.